EXHIBIT 2.1

SECURITIES PURCHASE AGREEMENT

by and among

ENPRO INDUSTRIES, INC.,

EACH OF THE SELLERS

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Sellers’ Representative,

relating to the purchase and sale

of

100% of the interests of

LEANTEQ CO., LTD

and

LEANTEQ LLC

July 19, 2019

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS; CERTAIN INTERPRETIVE MATTERS

1.1	Definitions	2
1.2	Certain Interpretive Matters	2

ARTICLE II

CLOSING; POST-CLOSING ADJUSTMENT

2.1	Purchase of Securities and Exercise of Option	3
2.2	Closing	3
2.3	Estimated Transaction Consideration; Allocation	3
2.4	Closing Payments	5
2.5	Post-Closing Adjustment	5
2.6	Allocation of the Transaction Consideration	8
2.7	The Sellers’ Representative Holdback Amount	8
2.8	Proceedings	8
2.9	Tax Withholding	9

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED ENTITIES

3.1	Existence and Qualification	9
3.2	Authorization; Enforceability	9
3.3	Non-Contravention; Consents; Restrictive Documents	10
3.4	Capitalization	10
3.5	Financial Statements and Related Matters	11
3.6	Tax Matters	12
3.7	Absence of Certain Changes	13
3.8	Material Contracts	15
3.9	Certain Assets	17
3.10	Insurance Coverage	17
3.11	Litigation	17
3.12	Compliance with Applicable Laws; Permits	17
3.13	Properties	19
3.14	Intellectual Property	19
3.15	Environmental Matters	20
3.16	Plans and Material Documents	21
3.17	Employment Matters	22
3.18	Affiliate Transactions	22

i

3.19	Customers and Suppliers	23
3.20	Finders’ Fees	23
3.21	Disclaimer of Warranties	23

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

4.1	Organization	24
4.2	Authorization; Enforceability	24
4.3	Non-Contravention; Consents; Shareholder Vote	24
4.4	Litigation	25
4.5	Finders’ Fees	25
4.6	Ownership of Securities	25
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1	Organization	26
5.2	Authorization; Enforceability	26
5.3	Non-Contravention; Consents	26
5.4	Litigation	27
5.5	Finders’ Fees	27
5.6	Investment Intent	27
5.7	Sufficiency of Funds	27
5.8	Solvency	28
5.9	The Purchaser’s Investigation and Reliance	29
5.10	Non-PRC Person	29
ARTICLE VI

CERTAIN COVENANTS
6.1	Further Assurances	30
6.2	Indemnification of Directors and Officers	30
6.3	Conduct of Business of the Acquired Entities	30
6.4	Reasonable Best Efforts; Regulatory Filings	31
6.5	Leased Real Property	32
6.6	Update of Disclosure Schedules	33
6.7	Employees and Employee Benefit Plans	33
6.8	Preservation of Records	34
6.9	Access to Information	35
6.10	Confidentiality	35
6.11	Exclusive Dealing	36

6.12	Release and Discharge	37
6.13	Intercompany Arrangements and Related Party Contracts	38
6.14	Financing Information	38

ARTICLE VII

TAX MATTERS

7.1	Preparation of Tax Returns; Control of Audits; Tax Refunds	38
7.2	Transfer Taxes	42
7.3	Liability and Indemnity for Taxes	42

ARTICLE VIII

CONDITIONS TO CLOSING

8.1	Conditions to Obligations of the Purchaser at the Closing	44
8.2	Conditions to Obligations of the Sellers at the Closing	45

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1	Survival	46
9.2	Indemnification by the Sellers	47
9.3	Indemnification by the Purchaser	49
9.4	Indemnification Procedures	49
9.5	Miscellaneous Indemnification Provisions	51
9.6	Good Faith; Mutual Cooperation	53
9.7	Escrow Account; Manner of Payment	53
ARTICLE X

MISCELLANEOUS

10.1	Termination	54
10.2	Notices	56
10.3	Amendments and Waivers	57
10.4	Expenses	58
10.5	Successors and Assigns	58
10.6	Sellers’ Representative	59
10.7	Third Party Beneficiaries	59
10.8	Governing Law; Consent to Jurisdiction	60
10.9	WAIVER OF JURY TRIAL	60
10.10	Counterparts	61
10.11	Headings	61
10.12	Entire Agreement	61
10.13	Confidentiality	61

10.14	Severability	61
10.15	Specific Performance	61
10.16	Non-Recourse	62
10.17	Press Release and Announcements	62

ANNEXES:

Annex I Definitions

SCHEDULES:

Schedule 1	Sellers
Schedule 2.3	Sample Closing Certificate
Schedule 2.3.3	Indebtedness Payoff Schedule
Schedule 7.5	Form of FIRPTA Certificate

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated July 19, 2019, is entered into by and among EnPro Industries, Inc., a North Carolina corporation (the “Purchaser”), each of the entities listed on Schedule 1 hereto (each, a “Seller” and collectively, the “Sellers”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Sellers (the “Sellers’ Representative”) and the Optionholder. The Purchaser, the Optionholder, the Sellers and, from and after Closing, the Sellers’ Representative, will collectively be referred to as the “Parties.”

RECITALS:

A. Certain capitalized terms used but not defined elsewhere in this Agreement are defined in Annex I.

B. As of the date hereof, Sellers collectively directly or indirectly own 100% of the outstanding equity or interests of (i) LeanTeq LLC, a California limited liability company (“LTLLC”), and (ii) LeanTeq Co., Ltd., a company limited by shares in Taiwan (“LTCO”; together with LTLLC, the “Acquired Entities,” and each, an “Acquired Entity”).

C. As of the date hereof, the option holder identified as such on Section 3.4 of the Disclosure Schedules (the “Optionholder”) is the record owner of an option to purchase an aggregate of 55,000 shares of LTCO (the “Option”) granted pursuant to that certain Stock Option Agreement, dated as of July 1, 2014, as amended on May 15, 2017 (the “Option Agreement”).

D. On the terms and subject to the conditions contained in this Agreement, the Sellers desire to sell all of their Securities to the Purchaser and to receive in exchange therefor the Transaction Consideration payable to the Sellers (as set forth and subject to adjustment as provided in this Agreement).

E. Concurrently with or as promptly as practicable after the execution and delivery of this Agreement, the Optionholder shall exercise the Option for consideration pursuant to the terms of the Option Agreement, and upon conversion and payment of the exercise price thereof and receipt of all required approvals of a Governmental Authority in respect thereof shall own shares of LTCO in respect of such Option exercise prior to the closing of the transactions contemplated by this Agreement.

F. Concurrently with the execution and delivery of this Agreement, and as a material inducement and as additional consideration to the Purchaser to enter into this Agreement, each of (i) the applicable Key Seller Individuals are entering into a Mandate Agreement or Consulting Agreement and (ii) the relevant parties identified therein are entering into a Non-Competition Agreement.

G. The right to the Rollover Amount of each of the Rollover Sellers is being assigned to a Subsidiary of Purchaser (the “Purchaser Designee”) in subscription for equity of such Subsidiary of the Purchaser and shall be subject to the terms of the LLC Agreement.

Now therefore, in consideration of the mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN INTERPRETIVE MATTERS

1.1 Definitions. Certain capitalized terms used but not defined elsewhere in the text of this Agreement are defined in Annex I attached hereto.

1.2 Certain Interpretive Matters.

1.2.1 Unless the context requires otherwise, (a) all references to this Agreement include all Annexes and Schedules (including the Disclosure Schedules) to this Agreement, and all references herein to Sections, Articles, Annexes or Schedules are to Sections, Articles, Annexes or Schedules of or to this Agreement, (b) the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement, (c) each term defined in this Agreement has the meaning assigned to it, (d) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (e) words in the singular include the plural and vice versa, (f) all references to “$” or “dollar” amounts will be to lawful currency of the United States, (g) unless the context implies otherwise to the extent the term “day” or “days” is used, it will mean calendar days in New York City, (h) references to the masculine, feminine or neuter gender include each other gender, (i) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, Annex, Schedule or other subdivision, (j) the terms “including” and “includes” mean “including or includes without limitation,” (k) reference to any Law shall be construed as a reference to such Law as reenacted, redesignated, amended or extended from time to time prior to the relevant time, (l) the information contained in the Schedules is disclosed solely for the purposes of this Agreement and may include items or information not required to be disclosed under this Agreement, and no information contained in any Schedule shall be deemed to be an admission by any party hereto to any third Person of any matter whatsoever, including an admission of any violation of any Laws or breach of any agreement, (m) no information contained in any Schedule shall be deemed to be material (whether individually or in the aggregate) to the business, assets, Liabilities, financial position, operations or results of operations of the Acquired Entities solely by reason of it being disclosed or be deemed an acknowledgement that disclosure of such information was required hereby, (n) information contained in a Section, subsection or individual Schedule (or expressly incorporated therein) of the Disclosure Schedules shall only qualify the representations and warranties made in the identically numbered Section or, if applicable, subsection of this Agreement and all other representations and warranties made in any other Section or subsection of this Agreement to the extent its applicability to such Section or subsection is reasonably apparent from the face of such disclosure, (o) nothing disclosed in any Schedule is intended to broaden any representation or warranty contained in Articles III or IV, and (p) any reference to an agreement or other document means the agreement or other document as amended, supplemented and modified from time to time. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

1.2.2 All references to “knowledge” shall mean actual knowledge, and the “Sellers’ knowledge,” the “knowledge of the Sellers” or words of similar import shall be deemed to be references to the actual knowledge of any of the Key Seller Individuals.

ARTICLE II

CLOSING; POST-CLOSING ADJUSTMENT.

2.1 Purchase of Securities and Exercise of Option. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) each Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from such Seller, all of such Seller’s right, title and interest in and to all of the Securities owned by such Seller, free and clear of all Liens, which shall in the aggregate constitute all of the outstanding Securities and equity interests in each of the Acquired Entities, and (ii) the Purchaser shall pay and deliver the Closing Payments as provided in Section 2.4. The Transaction Consideration (as set forth and subject to adjustment as provided in this Agreement) will be allocated among the Sellers pursuant to the Allocation Certificate. Effective prior to the Closing, all outstanding options, warrants and any other rights of any kind to purchase any securities of the Acquired Entities shall be cancelled and terminated and become null, void and of no further effect. Promptly following the Optionholder’s exercise of the Option as soon as practicable after execution of this Agreement, such Optionholder and LTCO will take all necessary actions contemplated herein in respect of issuance of the Securities pursuant to exercise of the Option in accordance with the terms of this Agreement.

2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. ET, at the offices of Gibson Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304-1211, United States, on the third (3rd) Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or in such other manner, by such other method or process, on such other date and at such other place as agreed to by the Purchaser and the Sellers, and shall be effective as of 12:01 a.m. ET, on such date. The date on which the Closing occurs is referred to herein as the “Closing Date.”

2.3 Estimated Transaction Consideration; Allocation.

2.3.1 At least three (3) Business Days prior to the Closing, the Sellers shall deliver to the Purchaser a certificate setting forth a good faith estimate and calculation of the amount of the Closing Indebtedness, the Closing Working Capital, the Closing Cash, the Accrued Tax Liabilities and the Selling Expenses (the “Closing Certificate”) as of 12:01 a.m. ET on the Closing Date, in substantially the form set forth in, and in a manner consistent with, Schedule 2.3, including the types of adjustments set forth therein, and in accordance with the definitions of Closing Indebtedness, Closing Working Capital, Closing Cash, Accrued Tax Liabilities and Selling Expenses in this Agreement. As used herein, “Estimated Closing Indebtedness,” “Estimated

Closing Working Capital,” “Estimated Closing Cash,” “Estimated Accrued Tax Liabilities” and “Estimated Selling Expenses” mean the estimates of the Closing Indebtedness, the Closing Working Capital, the Closing Cash, Accrued Tax Liabilities and the Selling Expenses, respectively, as set forth in the Closing Certificate. “Estimated Transaction Consideration” shall mean an amount equal to the Transaction Consideration, assuming, for purposes of such calculation, the Closing Indebtedness is equal to the Estimated Closing Indebtedness, the Closing Working Capital is equal to the Estimated Closing Working Capital, the Estimated Closing Cash is equal to the Closing Cash, the Accrued Tax Liabilities are equal to the Estimated Accrued Tax Liabilities, and the Estimated Selling Expenses are equal to the Selling Expenses. Schedule 2.3 contains a sample calculation of Closing Indebtedness, Closing Working Capital, Closing Cash, Accrued Tax Liabilities and Selling Expenses as if the Closing Date were the Balance Sheet Date.

2.3.2 At least three (3) Business Days prior to the Closing and concurrently with the delivery of the Closing Certificate, the Sellers shall prepare and deliver to the Purchaser a certificate (the “Allocation Certificate”) that shall set forth, as of the Closing Date, the following: (a) the portion and percentage of the Estimated Transaction Consideration (such percentage, the “Allocation Percentage”) that is assigned for the sale and purchase of each of the Acquired Entities (such amounts being assigned to the sale and purchase of LTLLC and LTCO shall be referred to herein as the “Estimated US Transaction Consideration” and the “Estimated Taiwan Transaction Consideration,” respectively); (b) the name of each Seller, the number and class of Securities held by each Seller, the portion of the Estimated US Transaction Consideration and the Estimated Taiwan Transaction Consideration allocated to each such Seller (including in respect of the Securities issued upon exercise of the Option) consistent with Purchaser’s determination of total Estimated US Transaction Consideration and total Estimated Taiwan Transaction Consideration provided to Sellers, the actual amount of the Estimated Taiwan Transaction Consideration payable to each such Seller and, with respect to each Rollover Seller, the Rollover Amount of such Rollover Seller; and (c) the estimated amount of Taiwan STT payable with respect to each Seller (the “Estimated Taiwan STT”). The Parties agree that the Purchaser shall be entitled to conclusively rely on the Allocation Certificate in making payments under Article II and the Purchaser shall not be responsible for the calculations or the determinations regarding such calculations in such Allocation Certificate, and neither will the Acquired Entities, the Purchaser nor any of their respective Affiliates after the Closing Date have any liability to any Seller with respect to the allocation of the Transaction Consideration pursuant to the Allocation Certificate.

2.3.3 At least three (3) Business Days prior to the Closing and concurrently with the delivery of the Closing Certificate, the Sellers shall prepare and deliver to the Purchaser (a) a then-current list of all Selling Expenses incurred and unpaid to such date or otherwise reasonably expected to become due or be incurred in connection with the consummation of the transactions contemplated by this Agreement, including the identity of each payee, amounts owed and instructions necessary to effect the payment in full of such Selling Expenses, and copies of final invoices from each such payee (the “Selling Expenses Payoff Instructions”) for such reasonably expected or incurred and unpaid Selling Expenses, and (b) with respect to each item of Indebtedness set forth on Schedule 2.3.3 (the “Payoff Indebtedness”), information and documentation necessary to effect the final payment in full of the Payoff Indebtedness as of the Closing Date (the “Indebtedness Payoff Schedule”).

2.4 Closing Payments. At the Closing, the Purchaser shall pay (or cause to be paid) the Estimated Transaction Consideration as follows (the “Closing Payments”):

2.4.1 the Escrow Amount deposited by wire transfer of immediately available funds into the Escrow Account established pursuant to the terms of the Escrow Agreement;

2.4.2 the Working Capital Escrow Amount deposited by wire transfer of immediately available funds into the Working Capital Escrow Account established pursuant to the terms of the Escrow Agreement;

2.4.3 the Sellers’ Representative Holdback Amount deposited by wire transfer of immediately available funds into an account or accounts designated by the Sellers’ Representative prior to Closing;

2.4.4 the aggregate dollar amount to satisfy any and all Payoff Indebtedness (the “Closing Indebtedness Payments”) to the applicable lenders identified in, and in accordance with, the Indebtedness Payoff Schedule;

2.4.5 the aggregate dollar amount to satisfy any Selling Expenses (other than the Estimated Taiwan STT) that remain unpaid at Closing to the Persons entitled thereto in accordance with the Selling Expenses Payoff Instructions;

2.4.6 to the Taiwan Tax Authority, the applicable Estimated Taiwan STT respect to the sale and purchase of LTCO; and

2.4.7 the balance of the Estimated Transaction Consideration less the Rollover Amount (the right to which is hereby irrevocably transferred and assigned by the Rollover Sellers to Purchaser or one of its Subsidiaries to subscribe for equity interests in the Purchaser Designee pursuant to the LLC Agreement), after taking into account the payments set forth in Section 2.4.1 through Section 2.4.6, to the Sellers in such amounts in accordance with the Allocation Certificate in cash by wire transfer of immediately available funds and to an account designated in writing to the Purchaser by the Sellers at least three (3) Business Days prior to the Closing.

2.5 Post-Closing Adjustment.

2.5.1 Adjustment Statement Preparation. As soon as practicable, but in any event not more than ninety (90) days after the Closing Date, the Purchaser shall in good faith prepare and deliver to the Sellers’ Representative an adjustment statement setting forth the amount of Closing Indebtedness, Closing Working Capital, the Closing Cash, the Accrued Tax Liabilities and Selling Expenses, in each case, as of the Closing and based on the Closing Indebtedness, the Closing Working Capital, the Closing Cash, the Accrued Tax Liabilities and the Selling Expenses as derived therefrom, the Purchaser’s written calculation of the Transaction Consideration and adjustment necessary to reconcile the Estimated Transaction Consideration to the Transaction Consideration (the “Preliminary Adjustment Statement”). The Preliminary Adjustment Statement shall be prepared as of 12:01 a.m. ET on the Closing Date, in a manner consistent with Schedule 2.3, including the types of adjustments set forth therein, and in accordance with the definitions of Closing Indebtedness, Closing Working Capital, Closing Cash, Accrued Tax Liabilities and Selling Expenses as defined in this Agreement. For purposes of complying with the terms set forth in this Section 2.5, each Party shall cooperate with and make available to the Purchaser or the Sellers’ Representative, as applicable, their respective Representatives, and the Accounting Referee all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Preliminary Adjustment Statement and the resolution of any disputes thereunder; provided, that access to outside accountants’ work product shall be subject to the Sellers’ Representative and its Representatives executing a reasonable and customary nonreliance letter.

2.5.2 Adjustment Statement Review. If the Sellers’ Representative reasonably believes that the Preliminary Adjustment Statement is inaccurate or was not properly prepared in accordance with Section 2.5.1, the Sellers’ Representative shall so notify the Purchaser no later than thirty (30) days after the Sellers’ Representative’s receipt thereof (the “Notice of Disagreement”), setting forth in the Notice of Disagreement its objections to the Preliminary Adjustment Statement with particularity and the specific changes that the Sellers’ Representative proposes to be made in order to conform the Preliminary Adjustment Statement to the terms of Section 2.5.1.

2.5.3 Adjustment Statement Dispute Resolution. If the Sellers’ Representative timely notifies the Purchaser of an objection by the Sellers’ Representative to the Preliminary Adjustment Statement in accordance with Section 2.5.2, and if the Sellers’ Representative and the Purchaser are unable to resolve such dispute through good faith negotiations within thirty (30) days after the Sellers’ Representative’s delivery of such Notice of Disagreement, then either the Sellers’ Representative or the Purchaser may require that the Sellers’ Representative and the Purchaser mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, Ernst & Young LLP, or, if such firm declines the representation, an internationally recognized accounting firm mutually agreed to by the Sellers’ Representative and the Purchaser (the accounting firm ultimately chosen, the “Accounting Referee”). The Sellers’ Representative and the Purchaser will cooperate with the Accounting Referee in good faith and in all reasonable respects as may be requested by the Accounting Referee, including providing the Accounting Referee reasonable access during normal business hours and on reasonable advance notice to any relevant personnel, properties, and books and records of the Acquired Entities. The Sellers’ Representative and the Purchaser will cause the Accounting Referee to limit its review and determination to those items set forth on the Notice of Disagreement that remain in dispute and that relate to accounting matters, and to deliver a written report containing its calculations of each such disputed item. The final determination of the Accounting Referee will be made in strict accordance with the terms of this Agreement (including the definitions of Closing Working Capital, Closing Cash, Closing Indebtedness, Selling Expenses and Accrued Tax Liabilities). The Accounting Referee will determine the items in dispute solely based on written submissions made by the Sellers’ Representative and the Purchaser (and their respective Representatives) consistent with the terms hereof (and not by independent review). The Accounting Referee shall determine and report in writing to the Sellers’ Representative and the Purchaser as to the resolution of all disputed matters and the effect of such determinations on the Preliminary Adjustment Statement within thirty (30) days after such submission or such longer period as the Accounting Referee may reasonably require, and such determinations shall be final, binding and conclusive on the Parties, absent manifest error, and upon which a judgment may be entered by a court of competent jurisdiction. None of the Sellers’ Representative, the Purchaser or their respective Representatives will have any ex parte communications or meetings with the

Accounting Referee concerning the subject matter hereof without the prior written consent of the other Party. The Accounting Referee will not assign a value to any disputed item that is greater than the greater value for such disputed item claimed by either Party in its written submission or less than the lesser value for such item claimed by either Party in its written submission. The fees and disbursements of the Accounting Referee shall be borne by the Parties (i.e., the Sellers’ Representative (on behalf of the Sellers), on the one hand, or the Purchaser, on the other hand) proportionately, based on the amount assigned by each Party to items in dispute, on a net basis, relative to the amount finally determined by the Accounting Referee (or equally in the event the Parties’ assigned amounts were, on a net basis, equally far from the amount finally determined by the Accounting Referee).

2.5.4 Final Adjustment Statement. The Preliminary Adjustment Statement shall become the “Final Adjustment Statement” and as such shall become final, binding and conclusive on the Parties pursuant to this Section 2.5 for all purposes of this Agreement and upon which a judgment may be entered by a court of competent jurisdiction, upon the earliest to occur of the following:

(a) the mutual acceptance by the Sellers’ Representative and the Purchaser of the Preliminary Adjustment Statement, with such changes thereto, if any, as may be proposed by the Sellers’ Representative and consented to by the Purchaser;

(b) the expiration of the time period ending thirty (30) days after the Sellers’ Representative’s receipt of the Preliminary Adjustment Statement, without timely written objection by the Sellers’ Representative in accordance with Section 2.5.2; or

(c) the delivery to the Sellers’ Representative and the Purchaser by the Accounting Referee of the final report of its determination of all disputed matters submitted to the Accounting Referee pursuant to Section 2.5.3.

2.5.5 Adjustment of Transaction Consideration.

(a) If the Transaction Consideration, as finally determined in accordance with this Section 2.5, is greater than the Estimated Transaction Consideration, the Purchaser shall pay the amount of such difference to the Sellers in cash, by wire transfer of immediately available funds in the manner in which the Sellers were paid at Closing; provided, that for any such difference allocated with respect to the Transaction Consideration with respect to the sale and purchase of LTCO (following the Allocation Percentage), the associated Taiwan STT shall be deducted therefrom and paid by the Purchaser to the Taiwan Tax Authority. Any such amount shall be due and payable no later than three (3) Business Days after the Preliminary Adjustment Statement becomes the Final Adjustment Statement.

(b) If the Transaction Consideration, as finally determined in accordance with this Section 2.5, is less than the Estimated Transaction Consideration, then the Parties shall direct the Escrow Agent to distribute to the Purchaser from the Working Capital Escrow Account an amount equal to such deficiency, and if the deficiency exceeds the Working Capital Escrow Amount, from the Escrow Account. Any such amount shall be due and payable no later than three (3) Business Days after the Preliminary Adjustment Statement becomes the

Final Adjustment Statement. For the avoidance of doubt, the Working Capital Escrow Amount and Escrow Amount shall be the sole source of recovery of the Purchaser for any obligation arising under this Section 2.5.5. The Parties agree that the Purchaser shall have no obligation to obtain, remit to or reimburse Sellers for any amount of the Estimated Taiwan STT that has been paid and deducted from the Estimated Taiwan Transaction Consideration in the event that the Transaction Consideration, as finally determined in accordance with this Section 2.5, is less than the Estimated Taiwan Transaction Consideration; provided, that this sentence shall not be deemed to in any way limit or restrict Sellers’ right to seek a refund directly from Taiwanese Tax authorities in respect thereof in accordance with Section 7.2.

(c) For tax purposes, any payment by the Purchaser or the Sellers under this Section 2.5 shall be treated as an adjustment to the Transaction Consideration, unless otherwise required by Law. The Parties agree to cooperate to make all necessary filings, notifications or applications to any applicable Governmental Authority, in each case to the extent required by applicable Law for such adjustment.

2.6 Allocation of the Transaction Consideration. The payment by the Purchaser of the Transaction Consideration (including any adjustment required pursuant to Section 2.5) to the Sellers shall constitute payment by the Purchaser to the Sellers in full and final satisfaction of the Purchaser’s obligation to pay such amount hereunder.

2.7 The Sellers’ Representative Holdback Amount. The Sellers’ Representative Holdback Amount shall be held by the Sellers’ Representative and shall be available to pay, or reimburse the Sellers’ Representative for, certain post-closing payments relating to this Agreement as determined or estimated by the Sellers’ Representative in its sole discretion. The Sellers will not receive any interest or earnings on the Sellers’ Representative Holdback Amount and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will not be liable to any Seller for any loss of principal of the Sellers’ Representative Holdback Amount other than as a result of its fraud, gross negligence or willful misconduct. The Sellers’ Representative will hold these funds separate from its corporate funds, will not use these funds for any other purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Sellers’ Representative Holdback Amount shall be treated as having been received and voluntarily set aside by the Sellers at the time of Closing. Any portion of the Sellers’ Representative Holdback Amount not used to pay such amounts shall be distributed at such time as determined by the Sellers’ Representative in its reasonable discretion to the Sellers proportionately (in accordance with the proportion of the Transaction Consideration (including the Rollover Amount) allocated to such Seller pursuant to the Allocation Certificate but after taking into account and excluding such amounts paid pursuant to Section 2.4.1 through Section 2.4.6).

2.8 Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date will be deemed to have been taken and executed simultaneously at 12:01 a.m. ET on the Closing Date, and no proceedings will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.

2.9 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Purchaser will be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to any Seller such amounts as are required to be withheld or deducted under the Code, or any provision of applicable Law with respect to the making of such payment. Other than Specified Withholding Taxes, the Purchaser shall use commercially reasonable efforts to provide the applicable payee with prior notice of the applicability of any such withholding prior to making such withholding, and shall provide the Sellers a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate the requirement to withhold Tax under the Code or other applicable Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Authority, the Purchaser will provide notice of such withheld and deducted amounts to the applicable payee, and such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Sellers or such other Person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

RELATING TO THE ACQUIRED ENTITIES

Except as set forth in the Disclosure Schedules, the Sellers represent and warrant to the Purchaser, as of the date of this Agreement and as of the Closing Date (or, if made as of a specific date, as of such date only), as follows:

3.1 Existence and Qualification. Each of the Acquired Entities is duly formed, validly existing and in good standing in the jurisdiction of its incorporation or formation. Each of the Acquired Entities has the requisite power and authority required to own, operate or lease all of the properties and assets now owned, operated or leased by it, and to carry on their respective businesses as presently conducted. Each of the Acquired Entities is duly licensed or qualified to conduct business as a foreign entity and are in good standing in each jurisdiction where such qualification is required, other than any failure to be qualified, licensed or in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Sellers have furnished to the Purchaser a complete and correct copy of the Organizational Documents, each as amended to date and currently in full force and effect, of each Acquired Entity. Neither Acquired Entity is in violation of any of the provisions of such Organizational Documents.

3.2 Authorization; Enforceability. The Acquired Entities have the requisite power and authority to execute, deliver, and perform their obligations under each Ancillary Agreement to which it is or will be a party, and to consummate the transactions contemplated thereby. The execution and delivery of each Ancillary Agreement to which any Acquired Entity is or will be a party, the performance by such Acquired Entity of its obligations thereunder and the consummation by such Acquired Entity of the transactions contemplated thereby has been or will be duly authorized, executed and delivered by such Acquired Entity and, once executed (assuming due authorization, execution and delivery by the other parties thereto), will constitute a legal, valid and binding agreement of such Acquired Entity, enforceable against such Acquired Entity in accordance with its respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

3.3 Non-Contravention; Consents; Restrictive Documents.

3.3.1 The execution, delivery and performance by the Sellers and the Acquired Entities of this Agreement and each of the Ancillary Agreements to which they are, as contemplated by this Agreement, to become a party, and the consummation of the transactions by the Sellers and the Acquired Entities contemplated hereby and thereby, did not and will not (a) violate the Organizational Documents of any of the Acquired Entities, (b) violate any Laws or Orders applicable to the Acquired Entities or by which any of their respective assets, properties or businesses is bound or affected, or (c) violate, conflict with or result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give rise to any right of termination, cancellation, amendment, revocation, suspension or acceleration under, or result in the creation of any Liens on any of the assets of the Acquired Entities under, any of the terms, conditions or provisions of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict default, acceleration or failure to give notice would not reasonably be expected to have a Material Adverse Effect.

3.3.2 Except for the filing with the Taiwan Investment Commission, the execution, delivery and performance by the Sellers and the Acquired Entities of this Agreement, and each of the Ancillary Agreements to which they are, as contemplated by this Agreement, to become a party, does not and will not require any filing or notification with, or any clearance, authorization, approval, waiver, or consent from, any Governmental Authority. The Sellers explicitly disclaim any representation or warranty regarding the Purchaser-driven Laws described in Section 5.2.

3.4 Capitalization.

3.4.1 The “Capitalization Schedule” set forth on Section 3.4 of the Disclosure Schedules accurately sets forth the entire authorized and outstanding equity of each of the Acquired Entities and the name and number of equity interests held by each equityholder thereof.

3.4.2 Except as disclosed on Section 3.4 of the Disclosure Schedules (and, as of the date hereof, for the Option), there are no authorized or outstanding (a) shares of capital stock, equity interests, or other securities of the Acquired Entities, (b) options, warrants, or other rights to purchase or acquire from any of the Acquired Entities, or obligations of any of the Acquired Entities to issue, any shares of capital stock, equity interests, or other securities (including any interest convertible into or exchangeable or exercisable for any equity or similar interest), (c) stock appreciation right, phantom stock, interest in the ownership or earnings, or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote ((a) to (d), collectively, the “Acquired Entity Securities”). All outstanding Acquired Entity Securities have been duly authorized and are validly issued, fully paid and, to the extent applicable, nonassessable, and were not issued in violation of any preemptive rights, the Organizational Documents of any Acquired Entity or applicable Law.

3.4.3 Except as disclosed on Section 3.4.3 of the Disclosure Schedules, the Acquired Entity Securities are not subject to any voting trust agreement, shareholder agreements, registration rights agreements, buy-sell agreements or other contract, agreement, arrangement, commitment, option, proxy, pledge, right of first refusal or preemptive right, or understanding, including any contract restricting or otherwise relating to the ownership, voting rights, distribution rights, or disposition thereof.

3.4.4 Except as disclosed on Section 3.4.4 of the Disclosure Schedules, none of the Acquired Entities owns, directly or indirectly, any capital stock, membership interests, partnership interest, joint venture interest or other securities or equity interest of any Person.

3.5 Financial Statements and Related Matters.

3.5.1 Financial Statements. Section 3.5.1 of the Disclosure Schedules sets forth true and complete copies of the following financial statements (collectively the “Financial Statements”): (i) audited balance sheet as of and for the fiscal year ended December 31, 2018, for LTCO and related audited statements of comprehensive income, statement of changes in stockholder’s equity and statements of cash flows of LTCO, together with all related notes thereto, accompanied by the reports thereon of LTCO’s independent auditors (the “Audited Financial Statements”); (ii) unaudited balance sheet and unaudited profit and loss statement as of and for the fiscal year ended December 31, 2018, for LTLLC (the “Unaudited Financial Statements” and, together with the Audited Financial Statement, the “Annual Financial Statements”); and (iii) unaudited balance sheets and unaudited income statement comparison reports for LTCO and unaudited balance sheets and unaudited monthly profit and loss statements for LTLLC as of and for the six-month period ended June 30, 2019 (the “Interim Financial Statements”). The Financial Statements have been prepared in accordance with the books and records of the Acquired Entities. Except as set forth in Section 3.5 of the Disclosure Schedules, the Audited Financial Statements present fairly in all material respects the financial condition and results of operations of LTCO as of the date thereof and for the period covered thereby, and other than as set forth in Section 3.5 of the Disclosure Schedules, to the knowledge of the Sellers, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (other than as noted in such Audited Financial Statements), as in effect at the times relevant for the preparation of such Audited Financial Statements. The Unaudited Financial Statements present fairly in all material respects the financial condition and results of operations of LTLLC as of the date thereof and for the period covered thereby except that such Unaudited Financial Statements are not audited and do not include notes and other disclosures required by GAAP, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (other than as noted in such Unaudited Financial Statements), as in effect at the times relevant for the preparation of such Unaudited Financial Statements. The Interim Financial Statements present fairly in all material respects the financial condition and results of operations of LTCO and LTLLC as of the date thereof and for the period covered thereby except that such Interim Financial Statements are not audited, are subject to normal year-end adjustments that will not, individually or in the aggregate, be material and do not include notes and other disclosures required by GAAP, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (other than as noted in such Interim Financial Statements).

3.5.2 Undisclosed Liabilities. None of the Acquired Entities has any Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) Liabilities that are accrued or reserved in the Financial Statements; (ii) Liabilities that have arisen since the Balance Sheet Date that were incurred in the Ordinary Course and are not individually material; (iii) Liabilities disclosed in Section 3.5.2 of the Disclosure Schedules; or (iv) Liabilities expressly contemplated by this Agreement. Except as set forth in Section 3.5.2 of the Disclosure Schedules, none of the Acquired Entities is a party to, or is bound by, any Capital Lease Obligation.

3.6 Tax Matters. Except as disclosed on Section 3.6 of the Disclosure Schedules:

3.6.1 All material Tax Returns required to have been filed by, or with respect to, any of the Acquired Entities have been timely filed (taking into account any valid extensions). All material Tax Returns filed by, or with respect to, the Acquired Entities are true, correct, and complete in all material respects. All material Taxes required to have been paid by, or with respect to, any of the Acquired Entities have been paid (whether or not such Taxes were shown as due and payable on any Tax Return).

3.6.2 The unpaid Taxes of the Acquired Entities accrued as of June 30, 2019, do not exceed the accruals for current Taxes set forth on the balance sheet included in the Interim Financial Statements, and no unpaid Taxes of the Acquired Entities have been incurred since such date other than in the ordinary course of business of the Acquired Entities consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results.

3.6.3 There are no Actions pending and, to the knowledge of the Sellers, there has been no proposed or threatened Action, in each case in respect of any Taxes or Tax Returns of the Acquired Entities. There are not currently in force any waivers or agreements binding upon any of the Acquired Entities for the extension of time for the assessment or payment of any Tax.

3.6.4 Neither the Seller nor any Affiliate of the Seller (including the Acquired Entities) has received in writing a claim by any Governmental Authority in a jurisdiction where the Acquired Entities do not file Tax Returns that the Acquired Entities may be subject to Tax or required to file a Tax Return in that jurisdiction.

3.6.5 The Acquired Entities have properly withheld and/or paid all material Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any Sellers, employee, creditor, independent contractor, or other third party.

3.6.6 None of the Acquired Entities is a party to or bound by any Tax allocation, Tax Sharing Agreement, Tax indemnity, or similar agreement with any other Person (other than agreements entered into in the ordinary course of business, the principal purpose of which is unrelated to Tax) or any closing agreement, gain recognition agreement, offer in compromise or any other agreement with any Governmental Authority in respect of Taxes. No Acquired Entity is, or has ever been, a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other group for state, local or foreign Tax purposes. There are no Liens for Taxes, other than Permitted Liens described in clause (a) of the definition thereof, upon the assets of the Acquired Entities. No Acquired Entity has any liability for Taxes of any other Person (including any predecessor) by operation of Law, under contract (other than agreements entered into in the ordinary course of business, the principal purpose of which is unrelated to Tax).

3.6.7 LTLLC has not participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

3.6.8 No Acquired Entity has agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in or use of improper method of accounting for Tax purposes, any prepaid amounts or deferred revenue, any election under Section 108(i) of the Code or any similar provision of state, local or foreign Law, any installment sale or open transaction, or any deferred intercompany transaction or “excess loss accounts” within the meaning of Section 1502 and the Treasury Regulations issued thereunder (or any similar provision of state, local or foreign Law).

3.6.9 No Acquired Entity is or has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described or intended to be described in Section 355 of the Code (or similar provision of state, local, or foreign tax Laws).

3.6.10 LTCO is classified as a corporation for U.S. federal and state income tax purposes. LTLLC is classified as a partnership for U.S. federal and state income tax purposes. None of the Acquired Entities has made an entity classification election for United States tax purposes.

3.6.11 LTCO is not, and has not been, (i) a “United States person” within the meaning of Section 7701 of the Code, (ii) a passive foreign investment company or a “surrogate foreign corporation” as such terms are defined in the Code, or (iii) a party to or the beneficiary of any Tax ruling, Tax exemption, Tax holiday or other Tax reduction Contract or order. No Acquired Entity has been subject to Tax in a jurisdiction, other than the jurisdiction in which it is organized or has had a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than its country of organization.

For purposes of this Section 3.6, where the context permits, each reference to an Acquired Entity shall include a reference to any entity that has merged or liquidated into such Acquired Entity and for whose Taxes the Acquired Entities would be held liable under the Law.

3.7 Absence of Certain Changes. Since the Balance Sheet Date, (a) there has not been any Material Adverse Effect, and (b) to the date of this Agreement, except as disclosed on Section 3.7 of the Disclosure Schedules or as expressly contemplated by this Agreement, the Acquired Entities have conducted their business in the Ordinary Course, and none of the Acquired Entities have:

3.7.1 amended or modified its Organizational Documents;

3.7.2 (i) issued or otherwise allowed to become outstanding or acquired any Acquired Entity Securities, (ii) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of the Acquired Entity Securities, (iii) split, combined or reclassified any of the Acquired Entity Securities or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of the Acquired Entity Securities or made any other change to its capital structure, or (iv) purchased, redeemed or otherwise acquired any of the Acquired Entity Securities;

3.7.3 (i) adopted, entered into, amended or terminated any Plan (or any plan, program, policy, agreement or arrangement that would be a Plan if in effect on the date hereof), other than to conduct its annual renewal and reenrollment of its health and welfare plans in the Ordinary Course or to the extent necessary to comply with applicable Law, (ii) increased the compensation of any employees, officers or other individual service providers of the Acquired Entities, or (iii) granted any additional rights to severance, retention, change in control or termination pay to any employees, officers or other individual service providers of the Acquired Entities; provided, that nothing in this clause shall restrict any Acquired Entity from entering into or making available plans, agreements, benefits and compensation adjustments or arrangements to newly hired employees or to employees (other than officers or executives who are employed at the home office locations of the Acquired Entities), in the context of promotions based on job performance or workplace requirements, in each case, in the Ordinary Course;

3.7.4 materially modified, amended, extended or terminated (other than at the expiry of its term), or waived, released, or assigned any rights or claims under, any Material Contract, other than entering into any Material Contract in the Ordinary Course;

3.7.5 made any material change in financial or Tax accounting methods, principles, or practices, including materially altering its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, or changed its fiscal or Tax year;

3.7.6 in each case, in an amount exceeding $250,000, (i) wrote off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course charged to reserves, (ii) wrote off, wrote up or wrote down any other material asset, except in the Ordinary Course, or (iii) altered the manner of or customary time periods for collection of accounts receivable or payments of accounts payable;

3.7.7 subjected any of its material assets to any Lien, other than Permitted Liens;

3.7.8 sold, assigned, leased, licensed or transferred any material asset to any other Person with an aggregate sale value of more than $250,000, except inventory or divestitures of assets at the end of their useful life, in each case, sold in the Ordinary Course;

3.7.9 acquired any material personal property, furniture, equipment or any other similar asset except (i) in the Ordinary Course or (ii) in an aggregate amount of less than $250,000;

3.7.10 made any loans, advances or capital contributions to, or investments in, any Person, except (i) in the Ordinary Course or (ii) solely between the Acquired Entities;

3.7.11 acquired, leased, licensed, or entered into any other occupancy agreement or arrangement with respect to any real property;

3.7.12 acquired, licensed (except for nonexclusive licenses in the Ordinary Course), abandoned, permitted to lapse, subjected to a Lien (other than a Permitted Lien) or otherwise disposed of any material Intellectual Property Rights;

3.7.13 paid, discharged, settled, released or satisfied any Actions or material Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, or satisfaction of (i) liabilities reflected or reserved against on the Balance Sheets or (ii) liabilities incurred since the Balance Sheet Date in the Ordinary Course;

3.7.14 incurred any capital expenditure that in the aggregate exceeds $250,000;

3.7.15 adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

3.7.16 made any material payments or granted material discounts or any other material consideration to its customers or suppliers, in each case other than in the Ordinary Course; or

3.7.17 committed, agreed or authorized to, or contracted to do, any of the foregoing.

3.8 Material Contracts.

3.8.1 Section 3.8.1 of the Disclosure Schedules sets forth, as of the date of this Agreement, each of the following contracts (whether written or oral) and other agreements of the Acquired Entities as in effect as of the date hereof (together with Real Property Leases listed in Section 3.13.1 of the Disclosure Schedules, collectively, the “Material Contracts”):

(a) any partnership, joint venture, or other similar Contract or arrangement currently in effect;

(b) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise) or assets that have been consummated and under which there remain any continuing obligations or rights or that remain in effect but have not yet been consummated, in each instance involving amounts in excess of $250,000, other than in the Ordinary Course;

(c) any Contract for Indebtedness (excluding, only for the purposes of this Section 3.8.1(c), clause (h) of the definition thereof) (in any case, whether incurred, assumed, guaranteed, or secured by any asset), involving amounts in excess of $250,000;

(d) any Contract (other than standard purchase orders) with any top-five customer for any Acquired Entity and more than $250,000 in revenue during fiscal year 2018 (the “Material Customers”); provided, that any Person and its Affiliates shall be deemed one customer for purpose of this subclause;

(e) any Contract (other than standard purchase orders) with any top-five supplier of each Acquired Entity based on expenditures during fiscal year 2018 (the “Material Suppliers”); provided, that any Person and its Affiliates shall be deemed one supplier for purpose of this subclause;

(f) any Contract involving the settlement of any Action or threat of Action pursuant to which any Acquired Entity has any outstanding financial obligations;

(g) any Contract that limits any of the Acquired Entities from marketing, selling, or otherwise engaging in any business in any geographic area or to compete with any Person or containing any exclusivity obligations or “most favored nation” or “right of first refusal” or similar provisions;

(h) any employment, consulting, deferred compensation, severance, change-in-control or transaction bonus, equity-compensation, bonus, retirement, or other similar period entered into with an employee or consultant whose annual compensation equals or exceeds $100,000, except for Related Party Contracts;

(i) any leases of material personal property;

(j) any Contract for a collective bargaining agreement or other labor union Contract;

(k) any Contract with any Governmental Authority;

(l) any Contracts under which any Acquired Entity has, directly or indirectly, (i) made any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person, in each case that remains outstanding as of the date hereof, except for loans made by members to an Acquired Entity repaid prior to the date hereof, or (ii) agreed to make after the date hereof any loan, advance, or assignment of payment to any Person or any capital contribution to, or other investment in, any Person; and

(m) any Contract pursuant to which (i) any of the Acquired Entities permits or agrees to permit any other Person to use or otherwise exploit any material Intellectual Property Rights, or (ii) any of the Acquired Entities is permitted to use or otherwise exploit any material Intellectual Property Rights (excluding shrink-wrap licenses for commercial off-the-shelf software products).

3.8.2 Except as set forth on Section 3.8.2 of the Disclosure Schedules, each Material Contract is a legal, valid and binding Contract of the Acquired Entity that is a party thereto and, to the knowledge of the Sellers, of the other party thereto and enforceable against such other party in accordance with its terms except to the extent enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and is in full force and effect. None of the Acquired Entities, and, to the knowledge of the Sellers, no other party thereto, is in material default or material breach (or has taken or failed to take any action that, with or without notice, lapse of time or both, would constitute a material default or material breach) under the terms of any Material Contract. To the Sellers’ knowledge, no party to a Material Contract has terminated, modified, accelerated or cancelled such Material Contract or any material right or obligation thereunder or communicated in writing such party’s desire or intent to do so or provided any notice of default or breach in writing.

3.8.3 Prior to the date hereof, the Sellers have made available to the Purchaser true, correct and complete copies of each Material Contract and any amendments, modifications or supplements thereto.

3.9 Certain Assets. Except as would not be reasonably expected to be, individually or in the aggregate, material to the Acquired Entities, taken as a whole, the Acquired Entities have good and marketable title to, or a valid leasehold interest in, all Leased Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course since the Balance Sheet Date, free and clear of all Liens except for Permitted Liens.

3.10 Insurance Coverage. Section 3.10 of the Disclosure Schedules sets forth a list, as of the date of this Agreement, of all material insurance policies maintained by the Acquired Entities or with respect to which any of the Acquired Entities is a named insured or otherwise the beneficiary of coverage (each, a “Policy” and, collectively, the “Policies”). All Policies are in full force and effect. No Acquired Entity has received any notice of cancellation or nonrenewal of any such Policy. There is no material claim by any of the Acquired Entities pending under any Policy as to which coverage has been denied or disputed by the issuers or underwriters of such Policies.

3.11 Litigation. Except as disclosed on Section 3.11 of the Disclosure Schedules, (i) there is no Action pending or, to the knowledge of the Sellers, threatened in writing against any of the Acquired Entities, or any of their respective properties or assets, which if determined adversely to any such Acquired Entity would reasonably be expected to result in a Liability in excess of $250,000, and (ii) none of the Acquired Entities is subject to any outstanding material Order, and to the knowledge of the Sellers, no such Order is threatened. There is no Action pending or, to the knowledge of Sellers, threatened against or affecting the transactions contemplated by this Agreement or the Ancillary Agreements, and no Acquired Entity is subject to or bound by any Order, in either case, that would prevent or otherwise materially interfere with the ability of the Acquired Entities to consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which an Acquired Entity is or will be a party, or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which an Acquired Entity is or will be a party.

3.12 Compliance with Applicable Laws; Permits.

3.12.1 Except as disclosed on Section 3.12.1 of the Disclosure Schedules, none of the Acquired Entities is or, since June 1, 2016, has been, in violation of any applicable Law (including all applicable export, import, and other Trade Laws) or Order, nor do the Sellers have knowledge of the issuance or proposed issuance of any notice by any Governmental Authority of any actual or alleged violation of any Law (including all applicable export, import and other Trade Laws) or Order by any of the Acquired Entities, except, in each case, as would not be reasonably expected to be material to the Acquired Entities, taken as a whole. None of the activities engaged in by or in respect of the Acquired Entities requires a factory license permit under the Factory Management Act of Taiwan, other than such factory license permits in the possession of the Acquired Entities.

3.12.2 Section 3.12.2 of the Disclosure Schedules sets forth, as of the date of this Agreement, a list of each material Permit held by the Acquired Entities, or issued and held in respect of any of the Acquired Entities, as applicable, or required to be so issued and held to carry on the business of the Acquired Entities as currently conducted. Except as disclosed on Section 3.12.2 of the Disclosure Schedules, each Permit disclosed on Section 3.12.2 of the Disclosure Schedules is held by one or more of the Acquired Entities, as applicable, and is valid and in full force and effect. None of the Acquired Entities is in material default under any Permit held by any such Acquired Entity, and to the knowledge of the Sellers, no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation of any term, condition or provision of any Permit held by any of the Acquired Entities. As of the date of this Agreement, no Action is pending or, to the knowledge of the Sellers, threatened to terminate, revoke, suspend, limit or modify in a manner materially adverse to the Acquired Entities, taken as a whole, any Permit or alleging that any of the Acquired Entities is not in material compliance with any Permit, in each case only to the extent such Permit is required to be so issued and held to carry on the business of the Acquired Entities as currently conducted.

3.12.3 Except as would not be reasonably expected to have a material impact on the Acquired Entities, none of the Acquired Entities, or their respective directors, officers, or employees in connection with such role, (i) has violated any applicable anti-corruption Law (which may include the U.S. Foreign Corrupt Practices Act and Laws promulgated thereunder); (ii) has with a specific intention directly or indirectly (through other Persons) unlawfully paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, a favor, or anything else of value to an official of a Governmental Authority or any other Person (“Restricted Benefits”); (iii) has unlawfully solicited, accepted or received any Restricted Benefits from any Person; (iv) has established or maintained any slush fund or other unlawful, unrecorded, or off-the-books fund or account; (v) has inserted, concealed or misrepresented corrupt, illegal, fraudulent or false payments, expenses or other entries in the books and records of the Acquired Entities or Sellers; (vi) is a Government Official; or (vii) has laundered, concealed or disguised the existence, illegal origins and/or illegal application of, any criminally derived income or asset.

3.12.4 None of the Acquired Entities or their respective directors, officers or employees (i) is or has been at any time since June 1, 2016, a national or resident of Iran, Cuba, North Korea, Sudan, Syria or the Crimea Region of Ukraine; (ii) since June 1, 2016, has appeared on the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (subject to Sellers’ knowledge in the case of employees); or (iii) is owned fifty percent (50%) or more or controlled by the foregoing.

3.12.5 Since June 1, 2016, none of the Acquired Entities or their respective directors, officers or, to Sellers’ knowledge, employees, (i) is or has been the subject of any investigation by a Governmental Authority with respect to any actual or potential violation of or liability arising under or relating to any applicable Trade Law, or (ii) has made, or has plans to make, any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any actual or potential violation of or liability arising under or relating to any applicable Trade Law.

3.13 Properties.

3.13.1 No Acquired Entity owns any real property. Section 3.13.1 of the Disclosure Schedules lists, as of the date of this Agreement, all real property that is leased by any of the Acquired Entities and the lease, sublease, license or other occupancy agreement, together with all amendments, assignments, modifications and other related documents and agreements pursuant to which any Acquired Entity is a tenant, licensee or user of such real property (each such agreement, whether written or oral, being hereinafter referred to as a “Real Property Lease” and any real property, buildings, structures, improvements, fixtures or other real property interests leased by any of the Acquired Entities under a Real Property Lease, together with all easements, rights and appurtenances relating to the foregoing, being hereinafter referred to as “Leased Real Property”). One or more of the Acquired Entities has a valid leasehold estate in the applicable Leased Real Property to which it is a party pursuant to the applicable Real Property Lease, free and clear of all Liens, other than Permitted Liens. Except as set forth on Section 3.13.1 of the Disclosure Schedules, (i) Sellers have made available to Purchaser all Real Property Leases and (ii) an Acquired Entity has paid or accrued any and all base rents, deposits and additional rents due as of the date hereof pursuant to such Real Property Lease (and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full as of the date hereof).

3.13.2 To the Sellers’ knowledge, and except as disclosed on Section 3.13.2 of the Disclosure Schedules, no part of any Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, and none of the Acquired Entities has received written notice that such a condemnation or other taking of any Leased Real Property is now threatened.

3.13.3 Except as disclosed on Section 3.13.3 of the Disclosure Schedules, no interest of any of the Acquired Entities in the Leased Real Property is subject to (i) any lease, sublease, assignment or other agreement or arrangement pursuant to which any third party occupies or uses all or any portion of any Leased Real Property, or (ii) any outstanding option or right of first refusal or offer to purchase any interest of any of the Acquired Entities in the Leased Real Property.

3.14 Intellectual Property

3.14.1 Section 3.14.1 of the Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all of the Acquired Entities’ (a) issued patents and pending patent applications, (b) domain names, registered trademarks and applications therefor and (c) registered copyrights and applications therefor (collectively, “Company Registered IP”).

3.14.2 No Company Registered IP is involved in any interference, reissue, reexamination, opposition or cancellation proceeding. All filing, examination, issuance, post-registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been paid.

3.14.3 An Acquired Entity (a) owns or has the valid and legally enforceable right to use all material Intellectual Property Rights necessary to conduct the business of the Acquired Entities as currently conducted and (b) owns all Trade Secrets embodied in the materials, technology, methods, documentation and files set forth in Section 3.14.3 of the Disclosure Schedules and all improvements thereto and derivative works thereof (excluding, for the avoidance of doubt, any improvements or derivative works independently developed by any third party on the basis of materials, technology, methods, documentation and files that are not set forth in Section 3.14.3 of the Disclosure Schedules), in each of the case of subsection (a) or (b) of this Section 3.14.3, free and clear of all Liens (other than Permitted Liens). The Sellers and all Affiliates of any Seller (excluding, for the avoidance of doubt, the Acquired Entities) do not own or hold exclusive rights to any Intellectual Property Rights used in the business of any Acquired Entity.

3.14.4 Except as disclosed on Section 3.14.4 of the Disclosure Schedules, none of the products or services distributed, sold or offered by the Acquired Entities, nor any technology or materials used in connection therewith, infringes upon or misappropriates any Intellectual Property Rights of any third party in any manner that would reasonably be expected to result in a liability (excluding attorneys’ fees) of any Acquired Entity in excess of $250,000. The Acquired Entities have not received within the twelve (12) months prior to the date hereof any written notice asserting that any such infringement or misappropriation has occurred. To the Sellers’ knowledge, no third party is misappropriating or infringing any material Intellectual Property Rights owned by any of the Acquired Entities. This Section 3.14.4 contains the sole and exclusive representations and warranties regarding any infringement or misappropriation of Intellectual Property Rights.

3.14.5 Except as disclosed on Section 3.14.5 of the Disclosure Schedules, the Acquired Entities have taken reasonable steps to maintain the confidentiality of all material Trade Secrets of the Acquired Entities, including the adoption of a policy requiring that all employees and independent contractors who are involved in the creation of Intellectual Property Rights enter into nondisclosure and invention assignment agreements in the Acquired Entities’ standard forms.

3.14.6 Each of the Acquired Entities are, and, since June 1, 2016, have been, in material compliance with (a) all Laws applicable to privacy or data protection (to the extent applicable to their respective businesses) and (b) the Acquired Entities’ privacy and security policies and procedures, and the requirements of any contractual obligations or codes of conduct to which the any of the Acquired Entities is a party (if any). The Acquired Entities have commercially reasonable and appropriate physical, technical, organizational and administrative safeguards and security measures and policies and procedures to protect all personal information from and against unauthorized access, acquisition, use, transmittal and/or disclosure.

3.14.7 The representations and warranties set forth in this Section 3.14 are the Sellers’ sole and exclusive representations and warranties regarding intellectual property matters.

3.15 Environmental Matters.

3.15.1 Except to the extent disclosed on Section 3.15.1 of the Disclosure Schedules:

(a) During the period in which any of the Acquired Entities was a tenant thereon, Hazardous Substances have not been generated, recycled, used, treated, or stored on, transported to or from, or released or disposed on, the Leased Real Property by any of the Acquired Entities or, to the knowledge of the Sellers, by any other third party, in each case except in a manner which would not reasonably be expected to result in any material liability under any Environmental Laws.

(b) Each of the Acquired Entities is in compliance in all material respects with all applicable Environmental Laws and holds and is in material compliance with all applicable Environmental Permits necessary for the ownership, lease, operation or use of the business or assets of the Acquired Entities, and any previous instances of noncompliance with Environmental Laws or such Environmental Permits has been fully remedied, including payment of any assessed fine or penalty.

(c) There are no material pending or threatened Environmental Claims against any of the Acquired Entities or the Leased Real Property.

3.15.2 The representations and warranties set forth in this Section 3.15 are the Sellers’ sole and exclusive representations and warranties regarding environmental matters.

3.16 Plans and Material Documents.

3.16.1 Section 3.16.1 of the Disclosure Schedules sets forth, as of the date of this Agreement, a list of all employee benefit plans, and all other compensation, employment, consulting, severance, termination protection, change-in-control or transaction bonus, retention, bonus, incentive, equity, retirement, pension, deferred compensation, medical, dental, life, disability, vacation, fringe, perquisites, post-employment or post-retirement benefits or other benefit plans, programs, or policies, written or oral, with respect to which any of the Acquired Entities has any obligation or current or potential Liability or that are maintained, administered, contributed to or sponsored by any of the Acquired Entities for the benefit of any current or former employee, officer, director or consultant of any of the Acquired Entities (or any dependent or beneficiary of such Person) (collectively, the “Plans”).

3.16.2 Each Plan is in compliance in all material respects with, and has for all relevant periods been operated in all material respects in accordance with, its terms and the requirements of all applicable Laws, and each of the Acquired Entities has satisfied in all material respects all of its statutory, regulatory and contractual obligations with respect to each such Plan. No action, suit, claim or proceeding is pending with respect to any Plan (other than routine claims for benefits in the Ordinary Course), and to the knowledge of the Sellers, no fact or event exists that could reasonably give rise to any such action, suit or claim.

3.16.3 All benefits, contributions, premiums or payments required to be made with respect to each Plan have been made on or before their due dates (including any extensions) and within the applicable time required by the Plan and applicable Law in all material respects.

3.16.4 None of the Plans is a defined benefit pension plan or scheme, and no Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and none of the Acquired Entities has incurred or reasonably expects to incur any liability on account of any such plan. None of the Acquired Entities has any current or projected Liability for, and no Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits to any current or former employees, consultants or directors of the Acquired Entities.

3.16.5 Neither of the Acquired Entities is a party to any contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration, funding or enhancement of any benefit as a result of the transactions contemplated by this Agreement and the Ancillary Agreements.

3.16.6 Neither of the Acquired Entities has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, director or consultant of any of the Acquired Entities for any Tax incurred by such service provider.

3.17 Employment Matters.

3.17.1 Section 3.17.1 of the Disclosure Schedules sets forth, as of the date of this Agreement, for each employee of the Acquired Entities, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act or Taiwan Labor Standards Act (as the case may be), annual salary or wage rate, most recent annual bonus received and current annual bonus opportunity. Section 3.17.1 of the Disclosure Schedules separately sets forth, as of the date of this Agreement, for each consultant or independent contractor engaged by any of the Acquired Entities whose annual compensation exceeds $100,000, such service provider’s name, duties or rate of compensation.

3.17.2 Neither of the Acquired Entities is a party to any labor or collective bargaining contract that pertains to employees of the Acquired Entities. To the knowledge of the Sellers, (a) there are no organizing activities or collective bargaining arrangements that would affect the Acquired Entities pending or under discussion with any labor organization or group of employees of the Acquired Entities, and (b) there are no lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to any employees of the Acquired Entities.

3.17.3 Except as disclosed on Section 3.17.3 of the Disclosure Schedules, (a) each of the Acquired Entities is, and has been since January 1, 2017, in material compliance with all applicable Laws that relate to employment and employment practices, including those relating to wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, work authorization, immigration, wage payment and the payment and withholding of Taxes, (b) there are no actions, suits, claims, investigations or other legal proceedings against any of the Acquired Entities pending or, to the knowledge of the Sellers, threatened to be brought or filed by or with any Governmental Authority in connection with the employment of any employee, consultant or director of any of the Acquired Entities, and (c) during the past three (3) years there have been no material, and there currently are no, labor strikes, slowdowns, or work stoppages involving any of the Acquired Entities.

3.18 Affiliate Transactions.

3.18.1 Section 3.18.1 of the Disclosure Schedules sets forth, as of the date of this Agreement, a true, correct and complete list of any Contracts or transaction (collectively, the “Related Party Contracts”) between (a) the Acquired Entities, on the one hand, and (b) any Seller, any officer or director of any Acquired Entity, or any Affiliate of any of the foregoing Persons (other than an Acquired Entity), on the other hand (each, a “Related Party”).

3.18.2 To the knowledge of the Sellers, no Related Party (a) owns, directly or indirectly, any material equity or voting interest in (i) any material customer or supplier of any Acquired Entity or (ii) any counterparty to any Material Contract, or (b) except as set forth in the Disclosure Schedules, owns, directly or indirectly, any material asset that is used for or pertains to the conduct of the business of the Acquired Entities.

3.18.3 Except for compensation and employment arrangements with officers and employees arising in the Ordinary Course, there are no outstanding notes payable to, accounts receivable from or loans or advances by any Acquired Entity to, and no Acquired Entity is otherwise a debtor or creditor of, any of its Related Parties.

3.19 Customers and Suppliers.

3.19.1 As of the date of this Agreement, (i) no Acquired Entity has received any written notice nor otherwise has knowledge that any of its Material Customers has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the such Acquired Entity, and (ii) to the knowledge of the Sellers, none of such Material Customers has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

3.19.2 As of the date of this Agreement, (i) no Acquired Entity has received any written notice nor otherwise has knowledge that there has been any material adverse change in the price of any supplies or services provided by any Material Supplier of such Acquired Entity other than general and customary price increases, or that any such Material Supplier will not sell supplies or services to such Acquired Entity at any time after the Closing Date, and (ii) to the knowledge of the Sellers, none of such Material Suppliers has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

3.20 Finders’ Fees. Except as disclosed on Section 3.20 of the Disclosure Schedules, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of the Acquired Entities, who is entitled to any fee or commission paid by any of the Acquired Entities in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

3.21 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV OF THIS AGREEMENT, THE SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED ENTITIES FURNISHED OR MADE AVAILABLE TO THE PURCHASER OR ITS REPRESENTATIVES (INCLUDING THE CONFIDENTIAL INFORMATION PRESENTATION PREPARED BY GCA ADVISORS, LLC (THE “CONFIDENTIAL INFORMATION PRESENTATION”), AND ANY INFORMATION,

DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER IN THE DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTION CONTEMPLATED HEREBY OR AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ACQUIRED ENTITIES OR THE ASSETS OF THE ACQUIRED ENTITIES, OR ANY PART THEREOF, AND THE SELLERS SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE EXPRESSLY MADE IN ARTICLE III OR ARTICLE IV HEREIN AND NOT OTHERWISE DISCLAIMED ABOVE, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS, AND ANY REPRESENTATION OR WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF EACH SELLER

Each Seller, with respect to such Seller and no other Seller, hereby represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date (or, if made as of a specific date, as of such date only), as follows:

4.1 Organization. If such Seller is not a natural Person, such Seller is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation. If such Seller is a natural Person, such Seller is of sound mind, has the legal capacity to enter into this Agreement, has entered into this Agreement on his or her own will and understands the nature of the obligations to be assumed by him or her under this Agreement.

4.2 Authorization; Enforceability. Such Seller has all requisite capacity, power and authority to become a party to, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which such Seller is or will be a party. The execution and delivery of this Agreement and each Ancillary Agreement to which such Seller is or will be a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been or will be duly authorized, executed and delivered by such Seller, and, once executed, will constitute a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with their respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

4.3 Non-Contravention; Consents; Shareholder Vote.

4.3.1 The execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby by such Seller, do not and will not (a) with respect to any Seller that is an entity, violate the Organizational Documents of such Seller, (b) violate any

Laws applicable to such Seller or by which any of its assets, properties or businesses is bound or affected, or (c) violate, conflict with or result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give rise to any right of termination, cancellation, amendment, revocation, suspension or acceleration under, or result in the creation of any Liens on any of the assets of such Seller under, any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets is subject, except, in the case of (b) and (c), to the extent that any such conflict, violation, breach, default, failure to consent, right of termination, amendment, acceleration, suspension, revocation, cancellation or Lien would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or thereby or otherwise prevent such Seller from performing its obligations under this Agreement or any Ancillary Agreement to which it is or will become a party.

4.3.2 Except the filing with the Taiwan Investment Commission, (b) as required under the Purchaser-driven Laws, and (c) as set forth on Section 4.3 of the Disclosure Schedules, the execution, delivery and performance by each of the Sellers of this Agreement and each of the Ancillary Agreements to which they are, as contemplated by this Agreement, to become a party do not and will not require any filing or notification with, or any clearance, authorization, approval, waiver or consent from, any Governmental Authority.

4.3.3 No vote or approval of the stockholders of such Seller or the holders of any other securities of such Seller (equity or otherwise) is required by Law, the Organizational Documents of such Seller or otherwise in order to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

4.4 Litigation. Except as disclosed on Section 4.4 of the Disclosure Schedules, there is no Action pending or, to the knowledge of such Seller, threatened against or affecting such Seller or the transactions contemplated by this Agreement or the Ancillary Agreements, and neither such Seller nor any of its Affiliates is subject to or bound by any Order, in either case that would prevent or otherwise materially interfere with the ability of such Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is or will become a party, or to otherwise perform his, her or its obligations under this Agreement or any Ancillary Agreement to which such Seller is or will be a party.

4.5 Finders’ Fees. Except as disclosed on Section 4.5 of the Disclosure Schedules, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Seller or any of its Affiliates, who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All amounts disclosed on Section 4.5 of the Disclosure Schedules or required to be paid to the investment banker, broker, finder or other intermediary set forth thereon shall be paid by the Sellers.

4.6 Ownership of Securities. Such Seller owns (and, assuming exercise of the Option, will own as of the Closing) of record and beneficially owns the Securities as set forth opposite each such Seller’s name on Schedule 1, free and clear of any and all Liens. Such Seller has good, valid and marketable title to such Seller’s Securities. Upon transfer of such Seller’s Securities (including, in the case of the Optionholder, the Securities issued upon exercise of the Option) to the Purchaser at the Closing in accordance with this Agreement, the Purchaser will acquire good, valid and marketable title to such Securities free and clear of all Liens.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

The Purchaser represents and warrants to the Sellers, as of the date of this Agreement and as of the Closing Date (or, if made as of a specific date, as of such date only), as follows:

5.1 Organization. The Purchaser is duly formed, validly existing and in good standing as a corporation under the Laws of North Carolina, the jurisdiction of its incorporation. The Purchaser has the requisite corporate power and authority, as applicable, and any Permits, consents and approvals required to acquire, purchase and own and operate its business. The Purchaser is not in violation of any provision of its Organizational Documents.

5.2 Authorization; Enforceability. The Purchaser’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party, and the consummation of the transactions contemplated hereby and thereby, are within the Purchaser’s capacity, power and authority and have been duly authorized or consented to by all necessary corporate action on its part (including by any and all action required by shareholders of the Purchaser and its Affiliates), and no further such approval or other action is required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. The Purchaser has all requisite capacity, power and authority, as the case may be, to become a party to, and to consummate the transactions contemplated by, this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party. This Agreement and each Ancillary Agreement to which the Purchaser is or will be required to be a party as contemplated hereby has been or will be duly executed and delivered by the Purchaser and, once executed, will constitute a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

5.3 Non-Contravention; Consents.

5.3.1 Except as disclosed on Section 5.3.1 of the Disclosure Schedules, the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is or will be a party and ownership of the Securities do not and will not (a) violate the Organizational Documents of the Purchaser or any of the Purchaser’s Subsidiaries or (b) violate any applicable Law or Order, except in the case of clause (b), to the extent that any such conflict or violation would not materially impair or delay the Purchaser’s ability to consummate the transactions contemplated hereby or to perform its obligations hereunder.

5.3.2 Except (a) the application with the Taiwan Investment Commission and (b) as disclosed on Section 5.3.2 of the Disclosure Schedules (the “Purchaser-driven Laws”), and on the basis that the 2018 revenue of the LTCO set forth in the Financial Statements and the 2018 revenue and estimated market share data of the Acquired Entities provided by Sellers to Purchaser are reasonably and approximately accurate, the execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary Agreements to which the Purchaser is or will be a party do not and will not require any filing or notification with, or any clearance, authorization, approval, waiver, or consent from, any Governmental Authority. Section 5.3.2 of the Disclosure Schedules sets forth, as of the date of this Agreement, all filings, notifications, clearances, authorizations, approvals, waivers or consents by or on behalf of the Purchaser, any of the Acquired Entities, or the Sellers required under the Purchaser-driven Laws as a result of this Agreement, any of the Ancillary Agreements or any of the transactions described herein.

5.4 Litigation. There is no Action pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or the transactions contemplated by this Agreement or the Ancillary Agreements, and neither the Purchaser nor any of its Affiliates is subject to or bound by any Order, in either case that would prevent or otherwise materially interfere with the ability of the Purchaser to consummate the transactions contemplated by this Agreement, any Ancillary Agreement to which the Purchaser is or will be a party, or to otherwise perform its obligations under this Agreement or any Ancillary Agreement to which the Purchaser is or will be a party.

5.5 Finders’ Fees. Except as disclosed on Section 5.5 of the Disclosure Schedules, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser or any of its Affiliates, who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. All amounts disclosed on Section 5.5 of the Disclosure Schedules or required to be paid to the investment banker, broker, finder or other intermediary set forth thereon shall be paid by the Purchaser.

5.6 Investment Intent. The Purchaser is acquiring the Securities for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Securities in a manner that would violate the registration requirements of the Securities Act or any state securities Laws. The Purchaser does not have any contract, undertaking or agreement with any non-Subsidiary Person to sell, transfer or grant participations with respect to the Securities. The Purchaser acknowledges that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such state securities Laws. The Purchaser is able to bear the economic risk of holding the Securities for an indefinite period of time (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.7 Sufficiency of Funds. The Purchaser has delivered to the Sellers a true and complete copy of a duly executed commitment letter among the Purchaser and EnPro Holdings, Inc., Bank of America, N.A. (the “Financing Source”) and BofA Securities, Inc. (including all exhibits, schedules, annexes and amendments thereto, collectively the “Commitment Letter”) pursuant to which the Financing Source has committed to provide the Purchaser with a loan in the amount described therein, the proceeds of which shall be used, among other things and together with other funds as described herein below, on the Closing Date, to consummate the transactions contemplated by this Agreement (the “Financing”) and the fully executed fee letter relating thereto (the “Fee Letter”); provided, that such fee letter may be redacted to remove fee amounts, the economic portion of any market “flex” provisions, pricing caps and other economics terms set forth therein, none of which affect the availability or amount of the Financing. Such Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, each of the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar Laws affecting the rights of creditors generally and the availability of equitable remedies (whether in a proceeding in equity or at law). The aggregate proceeds contemplated by the Commitment Letter, together with available cash on hand of the Purchaser and to be drawn under the Purchaser’s credit facility, shall be sufficient to enable the Purchaser to pay the Transaction Consideration and consummate the transactions contemplated by this Agreement. The Commitment Letter has not been amended, restated, supplemented or otherwise modified after delivery thereof to the Sellers and prior to the execution and delivery of this Agreement. As of the date hereof, neither the Purchaser nor any Affiliate of the Purchaser has entered into any agreement, side letter or arrangement relating to the financing of the transactions contemplated by this Agreement, other than as set forth in the Commitment Letter or in the Fee Letter. The Purchaser has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Commitment Letter. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a breach, default or event of default on the part of the Purchaser or, to the knowledge of the Purchaser, any other party under, or a basis for termination by any party thereto of, the Commitment Letter. As of the date hereof, assuming satisfaction of the conditions set forth in Section 8.1 and Section 8.2 of this Agreement, the Purchaser has no knowledge that, and has not been informed that, any other party thereto will be unable to satisfy on a timely basis the obligation to provide the Financing pursuant to the Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Financing, other than the conditions set forth in the Commitment Letter.

5.8 Solvency. The Purchaser and its Subsidiaries designated to hold the Securities (a) are able to pay their respective debts as they become due, (b) own assets that have a fair saleable value greater than the amounts required to pay their probable liabilities (including a reasonable estimate of the probable amounts of all contingent liabilities), and (c) have adequate capital to carry on their business. Immediately after giving effect to the transactions contemplated hereby and the incurrence of any indebtedness by the Purchaser or an Affiliate thereof in connection herewith, and assuming the accuracy in all material respects of the representations and warranties of the Sellers hereunder (excluding any qualification as to materiality or “Material Adverse Effect” included therein) and compliance in all material respects by the Sellers with their covenants, obligations and agreements hereunder, the Purchaser, its Subsidiaries designated to hold the Securities and the Acquired Entities (i) shall be able to pay their debts as they become due, (ii) shall own assets that have a fair saleable value greater than the amounts required to pay their probable liabilities (including a reasonable estimate of the probable amounts of all contingent liabilities), and (iii) shall have reasonably adequate capital to carry on their business. No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, with the intent to hinder, delay or defraud either present or future creditors of the Purchaser or any Subsidiary of the Purchaser, including, from and after the Closing, any Acquired Entity. In connection with the transactions contemplated by this Agreement and the Ancillary Agreements, the Purchaser has not incurred, and does not plan to incur, debts beyond the Purchaser’s ability to pay them as they become absolute and matured.

5.9 The Purchaser’s Investigation and Reliance. The Purchaser is a sophisticated purchaser and has made its own investigation, review and analysis regarding the Acquired Entities, the Sellers and the transactions contemplated hereby, together with the Representatives that it has engaged for such purpose. The Purchaser hereby acknowledges and agrees that, in making its decision to enter into this Agreement and the other Ancillary Agreements to which it is specified to be a party and to consummate the transactions contemplated hereby and thereby, it is not relying, and has not relied, upon any statement, representation or warranty, oral or written, express or implied, made by the Sellers, any of the Acquired Entities or any of their respective Representatives, except as expressly set forth in Article III, Article IV and the Disclosure Schedules, and subject to the limitations contained in this Agreement, including, without limitation, the limitations contained in Article IX hereof. Without limiting the foregoing, none of the Sellers, any of the Acquired Entities or any of their respective Representatives or Affiliates is making, directly or indirectly, any representation or warranty with respect to any information in the Confidential Information Presentation, or any estimates, projections or forecasts involving the Acquired Entities, including those contained therein. The Purchaser acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections or forecasts). The Purchaser, on its own behalf and on behalf of its Affiliates and its and their respective Representatives, agrees, to the fullest extent permitted by applicable Law, that none of the Seller, the Acquired Entities or their respective Affiliates or Representatives will have or be subject to any liability on any basis (including in contract or tort, under federal or state securities Laws or otherwise) to the Purchaser, any Affiliate of the Purchaser or their respective Representatives based upon any information provided or made available, or statements made, to the Purchaser, any Affiliates of the Purchaser or any of their respective Representatives (or any omissions therefrom), other than the representations and warranties expressly set forth in in Articles III or IV of this Agreement. Nothing in this Section 5.9 is intended to modify or limit any of the representations or warranties of the Sellers set forth in Articles III and IV.

5.10 Non-PRC Person. As of the date hereof, the Purchaser is not a “PRC Person” (as such term is defined in the Taiwan Act Governing Relations between the Peoples of the Taiwan Area and the Mainland Area and the regulations promulgated thereunder), and no funding in connection with the transactions contemplated by this Agreement will be obtained by the Purchaser from any “PRC Person” or “PRC Individual” (as each such term is defined in the Taiwan Act Governing Relations between the Peoples of the Taiwan Area and the Mainland Area and the regulations promulgated thereunder).

ARTICLE VI

CERTAIN COVENANTS

6.1 Further Assurances. From time to time, as and when requested by any Party to this Agreement, the other Parties will execute and deliver, or cause to be executed and delivered, all such documents, instruments, conveyances and assurances and will take, or cause to be taken, all such further or other actions, as the requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, in any such case, at the requesting Party’s sole cost and expense unless otherwise provided herein.

6.2 Indemnification of Directors and Officers. From the Closing through the sixth (6th) anniversary of the Closing (and continuing thereafter with respect to any proceeding or claim asserted or brought on or prior to such anniversary), the Purchaser shall cause the Acquired Entities and any successors, assigns or other subsequent continuing and surviving entities to indemnify, defend and hold harmless, to the fullest extent permitted under the Organizational Documents governing the Acquired Entities, each person who was or is made a party or threatened to be made a party to or is involved in any proceeding by reason of the fact that such person is, or was at any time prior to the Closing, a director, officer, manager, partner, member or senior employee (each, a “D&O”) of any of the Acquired Entities (each, a “Company Indemnified Person”), against all Damages incurred or suffered by such Company Indemnified Person in connection therewith, whether claimed prior to, at or after the Closing. The Organizational Documents of each of the Acquired Entities shall contain, and the Purchaser shall cause the Organizational Documents of each of the Acquired Entities to continue to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former D&Os of any of the Acquired Entities than are set forth in the Organizational Documents of such Acquired Entity as of the date of this Agreement. If an Acquired Entity or any of its successors or assigns (a) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity, partnership or other entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Acquired Entity assume the obligations set forth in this Section 6.2.

6.3 Conduct of Business of the Acquired Entities. During the period from the date of this Agreement through the Closing, each of the Acquired Entities will, and the Sellers will cause each of the Acquired Entities to, (a) conduct its operations in the Ordinary Course, (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business, Permits and franchise of the Acquired Entities and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Acquired Entities, and (c) not make, revoke or modify any tax allocation, change any tax accounting method, commence, settle, or compromise any Tax Action, or file any amended Tax Return or claim for refund. From the date of this Agreement through the Closing, except, in each case, as (i) otherwise expressly provided herein or as required by applicable Law, (ii) consented to in writing by the Purchaser or (iii) set forth in Section 6.3 of the Disclosure Schedules, the Sellers shall cause the Acquired Entities not to take any action that would cause any of the changes, events or conditions described in Section 3.7 to occur or adopt or implement any new employee benefit plans or change any employee compensation and benefits.

6.4 Reasonable Best Efforts; Regulatory Filings.

6.4.1 Subject to the terms and conditions of this Agreement, from the date of this Agreement to the Closing, or the earlier termination of this Agreement pursuant to Section 10.1, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents, to give, or cause to be given, all notices under applicable Laws, to obtain, or cause to be obtained, all authorizations, consents, waivers, approvals, permits or orders under applicable Laws or from other Persons, and to do, or cause to be done, all other things necessary, proper or advisable, in order to consummate and make effective as promptly as possible the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.4.1 or elsewhere in this Agreement shall require, and in no event shall the “reasonable best efforts” of Purchaser be deemed or construed to require, Purchaser to (a) bring any Action against the Financing Source or any alternative financing sources to enforce its respective rights under the Commitment Letter or any agreements with such alternative financing sources, or (b) seek or accept Financing or alternative financing on terms materially less favorable than the terms and conditions described in the Commitment Letter.

6.4.2 Without limiting the generality of the foregoing, each of the Parties shall cause to be filed with the appropriate Governmental Authority (a) as promptly as practicable following the date hereof any required filings and approvals with the Taiwan Investment Commission and (b) as promptly as practicable following the date hereof all information and materials required to be filed under any Purchaser-driven Law with respect to the transactions contemplated hereby (collectively, the “Regulatory Filings”). Subject to applicable Law and reasonable confidentiality considerations, the Parties shall collaborate with each other in the preparation and submission of the Regulatory Filings. The Purchaser shall pay all administrative filing fees (but, for the avoidance of doubt, not costs of preparation or review of such filings for the Sellers) associated with the Regulatory Filings.

6.4.3 The Parties shall respond as promptly as practicable to any inquiries or requests received from a Governmental Authority for additional information or documentary material relating to the Regulatory Filings. Each Party shall (a) promptly inform the other party of any communication to or from any Governmental Authority regarding the Regulatory Filings or the transactions contemplated hereby, (b) give the other party prompt notice of the commencement of any investigation or legal proceeding by or before any Governmental Authority with respect to the Regulatory Filings or any of the transactions contemplated hereby, and (c) keep the other party informed as to the status of any such investigation or legal proceeding. To the extent permitted by applicable Law, each Party shall provide to the other Parties in advance with a reasonable opportunity for review and comment, drafts of communications to be submitted to a Governmental Authority in connection with the Regulatory Filings or relating to the transactions contemplated hereby, and shall consider in good faith each other’s comments on those drafts. To the extent permitted by applicable Law, each Party shall give the other Parties advance notice of any meeting or conference with a Governmental Authority relating to the Regulatory Filings or the transactions contemplated hereby and, except as may be prohibited by a Governmental Authority, shall permit authorized Representatives of the other Parties to be present at those meetings or conferences.

6.4.4 The Purchaser and the Sellers may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other in connection with the Regulatory Filings as “outside counsel only.” Any materials or information so designated shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

6.4.5 Each Party shall use reasonable best efforts to take, or cause to be taken, all actions necessary to effectuate as promptly as practicable the Closing and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party shall use reasonable best efforts (a) to obtain all consents, authorizations, approvals, waivers or clearances required from a Governmental Authority in connection with the transactions contemplated by this Agreement (including the Regulatory Filings) and, in the case of the Sellers, of other third parties whose consent or other action would be necessary to cause the representations set forth in Section 3.3.1 (without giving effect to the Disclosure Schedules in respect thereof) to be true and correct, and (b) to prevent, avoid or lift any restraint, prohibition, injunction, delay, limitation, or other legal bar to the Closing and the other transactions contemplated by this Agreement. For purposes of this Section 6.4.5, “reasonable best efforts” shall mean the obligation (i) to use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, and (ii) if any administrative or judicial Action is instituted (or threatened to be instituted) challenging the transactions contemplated hereby, and if the Sellers or the Purchaser decide that litigation is in their best interests, to cooperate and use reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby; provided, in each case, that such efforts will not require the expenditure by Purchaser of more than $500,000 (inclusive of attorneys’ fees) in connection therewith. Notwithstanding anything herein to the contrary, the Purchaser shall not be required by this Section 6.4 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (x) require the divestiture of any assets of the Purchaser, any Acquired Entity or any of their respective Affiliates, (y) limit the Purchaser’s freedom of action with respect to, or its ability to consolidate and control, the Acquired Entities or any of their assets or businesses (other than customary covenants as required by the Taiwan Investment Commission that would not reasonably be expected to be material to LTCO) or any of the Purchaser’s or its Affiliates’ other assets or businesses or (z) limit the Purchaser’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Securities other than would reasonably be expected to result in a Liability or loss of Purchaser or the Acquired Entities in an amount not exceeding $500,000.

6.5 Leased Real Property. Sellers shall use their commercially reasonable efforts to deliver a customary subordination and nondisturbance agreement with any lender holding an encumbrance superior to any U.S. Real Property Lease, whereby such lender agrees to recognize the tenant’s rights under such Real Property Lease so long as such tenant is not in default under the terms of such lease.

6.6 Update of Disclosure Schedules. The Sellers shall have the right (but not the obligation) from time to time prior to the Closing to supplement, modify or amend information set forth on the Disclosure Schedules (each, a “Schedule Update”) solely in respect of any matter arising after the date hereof (other than any matter arising as a result of a breach by any Seller or any Acquired Entity of any covenant or agreement in this Agreement) that, if existing or occurring at or prior to the date of this Agreement, would individually result in a breach (a “New Breach”) of any representation or warranty of the Sellers contained in Article III (other than a Fundamental Representation or breach of clause (a) of the first sentence of Section 3.7). Notwithstanding anything in this Agreement to the contrary, in the event that such New Breach is not fully cured before the earlier of (a) thirty (30) days following the delivery by the Sellers of a Schedule Update and (b) the Termination Date, unless the Purchaser notifies the Sellers of its intent to terminate this Agreement within two (2) Business Days after such earlier date (and without regard to Purchaser’s right to terminate this Agreement pursuant to Section 10.1.1(b)), such Schedule Update shall be deemed to have cured the corresponding New Breach for purposes of such condition set forth in Section 8.1.1 (and the Purchaser will not thereafter be entitled to terminate this Agreement pursuant to Section 10.1.1(b) solely as a result of such New Breach), but shall not be deemed to have cured any such New Breach for purposes of Article VII or Article IX.

6.7 Employees and Employee Benefit Plans.

6.7.1 For at least one (1) year following the Closing Date, the Purchaser shall provide or cause to be provided to each employee of the Acquired Entities who continues in employment following the Closing Date (collectively, the “Continuing Employees”) (i) a rate of base salary, wages and annual cash incentive bonus opportunity that is at least comparable in the aggregate to the rate of base salary, wages and annual cash incentive bonus opportunity paid by the applicable Acquired Entity to such Continuing Employee immediately prior to the Closing Date and (ii) other benefits (excluding to the extent permitted by applicable Law equity or equity-based compensation, defined benefit pension or severance benefits) that are no less favorable than the benefits (not including equity or equity-based compensation, defined benefit pension or severance benefits) provided by the Purchaser to its other employees holding positions with similar level of responsibility within the same country.

6.7.2 Following the Closing Date, the Purchaser shall use its commercially reasonable efforts to ensure, or cause to ensure, that no limitations or exclusions as to preexisting conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions or other limitations or restrictions on coverage are applicable to any Continuing Employees or their dependents or beneficiaries under any welfare benefit plans in which such Continuing Employees or their dependents or beneficiaries may be eligible to participate following the Closing Date, unless such conditions would not have been waived under the comparable plans of the Acquired Entities in which such employee participated immediately prior to the Closing Date. For the plan year that includes the Closing Date, the Purchaser shall use its commercially reasonable efforts to provide or cause to be provided that any costs or expenses incurred by Continuing Employees (and their dependents or beneficiaries) up to (and including) the Closing Date shall be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under any such welfare benefit plans.

6.7.3 With respect to each employee benefit plan, policy or practice, including vacation and paid time off plans, policies or practices, sponsored or maintained by the Purchaser or its Affiliates (including any of the Acquired Entities following the Closing), the Purchaser shall grant, or cause to be granted, to all Continuing Employees from and after the Closing Date credit for all service with the Acquired Entities and its predecessors (other than benefit accruals under defined benefit pension plans or severance plans to the extent permitted by applicable Law) prior to the Closing Date for purposes of eligibility to participate, vesting credit, and eligibility to commence benefits and with respect to paid time off benefits only for benefit accrual, but excluding any such credit that would result in a duplication of benefits.

6.7.4 The Purchaser shall establish a retention program (the “Retention Program”) in the aggregate amount of $1,000,000 for the nine (9) key managers of the Acquired Entities as of the Closing Date to be allocated to such key managers in amounts as determined by Mr. King Koo (“Mr. Koo”) after consultation with the Purchaser for payment of allocated amounts on the first and second anniversary of the Closing, with each payment being subject to the continued employment in good standing of the applicable employee in compliance with the Retention Program. Any amount allocated but not earned by the applicable employee will revert to the Purchaser, and the Purchaser shall have no obligation to reallocate or distribute such unearned amount to any other Person. Notwithstanding the foregoing, in the event that there are unallocated or unearned amounts available under the Retention Program, Mr. Koo, with the approval of the Purchaser, may request that such amounts be used to award signing bonuses to recruit new employees to replace any terminated employee and/or otherwise support the activities of the key managers.

6.7.5 The Purchaser shall establish a cash pool (the “Cash Pool”) in the aggregate amount of $250,000 to be allocated to the Acquired Entities’ employees not participating in the Retention Program, at Mr. Koo’s discretion in consultation with Purchaser to be paid after Closing to encourage retention and incentivize these employees, with the structure of payments therefrom to be recommended by Mr. Koo.

6.7.6 Nothing contained herein shall be construed as requiring any of the Acquired Entities to continue any specific plans or to continue the employment of any Continuing Employee. This Section 6.7 shall be binding upon and inure solely to the benefit of each of the Parties in their capacity as Parties to this Agreement, and nothing in this Section 6.7, express or implied, shall confer upon any other Person (including employees of the Acquired Entities) any rights or remedies of any nature whatsoever under or by reason of this Section 6.7. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.

6.7.7 Prior to the Closing, the Optionholder and LTCO, respectively, shall take all actions necessary to complete the exercise of the Option, obtain all necessary approvals of any applicable Governmental Authority and issue the shares of capital stock of LTCO issuable pursuant thereto, in accordance with applicable Law.

6.8 Preservation of Records. After the Closing Date, the Purchaser shall, and shall cause the Acquired Entities to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Acquired Entities in existence on the Closing Date and, in connection with any pending or threatened Tax Action involving any Seller or the Optionholder (and, for the avoidance of doubt, not in connection with any Action between any Seller and Purchaser any of its Subsidiaries), make such information as is reasonably necessary to address such Tax Action the same available upon reasonable advance notice, for inspection and copying by the Sellers’ Representative during normal business hours of the Acquired Entities, as applicable; provided, that if the Purchaser shall desire to dispose of any of such books or records prior to the expiration of such seven (7) year period, the Purchaser shall, prior to such disposition, give the Sellers’ Representative a reasonable opportunity, at its own expense, to segregate and remove such books and records as the Sellers’ Representative may select subject to confidentiality obligations for such seven (7) year period.

6.9 Access to Information

6.9.1 Prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and Representatives, to reasonable access during normal business hours to the Key Seller Individuals and offices of each Acquired Entity and their respective books and records, and the Sellers shall cause the Acquired Entities to furnish the Purchaser with such financial, operating and other data and information as the Purchaser may reasonably request, including for purpose of the Purchaser’s or its Affiliates’ compliance with their respective reporting requirements under the United States Securities Exchange Act of 1934; provided, however, that such access shall be subject to any applicable Laws relating to privacy or data protection and shall only be upon reasonable advance written notice, shall not unreasonably disrupt personnel, operations and properties of the Acquired Entities, and shall be at the Purchaser’s sole risk and expense.

6.9.2 On the Closing Date, the Sellers shall deliver or cause to be delivered to the Purchaser all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case, relating to the business and operations of the Acquired Entities, that are not in the full possession of or under the full control of an Acquired Entity, but that are in the possession of or under the control of the Sellers or any Affiliates thereof.

6.10 Confidentiality.

6.10.1 For a period of eighteen (18) months following the Closing Date, each of the Sellers shall, and shall cause its respective Affiliates and Representatives not to, use for its or their own benefit (or for the benefit of any Person other than Purchaser and its Subsidiaries) or divulge or convey to any third party any Confidential Information, and to handle the Confidential Information with the same degree of care which such Seller applies to its own confidential information (but in no event less than reasonable care); provided, however, that the Sellers, or their respective Affiliates and Representatives may furnish such portion of the Confidential Information as such Person reasonably determines it is required to disclose (i) if it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or Order, (ii) if such disclosure is requested to be made in any legal, administrative, regulatory or arbitral process or proceeding, including in connection with any Tax audit involving such Person or in any Tax Return, or (iii) in connection with the enforcement or defense of any right, remedy or claim relating to this Agreement (including Third Party Claims); provided, however, that in respect of any disclosure pursuant to subparts (i) or (ii) above, to the extent reasonably practical, the applicable party shall notify the Purchaser of the existence, terms and circumstances surrounding such request and it shall reasonably cooperate with the Purchaser, at the Purchaser’s expense, in the Purchaser’s efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. For purposes of this Agreement, “Confidential Information” consists of confidential proprietary information relating to the business of the Acquired Entities or the transactions contemplated hereby, except for data or information that is or becomes available to the public (other than as a result of a breach of this Section 6.10.1). The foregoing covenant in respect of Confidential Information shall not supersede or replace any agreements or obligations in respect of Confidential Information with any Seller (in any capacity other than solely as a Seller) or Key Seller Individual entered into with Purchaser or any Acquired Entity, including pursuant to a Mandate Agreement or Consulting Agreement.

6.10.2 Effective as of the Closing, if and to the extent any such confidentiality agreements exist and are effective, each of the Sellers hereby assigns to the Purchaser all of such Seller’s right, title and interest in and to any confidentiality agreements entered into by any of the Sellers (or its Affiliates or Representatives) and each Person (other than the Purchaser and its Affiliates and Representatives) who entered into any such agreement, or to whom Confidential Information was provided, in connection with a business combination involving any Acquired Entity or its Affiliates. For a period of twelve (12) months following the Closing Date, if requested by the Purchaser, the Sellers will use commercially reasonable efforts to cooperate with the Purchaser in order to assist in enforcing the rights (if any) so assigned. Each of the Sellers shall use its commercially reasonable efforts to cause any such Person to return to the Sellers prior to the Closing any documents, files, data or other materials constituting Confidential Information that was provided to such Person in connection with the consideration of any such business combination.

6.11 Exclusive Dealing. From the date hereof through the earlier of the Closing Date and the termination of this Agreement in accordance with Section 10.1, each of the Sellers agrees that, except as otherwise expressly set forth herein, it will not, it will cause its Affiliates and the Acquired Entities not to and it will direct its officers, managers, members and advisors not to, directly or indirectly, without the Purchaser’s prior written consent, enter into, initiate or hold discussions with, or provide any nonpublic information to, any Person (other than the Purchaser) regarding any disposition or purchase of any equity interest in, any equity investment in or any sale of all or any significant part of the assets or business of the Acquired Entities, or any merger, reorganization, recapitalization, consolidation, share exchange or other business combination or disposition involving the Acquired Entities (any offers or inquiries pertaining to any of the foregoing matters are referred to as an “Acquisition Transaction Proposal”). Upon the execution of this Agreement, each of the Sellers shall, and shall cause the Acquired Entities to, immediately terminate any and all discussions, negotiations and other communications with any third party relating to any Acquisition Transaction Proposal, terminate access of any such third party to the virtual data room and to any other nonpublic information of or relating to the Acquired Entities in connection with such Acquisition Transaction Proposal, and request that all third parties that have received such nonpublic information return and/or destroy such information in accordance with the applicable confidentiality agreement.

6.12 Release and Discharge

6.12.1 Effective as of and contingent upon the Closing, to the fullest extent permitted by applicable Law, each of the Sellers, on the one hand, and the Acquired Entities, on the other hand, in each case on behalf of itself and on behalf of its shareholders, members or Affiliates, as applicable, assigns and beneficiaries and, to the extent acting in a representative capacity, its creditors, directors, officers, managers, employees, investors, Representatives, successors and assigns of any of them (collectively, the “Releasing Persons”), hereby knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges each of the Acquired Entities (in the case of each of the Sellers) and each of the Sellers (in the case of the Acquired Entities) and their assigns and beneficiaries, creditors, directors, officers, managers, employees, investors, Affiliates, Representatives, successors and assigns of any of them (collectively, the “Released Persons”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, debts, demands, damages, costs, expenses, compensation or Liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, direct or derivative on behalf of any Person, and whether arising under any agreement or understanding or otherwise at Law or equity (“Released Claims”), which such Releasing Persons, or any of them, had, has, or may have had arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, or otherwise, arising or existing, or occurring, in whole or in part, at any time in the past until and including the Closing against any of the Released Persons (the “Release”). The Release shall be effective as a full, final and irrevocable accord and satisfaction and release of all of the Released Claims.

6.12.2 Effective as of and contingent upon the Closing, each of the Sellers and the Acquired Entities hereby irrevocably and unconditionally covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Person, based upon the Release or to seek to recover any amounts in connection therewith or thereunder from and after the Closing. Any Released Person may plead this Release as a complete bar to any Released Claims brought in derogation of this covenant not to sue.

6.12.3 Each of the Sellers and the Acquired Entities agrees that if it or any of its Affiliates violates any provision of this Section 6.12, such Sellers or Acquired Entity will pay the costs and expenses of defending against any related or resulting Actions incurred by the Released Persons, including attorney’s fees.

6.12.4 For the avoidance of doubt, the provisions of this Section 6.12 shall not be deemed to apply to any (i) claim against the Acquired Entities by any individual who is a former or current D&O thereof, to the extent such claim arises out of such individual’s service as D&O pursuant to any indemnification agreement between such individual and the Acquired Entities or the applicable provisions of its Organizational Documents, (ii) claim against the Purchaser or any Seller pursuant to Article IX or Section 7.3, (iii) any obligations of any Seller pursuant to this Agreement, including a release of any claim which may be made arising from or in connection with this Agreement, or (iv) any claim of fraud.

6.12.5 Each of the Sellers and the Acquired Entities expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by, and does so understanding and acknowledging the significance and consequence of such specific waiver of, any applicable Law similar in nature to Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

6.13 Intercompany Arrangements and Related Party Contracts. Except as set forth on Section 6.13 of the Disclosure Schedules, the Sellers shall cause all Related Party Contracts to be terminated in accordance with their terms, immediately prior to the Closing, following which time no Related Party Contract shall provide for any further liability to any party.

6.14 Financing Information. Until the earlier to occur of the termination of this Agreement and the Closing, the Sellers shall cause the Acquired Entities and their respective Representatives to, at Purchaser’s sole expense, provide such information regarding the Acquired Entities and Sellers in connection with the arrangement of the Financing as may be reasonably requested by Purchaser. Until the earlier to occur of the termination of this Agreement and the Closing, the Sellers shall cause the Acquired Entities and their respective Representatives to, at the Purchaser’s sole expense, reasonably cooperate in connection with the Financing as may be reasonably requested by the Purchaser.

ARTICLE VII

TAX MATTERS

The following provisions of this Article VII shall govern the allocation between the Purchaser and the Sellers of responsibility for certain Tax matters involving the Acquired Entities following the Closing Date. In the event of any conflict between the provisions of this Article VII and any other provision of this Agreement, the provisions of this Article VII shall control.

7.1 Preparation of Tax Returns; Control of Audits; Tax Refunds.

7.1.1 Except as set forth in Section 7.1.2, the Purchaser shall prepare, or cause to be prepared, for filing by the Acquired Entities all Tax Returns for the Acquired Entities for any (a) Tax period ending on or before the Closing Date (the “Pre-Closing Periods”), and (b) Straddle Period that are due after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Acquired Entities’ past practices, except to the extent required otherwise by applicable Law. The Sellers will timely pay (or cause to be timely paid) all Pre-Closing Tax Liabilities (as such term is defined herein) shown as due and owing on all such Tax Returns, other than to the extent that such liability is included in Accrued Tax Liabilities that results in an actual reduction in Transaction Consideration. Except as expressly contemplated in this Article VII, under no circumstances shall the Purchaser or the Acquired Entities amend any Tax Returns for Pre-Closing Periods without the prior written consent of the Sellers’ Representative (which consent will not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, neither the Purchaser nor any of the Acquired Entities shall make or change any election or change any annual accounting period in each case with an effective date on or before the Closing Date, if such action would have the effect of increasing the present or future liability or obligation of the Sellers to indemnify the Purchaser with respect to Taxes pursuant to the provisions hereof.

7.1.2 The Sellers shall prepare or cause to be prepared for filing by LTLLC all income Tax Returns for LTLLC for all Pre-Closing Periods that are due after the Closing Date and that contain items of income, deductions, credits, gains or losses are passed through to the holders of Securities in LTLLC Company Units under applicable Law. Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and LTLLC’s past practices, except to the extent required otherwise by applicable Law. The Sellers will timely pay (or cause to be timely paid) all Pre-Closing Tax Liabilities (as such term is defined herein), if any, shown as due and owing on all such Tax Returns for which the Sellers are liable under Section 7.3 of this Agreement.

7.1.3 Any Tax Returns prepared by the Purchaser pursuant to Section 7.1.1 (but only to the extent that the Sellers are liable for Taxes reflected on such Tax Returns) or by the Sellers pursuant to Section 7.1.2 (including, in each case, any related work papers or other information reasonably requested by the other party) shall be provided to the other Party for review not later than twenty (20) Business Days (or, in the case of any such Tax Return that is not an income Tax Return, seven (7) Business Days) before the due date for filing such Tax Returns (including extensions); provided, that if the filing date is less than twenty (20) Business Days after the Closing Date (taking into account any applicable extensions of time to file without penalty or addition to Tax) (or, in the case of any Tax Return that is not an income Tax Return, seven (7) Business Days), the Party responsible for the preparation of such Tax Return shall deliver such documents to the other Party as promptly as possible. The Party responsible for the preparation of the Tax Return referred to in Section 7.1.1 or 7.1.2 shall be the “Preparing Party” and the Party entitled to review rights pursuant to such section shall be the “Reviewing Party.” If the Reviewing Party does not provide the Preparing Party with a written description of the items in the Tax Returns or the tax statement that the Reviewing Party intends to dispute within ten (10) Business Days following the delivery to the Reviewing Party of such documents, the Reviewing Party shall be deemed to have accepted and agreed to such documents in the form provided, and shall thereafter be filed by the Acquired Entities. The Sellers’ Representative and the Purchaser agree to timely consult with each other and to negotiate in good faith any timely raised issue arising as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible. In the event the Parties are unable to resolve any dispute, the Sellers’ Representative and the Purchaser shall jointly request the Accounting Referee to resolve any issue in dispute before the due date of such Tax Return, in order that such Tax Return may be timely filed. The Accounting Referee shall make a determination with respect to any disputed issue and the Purchaser shall cause the Acquired Entities to file such Tax Return (including extensions) therefor in a manner consistent with the determination of the Accounting Referee. The determination of the Accounting Referee shall be binding on the Parties; provided, however, that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Sellers, on the one hand, and the Purchaser, on the other hand), that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee, or equally, in the event the Parties’ assigned amounts were, on a net basis, equally far from the amount finally determined by the Accounting Referee. Except as expressly contemplated in this Article VII, under no circumstances shall the Purchaser or the Acquired Entities amend any Tax Returns for Pre-Closing Periods without the prior written consent of the Sellers’ Representative (which consent will not be unreasonably withheld, conditioned or delayed, it being understood that such consent will be deemed to be unreasonably withheld if the amendment is required by law).

7.1.4 In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (a) the amount of any Taxes (other than Taxes described in clause (b)) for the Pre-Closing Tax Period shall be determined based on a closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Acquired Entities holds a beneficial interest shall be deemed to terminate at such time), and (b) in the case of property Taxes or other such ad valorem Taxes imposed on an annual basis, the amount of Taxes of the Acquired Entities for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.1.5 The Purchaser and the Sellers’ Representative shall cooperate fully in connection with the filing of the Tax Returns pursuant to this Section 7.1 and in connection with any audit, litigation or other proceeding with respect to the Taxes of the Acquired Entities. Such cooperation shall include reasonably furnishing or making available during normal business hours of personnel and the retention and (upon a Party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding. The Purchaser and the Sellers’ Representative shall retain or cause to be retained all books and records that are in their possession with respect to Tax matters pertinent to the Acquired Entities relating to any Pre-Closing Period or Straddle Period in accordance with their record retentions policy, and abide by all record retention agreements entered into with any Governmental Authority.

7.1.6 The Purchaser and the Sellers’ Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed with respect to the transaction contemplated hereby.

7.1.7 To the extent that, subsequent to the date hereof, any of the Acquired Entities receives (a) any refund of Taxes (in the form of cash) attributable to any Pre-Closing Tax Period that consist of Taxes that were (x) paid by the Acquired Entities prior to Closing, (y) included in Accrued Tax Liabilities, and results in an actual reduction in Transaction Consideration , or (z) indemnified by the Sellers pursuant to Section 7.3 or Article IX hereof, or (b) any credits against Taxes currently payable in lieu of refunds described in clause (a), the Purchaser shall remit, and shall cause the Acquired Entities, as applicable, to remit such Tax refund(s) or credits, less any Taxes, costs and expenses incurred in connection with such refund or credit, to the Sellers, within ten (10) Business Days after the receipt by any of the Acquired Entities of such Tax refunds or utilization of such Tax credits; provided, that no such refund or credit shall be required to be transmitted to the Sellers to the extent that (i) such refund or credit was taken into account in calculating the Transaction Consideration (as finally determined), (ii) such refund arose as a result of a carryback of any Tax attribute or credit arising in a Post-Closing Tax Period (or portion thereof) or (iii) the Sellers are obligated to pay any amounts to the Purchaser pursuant to this Article VII.

7.1.8 The Parties hereby acknowledge and agree that Purchaser shall not file an election under Section 338(g) (or Section 336) of the Code or any similar provision of the law of any state or other taxing jurisdiction with respect to the acquisition LTCO in connection with the transactions contemplated by this Agreement.

7.1.9 The Parties hereby acknowledge and agree that any and all Transaction Tax Deductions shall be reported as deductible in the Pre-Closing Tax Period or allocable to the pre-Closing portion of any Straddle Period ending on the Closing Date, in each case to the extent allowed by applicable Law based on a “more likely than not” or higher level of comfort. The Parties hereby agree to prepare and file all Tax Returns consistent with such allocation. The Parties that any disagreement as to such reporting will be settled in a manner consistent with the dispute resolution process set forth in Section 7.1.3.

7.1.10 Tax Claims. In the event a claim is made or a deficiency alleged following the Closing relating to any of the Acquired Entities by the IRS, any other taxing authority, or any third party which, if successful, would result in a loss or liability in respect of which indemnity properly will be sought against the Sellers, severally, pursuant to Section 9.2.1(b) (collectively, an “Indemnity Tax Matter”), then the following shall apply:

7.1.11 After any of the Acquired Entities receives actual notice of a claim or alleged deficiency, the Purchaser shall, or the Purchaser shall cause the applicable Acquired Entity to, promptly notify the Sellers’ Representative in writing of such claim or alleged deficiency.

7.1.12 The Sellers’ Representative shall have the right to represent the interests of the applicable Acquired Entity before the relevant Governmental Authority or the relevant third party with respect to any Indemnity Tax Matter and shall have the right to control the defense, compromise or other resolution of any such Indemnity Tax Matter (including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, any such Indemnity Tax Matter); provided, that (a) the Sellers’ Representative provides to the Purchaser written notice electing to control such Indemnity Tax Matter, (b) the requirements in Section 9.4.1(b) of this Agreement (other than the reference to Governmental Authority pursuant to clause (v) thereof) are satisfied, and (c) the insurer under the R&W Policy is not entitled, or if entitled does not elect, to assume the defense of such Indemnity Tax Matter. If the Sellers’ Representative does not assume control of such matters, the Purchaser shall have the right to control such matters. The Purchaser shall have the right (but not the obligation) to participate in the defense of such Indemnity Tax Matter that is not controlled by the Purchaser and to employ counsel, at the Purchaser’s own expense, separate from counsel employed by the Sellers’ Representative on behalf of the Sellers, and the Sellers’ Representative shall keep the Purchaser informed with respect to the commencement, status and nature of any such Indemnity Tax Matter and will, in good faith, allow the Purchaser to consult with it regarding the conduct of or positions taken in any such action.

7.1.13 Notwithstanding the provisions of Section 7.1.12, the Sellers’ Representative shall not settle or compromise any Indemnity Tax Matter relating to any Pre-Closing Tax Period without the prior written consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed.

7.1.14 Notwithstanding anything to the contrary in this Agreement or otherwise, in connection with any Indemnity Tax Matter, the Sellers shall, to the extent permitted under applicable Law, make, or shall cause to be made, in respect of the LTLLC (or if the Purchaser or any of its Affiliates (including LTLLC after the Closing) is entitled, the Purchaser may make or cause to be made) an election “out” under Section 6221(b) of the Code or, if such election is not available, an election to “push out” adjustments under Section 6226 of the Code (or any comparable provision in any state, local or foreign Tax Law) in respect of any Tax period (or portion thereof) ending on or prior to the Closing (and the Sellers shall take any actions necessary to give effect to this sentence).

7.2 Transfer Taxes. The Taiwan securities transaction tax (the “Taiwan STT”) and all other transfer, documentary, sales, use, stamp, registration, value added and other such similar Taxes (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and other similar Tax) or the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), shall be borne by the Sellers when due, and the all necessary Tax Returns and other documentation with respect to all such Taxes or fees shall be filed by the party that is required by law to file such Tax Returns (and other party shall cooperate with respect thereto as necessary). For the avoidance of doubt, the Taiwan STT shall be borne by the Sellers but paid by the Purchaser on behalf of the Sellers in accordance with Sections 2.4.7 and 2.5.5(a); provided, that in the event that the Transaction Consideration, as finally determined in accordance with this Section 2.5, is less than the Estimated Taiwan Transaction Consideration, the Sellers shall have the right to determine whether any claim for refund of Taiwan STT shall be made, and, if the Sellers elect to make such a claim, the Purchaser shall reasonably cooperate at Seller’s expense in connection therewith, including the preparation of any Return that is required to be filed by the Purchaser and/or Sellers, as the case maybe, in connection with such claim; provided, that if the filing of such a claim could have an adverse effect on the Tax liability of Purchaser or its Subsidiaries (including LeanTeq Co. Ltd.) for which Purchaser or its Subsidiaries are not fully indemnified under this Agreement, the Sellers shall not be entitled to require such claim to be filed without the written consent of the Purchaser, not to be unreasonably withheld. Any such refunds shall be paid to Sellers in accordance with the provisions set forth in Section 7.1.7.

7.3 Liability and Indemnity for Taxes.

7.3.1 The Sellers will be solely responsible for, and shall severally and not jointly (in accordance with the proportion of the Transaction Consideration, including the Rollover Amount, allocated to such Seller pursuant to the Allocation Certificate) indemnify, defend and hold harmless, the Purchaser Indemnified Parties, any and all Damages (including Taxes) actually incurred or suffered by the Purchaser Indemnified Parties to the extent resulting or arising from (collectively, the “Pre-Closing Tax Liabilities”) (a) all Taxes imposed upon the Acquired Entities or for which the Acquired Entities are liable with respect to Pre-Closing Tax Periods, (b) with respect to Straddle Periods, if any, all Taxes imposed upon the Acquired Entities or for which the Acquired Entities are liable which are allocable, pursuant to Section 7.1.4, to the Pre-Closing portion of such Straddle Period, (c) all Taxes of the Sellers, including any Taxes that may be imposed on LTLLC pursuant to the Bipartisan Budget Act of 2015, as amended, (d) all Taxes imposed on the Acquired Entities as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date and (e) arising as a result of the transactions contemplated by this Agreement (including Transfer Taxes for which the Seller is liable pursuant to Section 7.2 and any Taxes resulting from the transactions described in Sections 6.12 and 6.13 herein). Notwithstanding the foregoing, the Sellers shall not be liable for any such Taxes that are included in Accrued Tax Liabilities or Selling Expenses, and, in each case, result in an actual reduction in the Transaction Consideration.

7.3.2 For the avoidance of doubt, the Sellers’ obligations to indemnify the Purchaser Indemnified Parties for Damages arising from Pre-Closing Tax Liabilities shall be subject to the limitations set forth in Article IX, but only to the extent not inconsistent with the provisions of this Article VII.

7.4 The Purchaser and the Sellers agree that the Transaction Consideration, along with any other amounts constituting consideration for U.S. federal income tax purposes, shall be allocated among the Acquired Entities transferred by the Sellers based on the Allocation Certificate and the covenants contained in this Agreement (the “Purchase Price Allocation”). Any adjustments to the Transaction Consideration or such other amounts shall be allocated in an appropriate and equitable manner consistent with the requirements of applicable Law. The Purchaser and the Sellers further agree that the amounts allocated to LTLLC pursuant to the first sentence of this paragraph shall be allocated among the assets of LTLLC in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Asset Allocation”). The Purchaser shall prepare a proposed Purchase Price Allocation and Asset Allocation and deliver it to the Sellers’ Representative as soon as reasonably practicable following the Closing Date, and in any event within one hundred twenty (120) days thereof, for the Sellers’ Representative’s review. The Sellers’ Representative shall have thirty (30) days after the delivery to object in writing, and if it does not object within such period, shall be deemed to have accepted such proposed Purchaser Price Allocation and Asset Allocation and it shall become final. If the Sellers’ Representative objects, it shall deliver written notice of such objection within thirty (30) days after delivery of such proposed Purchase Price Allocation and Asset Allocation. The Parties thereafter shall negotiate in good faith to resolve any differences regarding such proposed Asset Allocation and if they cannot agree in fifteen (15) days after delivery of a written objection, the matters in dispute (but only the matters in dispute) shall be submitted to the Accounting Referee for resolution. The determination of the Accounting Referee shall be binding on the Parties; provided, however, that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Accounting Referee shall be borne by the Party (i.e., the Sellers, on the one hand, and the Purchaser, on the other hand), that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee, or equally, in the event the Parties’ assigned amounts were, on a net basis, equally far from the amount finally determined by the Accounting Referee. Any adjustments to the amounts allocated to LTLLC shall be allocated to the assets of LTLLC in an appropriate and equitable manner consistent with the requirements of applicable Law and consistent with the principles set forth on the Asset Allocation. The Parties shall (i) timely file all Tax Returns (including Internal Revenue Service Form 8594 and any supplemental filings to reflect any revisions to the Purchase Price Allocation or Asset Allocation) required to be filed in connection with the Purchase Price Allocation, the Asset Allocation and any adjustments thereto agreed to by the Parties, and (ii) prepare and file all Tax Returns and determine all Taxes in a manner consistent with the Purchase Price Allocation, the Asset Allocation and any adjustments thereto agreed to by the Parties. Each of the Parties shall notify the other if it receives notice that any Tax Authority proposes any allocation different from that set forth on the Purchase Price Allocation, the Asset Allocation and any adjustments thereto agreed to by the Parties.

7.5 At Closing, the Sellers shall deliver, or cause to be delivered, to the Purchasers the following: (a) each Seller that is a United States Person within the meaning of Section 7701(a)(30) of the Code (a “U.S. Person”) (or, if a Seller is disregarded as an entity from a U.S. Person for federal income tax purposes, such U.S. Person) shall deliver to the Purchaser an appropriate duly executed certificate of non-foreign status in compliance with Section 1446(f)(2) and Treasury Regulation Section 1.1445-2(b)(2)(iv) substantially in the form attached hereto as Schedule 7.5 and a duly executed IRS Form W-9, and (b) each Seller that is not a U.S. Person shall deliver to the Purchaser an applicable duly executed IRS Form W-8.

7.6 All Tax allocation, Tax sharing, Tax indemnity and similar agreements (other than agreements entered into in the ordinary course of business, the principal purpose of which is unrelated to Tax), and any provision in any agreement providing for a distribution by any Acquired Entity to its shareholders or members with respect to Taxes, shall be terminated prior to the Closing and, after the Closing, the Acquired Entity shall not be bound thereby or have any liability thereunder.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of the Purchaser at the Closing. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction of the following conditions. Any condition specified in this Section 8.1 may be waived if consented to by the Purchaser in writing.

8.1.1 Representations, Warranties and Covenants of the Sellers. (a) Each of the representations and warranties of the Sellers made in this Agreement shall be true and correct in all material respects (and, if any specific representation or warranty of the Sellers is expressly qualified by concepts of “materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made on and as of the Closing) (or, if made as of a specific date, as of such date only); provided, however, that the Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies with respect to Section 3.4.1) as of the date of this Agreement and as of the Closing (as if made on and as of the Closing); (b) the Sellers shall, and shall have caused the Acquired Entities to, have performed and complied in all material respects (except for those covenants set forth in Section 2.1 which shall have been performed in all respects) with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Sellers or the Acquired Entities on or before the Closing Date; and (c) the Sellers shall have delivered to the Purchaser a certificate dated the Closing Date, confirming the satisfaction of the conditions contained in Section 8.1.1 (Representations, Warranties and Covenants of the Sellers), Section 8.1.2 (No Injunction, Etc.) and Section 8.1.5 (Governmental Approvals).

8.1.2 No Injunction, Etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting or enjoining the consummation of the Closing.

8.1.3 Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by the Acquired Entities, the Sellers and any other parties that are or will be a party thereto (other than the Purchaser).

8.1.4 The Sellers’ Certificate. The Sellers shall have delivered to the Purchaser the Closing Certificate.

8.1.5 Governmental Approvals. All filings, notifications, consents, clearance, authorizations and approvals, and waiting periods (including any extensions thereof), as contemplated under the Regulatory Filings in connection with the transactions contemplated by this Agreement shall have been filed, obtained, expired or terminated, as applicable, in each case without the imposition of any condition or requirement that the Parties are not obligated to accept pursuant to Section 6.4.

8.1.6 Stock Certificates and Transfer Powers. Each of the Sellers shall have delivered to the Purchaser the certificates, or affidavits of loss in lieu thereof, representing all of the Securities duly endorsed in blank or accompanied by duly executed transfer documents.

8.1.7 Board of Director Resignations. Each Acquired Entity shall have delivered evidence of the resignation of such Acquired Entity’s board of directors or board of managers, effective as of the Closing.

8.1.8 Exercise of Option. Optionholder shall have exercised the Option, and LTCO shall have delivered to the Purchaser an Option exercise notice and the register of LTCO evidencing the issuance of the Securities issuable upon such exercise and evidence of the approval of the issuance by the Taiwan Investment Commission.

8.1.9 Related Party Contracts. The Sellers shall have delivered to the Purchaser copies of documents evidencing the fulfillment of the covenants set forth in Section 6.13.

8.2 Conditions to Obligations of the Sellers at the Closing. The obligations of the Sellers to consummate the Closing are subject to the satisfaction of the following conditions. Any condition specified in this Section 8.2 may be waived if consented to by the Sellers in writing.

8.2.1 Representations, Warranties and Covenants of the Purchaser. (a) Each of the representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects (and, if any specific representation or warranty of the Purchaser is expressly qualified by concepts of “materiality” or “Material Adverse Effect,” then such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing (as if made on and as of the Closing) (or, if made as of a specific date, as of such date), except in each case to the extent that the failure of such representations and warranties to be so true and correct would not materially impair or materially delay the Purchaser’s ability to consummate the Closing or to perform its obligations hereunder; (b) the Purchaser shall have performed and complied with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Purchaser on or before the Closing Date in all material respects; and (c) the Purchaser shall have delivered to the Sellers an officer’s certificate dated the Closing Date, confirming the satisfaction of the conditions contained in Sections 8.2.1 (Representations, Warranties and Covenants of the Purchaser), Section 8.2.2 (No Injunction, Etc.) and Section 8.2.4 (Governmental Approvals).

8.2.2 No Injunction, Etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting or enjoining the consummation of the Closing.

8.2.3 Ancillary Agreements. Each of the Ancillary Agreements to which the Purchaser or one of its Subsidiaries is a party shall have been executed and delivered by the Purchaser, such Subsidiary, or its respective designee.

8.2.4 Government Approvals. All filings, notifications, consents, clearance, authorizations and approvals, and waiting periods (including any extensions thereof), as contemplated under the Regulatory Filings in connection with the transactions contemplated by this Agreement shall have been filed, obtained, expired or terminated, as applicable.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificates delivered pursuant to this Agreement or in connection herewith will survive the Closing for fifteen (15) months thereafter; provided, however, that (a) the representations and warranties in the first two sentences of Section 3.1 (Existence and Qualification), Section 3.2 (Authorization; Enforceability), Section 3.4 (Capitalization), Section 3.20 (Finders’ Fees), Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability), Section 4.5 (Finders’ Fees), Section 4.6 (Ownership of Securities), Section 5.1 (Organization), Section 5.2 (Authorization; Enforceability) and Section 5.5 (Finders’ Fees) (collectively, the “Fundamental Representations”) will survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations, and (b) the representations and warranties in Section 3.6 (Tax Matters) and the indemnity obligations set forth in Section 7.3.1 shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations with respect to the collection by the applicable Governmental Authority or other Person of the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof). For the avoidance of doubt, the Parties hereby acknowledge that the survival period set forth in this Section 9.1 with respect to non-Fundamental Representations is a contractual statute of limitations and any claim brought by any Party pursuant to this Article IX must be brought or filed prior to the expiration of such survival period. It is the express intent of the Parties that, if an applicable survival period as contemplated by this Section 9.1 is shorter than the statute of limitations that would otherwise apply by Law, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 9.1 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

9.2 Indemnification by the Sellers.

9.2.1 Subject to the terms and conditions of this Article IX, the Sellers shall, severally and not jointly (in accordance with the proportion of the Transaction Consideration allocated to such Seller pursuant to the Allocation Certificate), indemnify, defend and hold harmless the Purchaser and its equity owners, directors, managers, officers, employees and Affiliates, and, after the Closing, the Acquired Entities (collectively, all of the foregoing the “Purchaser Indemnified Parties”) against any and all Damages actually incurred or suffered by the Purchaser Indemnified Parties to the extent resulting or arising from:

(a) any failure of any representation or warranty made by any Seller in this Agreement or any certificate delivered pursuant to this Agreement (including the Sellers’ Certificate) to be true and correct (without giving effect to any limitations or qualifications thereto, including materiality or Material Adverse Effect); provided, however, that no Seller shall be required to indemnify, defend or hold harmless any Purchaser Indemnified Party with respect to a breach of any representation or warranty made solely by another Seller pursuant to Article IV (in which case such other Seller or Sellers shall be responsible for indemnification of the Purchaser Indemnified Parties in accordance with this Agreement);

(b) any breach of any covenant or agreement required to be performed by the Acquired Entities or any Seller (including the Sellers’ Representative in its capacity as such) pursuant to this Agreement (without giving effect to any limitations or qualifications thereto, including materiality or Material Adverse Effect); provided, however, that no Seller shall be required to indemnify, defend or hold harmless any Purchaser Indemnified Party with respect to a breach of any covenant or agreement made or to be performed solely by another Seller or other Sellers pursuant to this Agreement (in which case such other Seller or Sellers shall be responsible for indemnification of the Purchaser Indemnified Parties in accordance with this Agreement); or

(c) any claims relating to allocation of the Transaction Consideration and Rollover Amount among the Sellers, including any inaccuracy or misrepresentation on the Allocation Certificate.

(d) Any deficiency reflected in the Final Adjustment Statement that exceeds the amount of the Working Capital Escrow Amount.

9.2.2 Time Limitations. The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.2.1(a) unless on or before the relevant survival date specified in Section 9.1 (such relevant date referred to as the “Survival Date”), the Purchaser notifies the Sellers’ Representative in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser. Except as otherwise provided in the Agreement, all covenants of the Parties contained in Article VI will survive the Closing indefinitely in accordance with their terms; provided, however, that the Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.2.1(b) unless the Purchaser notifies the Sellers’ Representative in writing of a claim under Section 9.2.1(b) specifying the factual basis of that claim in reasonable detail to the extent then known by the Purchaser as follows: (a) with respect to any covenant or agreement required to be performed in this Agreement on or before the Closing, such claim is delivered within six (6) months after the Closing, (b) with respect to any such covenant required to be performed in this Agreement after the Closing (other than with respect to Pre-Closing Tax Liabilities as provided in Article VII), such claim is delivered within ninety (90) days after the expiration of the applicable statute of limitations, and (c) with respect to any Pre-Closing Tax Liabilities and claim for a breach of Tax representations and covenants (including the representations and warranties in Section 3.6 (Tax Matters)), such claim is delivered within ninety (90) days following the expiration of the applicable statute of limitations with respect to the collection by the applicable Governmental Authority or other Person of the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

9.2.3 Limitations on Indemnification of the Purchaser Indemnified Parties.

(a) The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.2.1(a) until the total amount of all claims as to which the Purchaser Indemnified Parties may be entitled to indemnification under Section 9.2.1(a), in the aggregate, exceeds $1,500,000 (the “Deductible”), in which case the Purchaser Indemnified Parties will be entitled to recover any Damages pursuant to Section 9.2.1(a) in excess of the Deductible, subject to the other limitations in this Article IX; provided, however, that recovery of any amounts pursuant to Section 9.2.1(a) related to the breach of the Fundamental Representations or Section 3.6 (Tax Matters) or to fraud shall not be subject to the limitations of this Section 9.2.3(a).

(b) Notwithstanding any other provision of this Agreement to the contrary but subject to Section 9.5.1, each Seller’s maximum aggregate indemnification liability pursuant to Section 9.2.1(a) shall be such Seller’s pro rata share of the funds in the Escrow Account; provided, however, that such maximum aggregate indemnification liability shall not apply to breaches of the Fundamental Representations or Section 3.6 (Tax Matters), for which each Seller’s maximum aggregate indemnification liability pursuant to Section 9.2.1(a) with respect to breaches of all types for which indemnification is available hereunder shall not exceed the Transaction Consideration received by such Seller. Except with respect to the Fundamental Representations in Articles III and IV, Section 3.6 (Tax Matters) or fraud, the sole and exclusive recourse against the Sellers for any amount finally determined to be owed in respect of any indemnity obligations pursuant to Section 9.2.1(a) shall be the funds remaining in the Escrow Account, and once the Escrow Account shall be fully depleted or released, such indemnity obligations of the Sellers shall terminate.

(c) A Purchaser Indemnified Party may not seek indemnification for Damages suffered by it if, and to the extent, it has already received payment with respect to the underlying circumstances relating to such Damages by virtue of a reduction in Transaction Consideration pursuant to a post-Closing adjustment under Section 2.5.

9.3 Indemnification by the Purchaser.

9.3.1 Subject to the terms and conditions of this Article IX, the Purchaser will indemnify, defend and hold harmless the Sellers, their Affiliates and their respective officers, directors, managers, shareholders, members, partners, employees, representatives and agents (collectively, the “Seller Indemnified Parties”) against any and all Damages actually incurred or suffered by the Seller Indemnified Parties to the extent resulting from (a) any failure of any representation or warranty made by the Purchaser in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing and (b) any breach of any covenant or agreement required to be performed by the Purchaser pursuant to this Agreement.

9.3.2 The Seller Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.3.1(a) unless on or before the Survival Date, the Sellers’ Representative notifies the Purchaser in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Sellers’ Representative. Notwithstanding anything contained in this Agreement, the Seller Indemnified Parties shall have no right to recover any amounts pursuant to Section 9.3.1(b) unless the Sellers’ Representative notifies the Purchaser in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Sellers’ Representative as follows: (a) with respect to any covenant or agreement required to be performed in this Agreement on or before the Closing, such claim is delivered within six (6) months after the Closing, and (b) with respect to any such covenant required to be performed in this Agreement after the Closing, such claim is delivered within ninety (90) days after the expiration of the applicable statute of limitations.

9.4 Indemnification Procedures.

9.4.1 Except as provided in Article VII with respect to certain Tax matters, if any Person who or which is entitled to seek indemnification under Article VII, Section 9.2 or 9.3 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof. Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of any complaint, petition or any other pleading received in connection with such Third Party Claim and all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in the defense of such Third Party Claim at the Indemnifying Party’s expense, or at its option (subject to the limitations set forth in this Section 9.4.1) to assume the defense thereof by appointing a recognized and reputable counsel to be the lead counsel in connection with such defense; provided, however, that:

(a) The Indemnifying Party must give the Indemnified Party written notice of its election to assume control of the defense of the Third Party Claim within ten (10) days of the Indemnifying Party’s receipt of notice of the Third Party Claim. If the Indemnifying Party disclaims any liability in connection with such matter, the Indemnifying Party shall give the

Indemnified Party written notice of such disclaimer of liability within ten (10) days of the Indemnifying Party’s receipt of notice of the Third Party Claim. If the Indemnifying Party timely disclaims any Third Party Claim, whether in full or in part, then the Parties shall negotiate in good faith for a period of twenty (20) Business Days from the date the Indemnified Party receives such objection (such period is hereinafter referred to as the “Third Party Claim Negotiation Period”). After the Third Party Claim Negotiation Period, if the Parties still cannot agree on such Third Party Claim, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party.

(b) The Indemnifying Party may only assume such defense (i) if it acknowledges in writing that it is within the scope of the indemnification obligations set forth in this Article IX or Article VII, as applicable, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction, other equitable relief or criminal liabilities against the Indemnified Party, (iv) the maximum amount of monetary damages and related costs and expenses which could be payable with respect to such Third Party Claim does not exceed the maximum liability of the Indemnifying Party with respect to such Third Party Claim hereunder, (v) the Third Party Claim is not made by any Governmental Authority or Material Customer or Material Supplier, and (vi) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim.

(c) The Indemnified Party shall be entitled to participate in the defense of the Third Party Claim and to employ a recognized and reputable counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party.

(d) The Indemnifying Party shall not settle or compromise any Third Party Claim unless the terms of such settlement or compromise (i) call only for a payment to the Indemnified Party (or of the Third Party Claim directly), the full amount of which is indemnified hereunder, (ii) does not impose an injunction or other equitable relief upon the Indemnified Party, (iii) does not require an admission or acknowledgment of fault by the Indemnified Party and (iv) contains an unconditional release of the Indemnified Party in respect of such claim. If requested in writing by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim or, if appropriate and related to the Third Party Claim in question, in making any reasonable counterclaim against the Person making such Third Party Claim, or any cross complaint against any Person (other than the Indemnified Party or its Affiliates) or similar action. If the Indemnifying Party shall not have elected to assume the defense of such Third Party Claim within ten (10) days of receipt of the written notice described in Section 9.4.1, or is otherwise not entitled to assume such defense, the Indemnified Party shall have the right, at its option and at the expense of the Indemnifying Party, to do so in such manner as it deems appropriate. In the event any Indemnified Party assumes the defense of such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim or, if appropriate and related to the Third Party Claim in question, in making any reasonable counterclaim against the Person making such Third Party Claim, or any cross complaint against any Person (other than the Indemnifying Party or its Affiliates) or similar action.

(e) Notwithstanding anything to the contrary herein, the Indemnifying Party may only investigate, contest, defend or settle any Third Party Claim if the insurer under the R&W Policy is not entitled, or if entitled does not elect, to assume the defense of such Third Party Claim.

9.4.2 Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof; provided, that in the event any Purchaser Indemnified Party is the Indemnified Party, it shall deliver the written notice of the Direct Claim to the Sellers’ Representative and such delivery shall be deemed to have been received by each Seller. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of ten (10) Business Days from which to respond in writing to such Direct Claim. If the Indemnifying Party does not respond within such ten (10) Business Day period, the Indemnifying Party will be deemed to have rejected such claim. If the Indemnifying Party rejects (or is deemed to have rejected) any Direct Claim, whether in full or in part, then the parties shall negotiate in good faith for a period of twenty (20) Business Days from the date the Indemnified Party receives such objection or is deemed to have rejected such Direct Claim (such period is hereinafter referred to as the “Negotiation Period”). After the Negotiation Period, if the parties still cannot agree on the claim, the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party.

9.4.3 A failure to give timely notice or to include any specified information in any notice as provided in Sections 9.4.1 or 9.4.2 will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

9.5 Miscellaneous Indemnification Provisions.

9.5.1 Exclusive Remedy. Other than claims for fraud, the indemnification provisions of this Article IX and Article VII shall be the sole and exclusive remedy of the Indemnified Parties and their respective Affiliates for monetary damages with respect to claims under, or otherwise relating to, the transactions that are the subject of, this Agreement, whether sounding in contract, tort, fraud or otherwise, and whether asserted against the Acquired Entities, their respective officers, directors or employees, the Sellers or any other Person. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement. Each of the Parties, on behalf of itself and its equity owners, directors, managers, officers, employees and Affiliates, agrees not to bring any actions or proceedings, at Law, equity or otherwise, against any other Party or its equity owners, directors, managers, officers, employees and Affiliates, in respect of any breach or alleged breach of any representation, warranty, covenant and agreement in this Agreement, except pursuant to the express provisions of this Article IX and Article VII.

Notwithstanding the foregoing restrictions, each Party shall be entitled to bring an action for injunctive or other equitable relief to enforce the terms of this Agreement, including specific performance, and no limitation or condition of liability provided in this Article IX or Article VII shall apply to any claim arising from fraud.

9.5.2 Transaction Consideration Adjustment. The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Transaction Consideration for Tax purposes, unless otherwise required by Law.

9.5.3 Purchaser Knowledge. The Sellers shall not be liable under this Article IX (but may be liable under Section 7.3 as applicable) for any Damages based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement if the Purchaser had actual knowledge of such inaccuracy or breach prior to the date hereof.

9.5.4 Duty to Mitigate. Subject to the provisions in Section 9.5.5, each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

9.5.5 Insurance Proceeds and Other Recoveries.

(a) Except for fraud and subject to the limitations set forth in the other Sections of this Article IX, the Purchaser Indemnified Parties’ remedy with respect to Damages for which they may be entitled to indemnification pursuant to Section 9.2.1(a) shall be as follows: (i) with respect to representations and warranties (other than Fundamental Representations or Section 3.6 (Tax Matters)), to satisfy the amount of such Damages in the following order of priority: first, from the remaining funds in the Escrow Account until the amount of the retention under the R&W Policy has been fully eroded, second (once the retention amount under the R&W Policy has been so fully eroded), from the R&W Policy to the extent available for recovery, and third, to the extent that any such Damages are unavailable for recovery from the R&W Policy or in excess of the limits of the R&W Policy, from the remaining funds in the Escrow Account, and (ii) with respect to Fundamental Representations and Section 3.6 (Tax Matters) and Tax indemnity under Section 7.3.1, to satisfy such amount of such Damages in the following order of priority: first from the remaining funds in the Escrow Account until the amount of the retention under the R&W Policy has been fully eroded, second (once the retention amount under the R&W Policy has been so fully eroded) from the R&W Policy to the extent available for recovery, third, to the extent that any such Damages are unavailable for recovery from the R&W Policy or are in excess of the limits of the R&W Policy, out of the remaining funds in the Escrow Account, and fourth, once the remaining funds in the Escrow Account have been exhausted, directly against the Sellers subject to the limitations set forth in this Article IX and Article VII, as applicable.

(b) The amount of Damages recoverable by an Indemnified Party pursuant to this Article IX with respect to an indemnity claim shall be reduced by (a) solely with respect to Damages incurred by LTCO, the amount of any Net Tax Benefit actually realized by the Indemnified Party, and (b) reduced by any indemnity or contribution amounts actually received from third parties by an Indemnified Party or its Affiliates in connection with the matter giving rise to such Damages (net of any applicable costs and expenses (including reasonable attorneys’ fees) of recovery or collection thereof) (such net recoveries, “Net Recoveries”). If an Indemnified Party or any of its Affiliates actually receives a Net Recovery with respect to any Damages after an Indemnifying Party has actually made a payment to such Indemnified Party or its Affiliates with respect to such Damages (other than an insurance recovery), such Indemnified Party shall promptly pay over to the Indemnifying Party that amount, if any, that such Indemnifying Party would not have been required to pay to such Indemnified Party or its Affiliate if such Net Recovery had been received prior to such payment by the Indemnifying Party; provided, that the Indemnified Party shall not be obligated to pay over any such amount in excess of the amount of the indemnity payment hereunder to the Indemnified Party with respect to such claim. The calculation of any Damages arising out of or in connection with any breach of representations, warranty, covenant or agreement contained in this Agreement by any party hereto, shall be made without any regard to any “Material Adverse Effect” or any materiality or similar qualification contained in the relevant representation, warranty, covenant or agreement so breached.

9.5.6 No Punitive Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any punitive Damages of such other Person, except to the extent actually paid to a third Person.

9.6 Good Faith; Mutual Cooperation. The Indemnifying Party and the Indemnified Party shall reasonably cooperate with each other with respect to resolving any claim or liability with respect to which Party is obligated to indemnify the other Party hereunder, including by making all commercially reasonable efforts to mitigate or resolve any such claim or liability.

9.7 Escrow Account; Manner of Payment.

9.7.1 Within three (3) Business Days following a final determination that a Purchaser Indemnified Party is entitled to indemnification payment from any Seller pursuant to this Article IX or Article VII, and to the extent any portion of such Seller’s pro rata share of the Escrow Amount remains undisbursed, the Purchaser and the Sellers’ Representative shall deliver joint instructions to the Escrow Agent instructing the Escrow Agent to distribute to the Purchaser or its designee, by wire transfer in immediately available funds, from the remaining portion of such Seller’s pro rata share of the Escrow Amount, in an amount equal to the lesser of (i) the amount of such payment, and (ii) such remaining portion.

9.7.2 On the first (1st) Business Day following the date which is fifteen (15) months after the Closing Date (the “Indemnity Escrow Release Date”), the Purchaser and the Sellers’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers an aggregate amount equal to, if any, (a) the remaining portion of each Seller’s pro rata share of the Escrow Amount, less (b) the aggregate amount of claimed Damages (each, a “Reserved Loss”) for which a claim for indemnification has been asserted but not yet finally resolved or determined (each, a “Unresolved Claim”) as of the Indemnity Escrow Release Date. At any time following the Indemnity Escrow Release Date, upon final resolution of any Unresolved Claim and to the extent that it is finally determined that the Purchaser Indemnified Parties are not entitled to any portion of the corresponding Reserved Loss (such portion, the “Released Portion”), the Sellers’ Representative and the Purchaser shall, within three (3) Business Days following such final resolution, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers, from the Escrow Account, an amount equal to the lesser of (i) the remaining portion of such Seller’s pro rata share of the Escrow Amount, and (ii) the Released Portion.

9.7.3 Following the exhaustion of any Seller’s pro rata share of the Escrow Amount, any amount payable by such Seller to any Purchaser Indemnified Party shall be payable by wire transfer of immediately available funds to an account or accounts designated by Purchaser within three (3) Business Days following the final determination of the claim for indemnification giving rise to such payment obligation.

9.7.4 Any amount payable by Purchaser to a Seller Indemnified Party shall be payable by wire transfer of immediately available funds to an account or accounts designated by the Sellers within three (3) Business Days following the final determination of the claim for indemnification giving rise to such payment obligation.

ARTICLE X

MISCELLANEOUS

10.1 Termination.

10.1.1 Termination Events. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the written consent of the Purchaser and the Sellers;

(b) by the Purchaser, (i) in the event of any breach by any Seller of any covenant, representation or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition set forth in Section 8.1, as applicable, at the Closing, and such breach has not been waived by the Purchaser, as applicable, or cannot be or has not been cured by such Seller within the earlier of (x) thirty (30) Business Days after written notice thereof from the Purchaser or (y) the Termination Date, or (ii) in accordance with Section 6.6;

(c) by the Sellers, in the event of any breach by the Purchaser of any covenant, representation or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition set forth in Section 8.2 at the Closing, and such breach has not been waived by the Sellers or cannot be or has not been cured by the Purchaser, as applicable, within the earlier of (i) thirty (30) Business Days after written notice thereof by the Sellers or (ii) the Termination Date;

(d) by the Sellers, in the event that (i) all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, each of which would be reasonably capable of being satisfied at the Closing) are satisfied as of the date on which Closing is required to take place pursuant to Section 2.2, (ii) each of the Sellers has irrevocably confirmed by written notice to the Purchaser that each of them stands ready, willing and able to effect the Closing, and (iii) the Purchaser fails to effect the Closing within two (2) Business Day following the delivery of such written notice;

(e) by the Purchaser or by the Sellers if the transactions contemplated hereby have not been consummated by November 19, 2019 (the “Termination Date”); provided, however, that the Purchaser or the Sellers, as applicable, will not be entitled to terminate this Agreement pursuant to this Section 10.1.1(e) if the Purchaser’s breach of this Agreement, on the one hand, or if any Seller’s breach of this Agreement, on the other hand, has prevented the consummation of the transactions contemplated by this Agreement by such date;

(f) by the Sellers if the Parties receive a binding, non-appealable disapproval under any Purchaser-driven Law; or

(g) by the Purchaser or by the Sellers by reason of a final, non-appealable Law or Order enacted or issued by any Governmental Authority of competent jurisdiction that is in effect and has the effect of prohibiting the transactions contemplated herein.

10.1.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1.1, this Agreement shall forthwith become void and all further obligations of the Parties under this Agreement will terminate without further liability or obligation on the part of any Party (other than this Article X, which will continue in full force and effect); provided, however, that nothing in this Section 10.1.2 will relieve any Party of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement which specifically survives termination hereunder, subject to the express terms and limitations set forth in this Agreement.

10.1.3 Termination Fee.

(a) If this Agreement is validly terminated by the Sellers pursuant to Section 10.1.1(d) due to a failure to receive the proceeds from the Financing, then the Purchaser shall pay an amount equal to four percent (4%) of the Base Purchase Price (the “Termination Fee”) to the Sellers promptly (and in any event within two (2) Business Days) following such termination, by wire transfer of immediately available funds to an account designated in writing by the Sellers.

(b) Subject in all respects to the Sellers’ right to injunction and specific performance under Section 10.15, if this Agreement is validly terminated under circumstances in which the Purchaser is obligated to pay the Termination Fee under Section 10.1.3(a), payment of the Termination Fee shall be the sole and exclusive remedy of the Sellers, the Acquired Entities, the Sellers’ Representative and their respective Affiliates and the heirs, successors and assigns of each of the foregoing Persons (collectively, the “Sellers Related Parties”), as applicable, against the Purchaser and its Affiliates, and each of their respective former, current and future directors, officers, employees, equityholders, controlling Persons, members, managers, financing sources, general or limited partners, assignees or other Affiliates or Representatives, and the Debt Financing Parties (collectively, the “Purchaser Related Parties”), and upon payment of such Termination Fee pursuant to the terms hereof, the Sellers Related Parties shall have no further rights or claims against any Purchaser Related Parties under or arising out of this Agreement, the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, whether at law or equity, in contract, in tort or otherwise; provided, that nothing in this Agreement will limit in any way the remedies of the parties under the

Confidentiality Agreement. Following the receipt of the Termination Fee in such circumstance, (i) none of the Sellers Related Parties shall be entitled to bring, maintain or support any Actions against any Purchaser Related Party arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (ii) each Sellers Related Party shall cause any Actions pending in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, to the extent maintained by such Seller Related Party against any Purchaser Related Party to be dismissed with prejudice promptly. In no event shall the Purchaser Related Parties be required to pay the Termination Fee on more than one occasion. Under no circumstances shall the Sellers be permitted or entitled to receive both a grant of specific performance that results in the consummation of the Closing and payment of the Termination Fee. Notwithstanding anything contained in this Agreement, in no event, whether or not this Agreement has been terminated, shall Purchaser Related Parties be subject to any monetary liability in excess of the Termination Fee.

(c) Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that the payment of the Termination Fee is not a penalty, but instead is liquidated damages in a reasonable amount that shall compensate the Sellers and their Affiliates, in the circumstances in which the Termination Fee is payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and the Ancillary Agreements and in reliance on this Agreement and the Ancillary Agreements and on the expectation of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, which amount would otherwise be impossible to calculate with precision.

10.2 Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement by any Party to another Party will be in writing and will be given to such Party (a) at its address set forth below or to such other address as the Party to whom notice is to be given may provide in a written notice to the Party giving such notice or (b) after Closing, if such Party is a Seller, at the address of the Sellers’ Representative set forth below or to such other address(es) as may hereafter be specified in a written notice to the Purchaser. Each such notice, request, or other communication will be effective (x) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (y) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (z) on the date sent if sent by electronic mail, receipt confirmed in each case, with a copy contemporaneously being sent pursuant to clauses (x) or (y) above:

To the Purchaser:

EnPro Industries, Inc.

5605 Carnegie Blvd., Suite 500

Charlotte, NC 28209

Attn: General Counsel

Facsimile: (704) 731-1511

Email: robert.mclean@enproindustries.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California 94304-1211

United States

Attention: Lisa A. Fontenot

Email: Fontenot@gibsondunn.com

To the Sellers’ Representative or, after Closing, to the Sellers:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, Colorado 80202

United States

Facsimile: (303) 648-4085

Attention: Managing Director

Email: deals@srsacquiom.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

United States

Phone: (650) 470-4500

Attention: Michael J. Mies

Email: Michael.Mies@skadden.com

10.3 Amendments and Waivers.

10.3.1 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser and the Sellers’ Representative (or by any successor to such Party), or in the case of a waiver, by the Party against whom the waiver is to be effective.

10.3.2 No failure or delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

10.3.3 Notwithstanding the foregoing, this Section 10.3 and Sections 10.1.3(b), 10.5, 10.7, 10.8, 10.9 and 10.16 (and any provision of this Agreement to the extent an amendment, modification, supplement or waiver would modify the substance of any of the foregoing provisions) may not be amended, modified or supplemented, and none of such provisions may be waived, in each case in a manner adverse to any Debt Financing Parties without the written consent of such adversely affected Debt Financing Parties.

10.4 Expenses. Except as otherwise set forth in this Agreement, (a) the Purchaser will pay or cause to be paid the fees and expenses incurred by the Purchaser (and its Affiliates) in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement, and (b) the Sellers will pay or cause to be paid the Selling Expenses to the extent not otherwise paid as contemplated in Section 2.1.

10.5 Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party to this Agreement; except that the Purchaser may (a) assign any of its rights (but not its obligations) under this Agreement to any Affiliate (but such assignment shall not release the Purchaser of its obligations hereunder), including the assignment of the acquisition of the securities of the Acquired Entities to the Purchaser Designee, and (b) collaterally assign this Agreement to the Financing Source or any other lender providing Financing or alternative Financing as collateral.

10.6 Sellers’ Representative.

10.6.1 By the executing this Agreement, each Seller shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as the Sellers’ Representative for all purposes in connection with this Agreement and the agreements ancillary hereto. Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the Sellers will be taken by the Sellers’ Representative as a representative of the Sellers on behalf thereof. Upon the resignation of Shareholder Representative Services LLC as the initial Sellers’ Representative, the holders of a majority of the voting power of the Securities at any time prior to the Closing may designate a successor Sellers’ Representative.

10.6.2 The Sellers’ Representative may resign at any time. Any change in the Sellers’ Representative will become effective upon notice in accordance with Section 10.2.

10.6.3 Each of the Sellers hereby irrevocably appoint the Sellers’ Representative as the agent and attorney-in-fact of each of the Sellers for the purposes of acting in the name and stead of such Seller in: (a) paying any associated costs and expenses of the transactions hereunder required to be paid by such Seller following the Closing; (b) giving and receiving all notices permitted or required by this Agreement and acting on the Sellers behalf hereunder for all purposes specified herein; (c) agreeing with the Purchaser as to any amendments to this Agreement which the Sellers’ Representative may deem necessary or advisable, including the extension of time in which to consummate the transactions contemplated by this Agreement, and the waiver of any closing conditions; (d) employing legal counsel on behalf of the Sellers; (e) paying any legal, accounting, investment banking, and any other fees and expenses incurred by the Sellers’ Representative in consummating the transactions contemplated by this Agreement; (f) defending or settling claims arising under this Agreement; and (g) making, executing, acknowledging, and delivering all such contracts, orders, receipts, notices, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions which the Sellers’ Representative, in its sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if such Sellers were personally present and acting. This power of attorney and all authority conferred hereby is granted and conferred subject to the interests of the other Parties to this Agreement, and in consideration of those interests and for the purpose of completing the transactions contemplated hereby, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by the Sellers or by operation of Law, whether by the termination of the Sellers’ Representative or by the occurrence of any other event. If any Seller who is an individual should die or become incompetent or incapacitated, or any Seller that is a legal entity should be dissolved, liquidated or wound up any other event should occur before the delivery of certificates or other instruments of transfer representing the Securities pursuant to this Agreement, such certificates and instruments shall nevertheless be delivered by or on behalf of such Seller in accordance with the terms and conditions of this Agreement, and all actions taken by the Sellers’ Representative pursuant to this Agreement shall be as valid as if such death, incompetence, incapacity, dissolution, termination or winding up or other event had not occurred, regardless of whether the Purchaser or the Sellers’ Representative, or any of them, shall have received notice of such death, incompetence, incapacity, or other event. The Sellers and the Sellers’ Representative agree to the exculpation and indemnification provisions in that certain engagement letter among the Sellers’ Representative and the Sellers.

10.6.4 The Purchaser shall be entitled to rely on the actions or inaction of and instructions and communications from the Sellers’ Representative, and the Purchaser shall have no liability to any Seller under this Agreement arising out of or related to such actions, inaction, instructions or communications.

10.7 Third Party Beneficiaries. Except as provided in Section 6.2, Section 6.12, Article IX, Section 10.1.3(b), Section 10.3, Section 10.8, Section 10.9 and Section 10.16 (in each case each Person benefiting from the provisions thereof shall be the intended third-party beneficiaries thereof and entitled to the benefits of such provisions to the same extent as if they were parties to this Agreement), this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this Agreement.

10.8 Governing Law; Consent to Jurisdiction. This Agreement will be governed by, and construed in accordance with, the Law of the State of Delaware without regard to the conflict of Laws rules of such state. Each of the Parties hereby irrevocably consents and agrees that it shall bring any action, suit or proceeding with respect to any matter arising under or relating to this Agreement or the subject matter hereof in the Court of Chancery of the State of Delaware (or if jurisdiction is not available in such court, then in any federal court located in the State of Delaware), unless such party, based on the good faith advice of its counsel, determines that a judgment rendered by such court would not be enforceable in the jurisdiction of the organization of the other Party or a jurisdiction in which such other Party’s office(s) or assets are located. Each of the Parties hereby irrevocably accepts and submits, for itself and in respect of its properties, to the jurisdiction of the Court of Chancery of the State of Delaware (or if jurisdiction is not available in such court, then in any federal court located in the State of Delaware), in personam, generally and unconditionally, with respect to any such action, suit or proceeding. Each of the Parties hereby irrevocably consents to the service of process in any such action, suit or proceeding in any such court by the mailing of a copy thereof by registered or certified mail, postage prepaid, to such party at the address specified in Section 10.2 for notices to such Party. In addition to or in lieu of any such service, service of process may also be made in any other manner permitted by applicable Law. Each of the Parties hereby irrevocably and unconditionally waives any objection or defense which it may now or hereafter have to the laying of venue to any such action, suit or proceeding in the Court of Chancery of the State of Delaware (or if jurisdiction is not available in such court, then in any federal court located in the State of Delaware) and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. Notwithstanding anything to the contrary contained in this Agreement, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Source and its current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors (each, a “Debt Financing Party” and collectively, the “Debt Financing Parties”) in any way relating to the Commitment Letter, the Financing or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

10.9 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. THE FOREGOING PROVISIONS SHALL ALSO APPLY TO ANY CLAIM OR CAUSE OF ACTION (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TROT OR OTHERWISE) AGAINST ANY DEBT FINANCING PARTY IN ANY WAY RELATING TO THE COMMITMENT LETTER, THE FINANCING OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile, email or other means of electronic submission in portable document format (pdf), and such signatures shall be treated as original signatures for all applicable purposes.

10.11 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement.

10.12 Entire Agreement. This Agreement (together with the Disclosure Schedules, Schedules and Annexes to this Agreement) and Ancillary Agreements constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby, including, without limitation the nondisclosure agreement dated April 5, 2019 (the “Confidentiality Agreement”). The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement, and transactions contemplated hereby, exclusively in contract pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement and the Ancillary Agreements. Furthermore, the Parties each hereby acknowledge that this Agreement and the Ancillary Agreements embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s length transaction.

10.13 Confidentiality. The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing.

10.14 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

10.15 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Purchaser, on the one hand, and the Sellers, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions of this Agreement and to thereafter cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement; provided, that the Sellers shall be entitled to specific performance to cause the Purchaser to consummate the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement, if and only if: (a) the proceeds of the Financing have been funded or will be funded subject only to the substantially concurrent consummation of the Closing; (b) the conditions set forth in Article VIII have been satisfied or waived (other than those conditions that would be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing); and (c) the Purchaser is otherwise required by this Agreement to consummate the Closing. The foregoing rights are in addition to and without limitation of any other remedy to which the parties may be entitled at law or in equity. The Parties agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

10.16 Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, (a) each Seller, each Acquired Entity and their respective Subsidiaries and it and their respective Affiliates, directors, officers, employees, agents, partners, managers, members and stockholders shall not have any rights or claims against any Debt Financing Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter, the Financing or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (b) no Debt Financing Party shall have any liability (whether in contract, in tort or otherwise) to any Seller, any Acquired Entity, or any of their respective subsidiaries, or to it or their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter, the Financing or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise; provided, that none of the foregoing shall be interpreted as (i) limiting the ability of Purchaser or any Affiliate of Purchaser to enforce their rights and remedies under the Commitment Letter or any definitive agreement relating thereto or (ii) otherwise limiting the obligations of the Financing Source to Purchaser (and its successors, assigns and Affiliates) and/or the other rights of the parties to the Commitment Letter or any definitive agreement relating thereto.

10.17 Press Release and Announcements. Unless required by Law or applicable stock exchange listing requirements (in which case each Party agrees to use commercially reasonable efforts to consult with the other Parties reasonably in advance prior to any such disclosure as to the form and content of such disclosure), no press releases or other public releases of information related to this Agreement, the Ancillary Agreements or the transactions contemplated hereby will be issued or released without the consent of the Purchaser and the Sellers. Solely in the event that the Parties issue such a press release, the Sellers’ Representative shall be permitted to publicly announce that it has been engaged to serve as the Sellers’ Representative in connection herewith as long as such announcement does not disclose any of the other terms of the transactions contemplated herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ENPRO INDUSTRIES, INC., a North Carolina corporation

By:	/s/ Robert McLean
Name: Robert McLean
Title: EVP, General Counsel, Chief Administrative Officer and Secretary

TRENDTEK GLOBAL INC., an International Business Company, R.S.A. cI20 incorporated in Anguilla

By:	/s/ Pack King Koo
Name: Pack King Koo
Title: President

CT ACQUISITION CORP., a California corporation

By:	/s/ Dianne Dougherty
Name: Dianne Dougherty
Title: President

S&K TECHNOLOGY LIMITED, an International Business Company, R.S.A. cI20 incorporated in Anguilla

By:	/s/ Ken Mun Loo
Name: Ken Mun Loo
Title: Sole Director

[Signature Page – Securities Purchase Agreement]

DIANNE MARGARET DOUGHERTY AND AUDREY LYNN COVNER REVOCABLE LIVING TRUST

By:		/s/ Dianne Dougherty
Name: Dianne Dougherty
Title: Trustee

CHEE-TAN FAMILY LIVING TRUST

By:		/s/ Samantha Tan
Name: Samantha Tan
Title: Trustee

LHMK, LLC, a Nevada limited liability company

By:		/s/ Pack King Koo
Name: Pack King Koo
Title: Manager by TrendTek Global, Inc., an International Business Company, R.S.A. cI20 incorporated in Anguilla, its sole Member

	By:	/s/ Pack King Koo
Name: Pack King Koo
Title: President

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Sellers’ Representative

By:		/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page – Securities Purchase Agreement]

OPTIONHOLDER:

/s/ Ken Mun Loo
Ken Mun, Loo, an individual

[Signature Page – Securities Purchase Agreement]

ANNEX I

Definitions

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Accounting Referee”: as set forth in Section 2.5.3.

“Accrued Tax Liabilities”: all unpaid Pre-Closing Tax Liabilities (which amount shall not be less than zero and shall not include any offsets or reductions with respect to Tax refunds or overpayments of Tax). For the sake of clarity, any reserves established or required to be established under GAAP methodologies that require a reserve for contingent Taxes or with respect to uncertain Tax positions for GAAP purposes shall not impact the calculation of Accrued Tax Liabilities.

“Acquired Entities”: as set forth in Recital B.

“Acquired Entity Securities”: as set forth in Section 3.4.2.

“Acquisition Transaction Proposal”: as set forth in Section 6.11.

“Action”: means any judicial, administrative, governmental, arbitral or mediatory action, suit, claim, audit, investigation or other proceeding (public or private).

“Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will also include (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, and (e) estates, trusts, partnerships and other Persons which, directly or indirectly through one or more intermediaries, are controlled by such Person or any Person referred to in clauses (a), (b), (c) or (d) above.

“Agreement”: as set forth in the introductory paragraph.

“Allocation Certificate”: as set forth in Section 2.3.2.

“Allocation Percentage”: as set forth in Section 2.3.2.

“Ancillary Agreements”: the Consulting Agreement, LLC Agreement, Escrow Agreement, Mandate Agreements, Non-Competition Agreements, the nondisclosure agreement between Purchaser and LTCO dated June 12, 2019, and the other documents, instruments and agreements expressly contemplated to be entered into pursuant hereto and thereto.

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“Annual Financial Statements”: as set forth in Section 3.5.1.

“Asset Allocation”: as set forth in Section 7.4.

“Audited Financial Statements”: as set forth in Section 3.5.1.

“Balance Sheet Date”: June 30, 2019.

“Balance Sheets”: the balance sheets of LTCO and LTLLC, as of the Balance Sheet Date, included in the Financial Statements.

“Business Day”: any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Capital Lease Obligations”: with respect to any Person, for any applicable period, the obligations of such Person that are classified and accounted for as capital leases or similar obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.

“Cash”: means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, deposits with third parties (including landlords), and funds in time and demand deposits or similar accounts, in each case the terms of which provide for the refund of such amounts to the Acquired Entities.

“Closing”: as set forth in Section 2.2.

“Closing Cash”: Cash as reconciled by the Acquired Entities on a basis consistent with the historical period, for the Acquired Entities as of the Closing, as reflected on the Final Adjustment Statement.

“Closing Certificate”: as set forth in Section 2.3.1.

“Closing Date”: as set forth in Section 2.2.

“Closing Indebtedness”: any Indebtedness of the Acquired Entities as of the Closing that is not satisfied by the Closing Indebtedness Payments, as reflected on the Final Adjustment Statement.

“Closing Indebtedness Payments”: as set forth in Section 2.4.4.

“Closing Payments”: as set forth in Section 2.4.

“Closing Working Capital”: the Working Capital of the Acquired Entities as of the Closing, as reflected on the Final Adjustment Statement.

“Code”: the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Commitment Letter”: as set forth in Section 5.7.

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“Company Indemnified Person”: as set forth in Section 6.2.

“Company Registered IP”: as set forth in Section 3.14.1.

“Confidential Information”: as set forth in Section 6.10.1.

“Confidential Information Presentation”: as set forth in Section 3.21.

“Confidentiality Agreement”: as set forth in Section 10.12.

“Consulting Agreement”: the agreement to be entered into by the individual named therein as of the date hereof, providing for the provision of consulting services to the Acquired Entities, to become effective as of the Closing.

“Continuing Employees”: as set forth in Section 6.7.1.

“Contracts”: contracts, leases and subleases, franchises, agreements, licenses, arrangements, commitments, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents, indentures, mortgages, security interests, guarantees, and other similar arrangements, whether written or oral, other than the Plans.

“Current Assets”: the Acquired Entities’ collective (a) accounts receivable, (b) inventories, (c) prepaid expenses and (d) other current assets, all as described in, and determined in a manner consistent with, Schedule 2.3, including the types of adjustments set forth therein, but not including, for the avoidance of doubt, Closing Cash or any Tax assets, receivables due from LTLLC for equipment purchases, prepaid third party equipment purchases, equipment payments made on behalf of LTLLC, and guarantee deposits.

“Current Liabilities”: the Acquired Entities’ collective (a) accounts payable, (b) accrued expenses, and (c) other accrued Liabilities, all as described in, and determined in a manner consistent with, Schedule 2.3, including the types of adjustments set forth therein, but not including, for the avoidance of doubt, items included in Indebtedness or Accrued Tax Liabilities.

“Damages”: any and all out-of-pocket expenses, losses, claims, damages, costs, fines, judgments, awards, penalties, Taxes, interest and Liabilities of every type and nature, together with all reasonable costs and expenses (including reasonable attorneys’ and other legal fees and out-of-pocket expenses, including experts’ and accountants’ fees and investigation expenses) actually incurred in connection with any of the foregoing.

“Data Room”: the electronic documentation site established by Intralinks on behalf of the Acquired Entities containing the documents set forth therein.

“Debt Financing Parties” or “Debt Financing Party”: as set forth in Section 10.8.

“Deductible”: as set forth in Section 9.2.3(a).

“Direct Claim”: as set forth in Section 9.4.2.

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“Disclosure Schedules”: the disclosure schedules delivered by the respective Parties concurrently with the execution and delivery of this Agreement and, solely for purposes of Section 8.1.1, as updated by any Schedule Update accepted in accordance with Section 6.6.

“Environmental Claim”: any claim, litigation, demand, action, proceeding, or consent or administrative order, that is related to or that seeks to recover Damages related to, or seeks to impose liability under, Environmental Law.

“Environmental Law”: all applicable Laws of any Governmental Authority with jurisdiction over the operations of the Acquired Entities relating to the protection or preservation of the environment, natural resources, or human health or safety.

“Environmental Permits”: all Permits relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the Business.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account”: the separate account maintained by the Escrow Agent to hold the Escrow Amount pursuant to the terms of the Escrow Agreement.

“Escrow Agent”: Fifth Third Bank, a national banking association.

“Escrow Agreement”: the Escrow Agreement, to be dated as of the Closing Date, in substantially the form agreed by the parties on the date of this Agreement.

“Escrow Amount”: $3,050,000.

“Estimated Closing Cash”: as set forth in Section 2.3.1.

“Estimated Closing Indebtedness”: as set forth in Section 2.3.1.

“Estimated Closing Working Capital”: as set forth in Section 2.3.1.

“Estimated Selling Expenses”: as set forth in Section 2.3.1.

“Estimated Taiwan STT”: as set forth in Section 2.3.2.

“Estimated Taiwan Transaction Consideration”: as set forth in Section 2.3.2.

“Estimated Transaction Consideration”: as set forth in Section 2.3.1.

“Estimated US Transaction Consideration”: as set forth in Section 2.3.2.

“Final Adjustment Statement”: as set forth in Section 2.5.4.

“Financial Statements”: as set forth in Section 3.5.1.

“Financing”: as set forth in Section 5.7.

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“Financing Source”: as set forth in Section 5.7.

“Fundamental Representations”: as set forth in Section 9.1.

“GAAP”: with respect to any Person, generally accepted accounting principles in effect from time to time in the jurisdiction of formation of such Person, applied on a consistent basis.

“Government Official”: any (i) official, officer, employee, representative, or agent of a Governmental Authority or a public international organization (such as the United Nations or the World Bank), or any person acting in an official capacity for or on behalf of any such Governmental Authority or public international organization, or (ii) any candidate for political office, any political party, or any official of a political party.

“Governmental Authority”: any federal, state, county, city, municipal, or other local or foreign government, any subdivision, authority, commission, board, bureau, administrative panel, or other instrumentality thereof, any court, tribunal or judicial or arbitral body, and any self-regulatory organization (including any applicable stock exchange) or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Hazardous Substance”: any substance subject to or regulated under Environmental Law.

“Indebtedness”: with respect to any Person, without duplication, (a) unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated hereby), in each case, in respect of (i) obligations of such Person for borrowed money, and (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (b) obligations of such Person under conditional sale or other title retention agreements relating to tangible property or assets purchased by such Person, (c) obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables and other current Liabilities incurred or arising in the Ordinary Course), (d) Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) guarantees by such Person of Indebtedness of others, (f) any payment obligations of such Person (whether as obligor or as guarantor) in respect of drawn letters of credit, (g) any Liability of such Person (whether as obligor or as guarantor) with respect to derivative financial instruments, interest rate swaps, collars, caps and similar hedging obligations, (h) that portion of accounts payable relating to capital expenditure purchases, less capital expenditure prepayments, and (i) any other obligation that, in accordance with GAAP, is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the Ordinary Course). Notwithstanding anything to the contrary set forth above, for avoidance of doubt, “Indebtedness” shall not include (v) any trade payables (including notes payable) incurred in the Ordinary Course, (w) any undrawn letters of credit or guarantees thereof, (x) any fidelity bonds, surety bonds, and performance bonds, or (y) any Liabilities to the extent they are reflected in the calculation of Closing Working Capital or Selling Expenses.

Annex I - 5

“Indebtedness Payoff Schedule”: as set forth in Section 2.3.3.

“Indemnified Party”: as set forth in Section 9.4.1.

“Indemnifying Party”: as set forth in Section 9.4.1.

“Indemnity Escrow Release Date”: as set forth in Section 9.7.2.

“Indemnity Tax Matter”: as set forth in Section 7.1.10.

“Intellectual Property Right”: all (a) patents and patent applications, (b) trade names, logos, slogans, trade dress rights, registered and unregistered trademarks and service marks, Internet domain names, other indications of source or origin, and applications for any of the foregoing, (c) copyrights, mask work rights, works of authorship, rights in databases, data collections and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing, (d) trade secrets and rights in confidential and proprietary information, including nonpublic discoveries, research and development, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, semiconductor device structures, drawings, specifications, customer lists, customer data, supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secrets”), and (e) all rights to obtain renewals, continuations, continuations-in-part, divisions or other legal protections pertaining thereto, in each case created or arising under the laws of the United States or any other jurisdiction.

“Interim Financial Statements”: as set forth in Section 3.5.1.

“IRS”: the Internal Revenue Service.

“Key Seller Individuals”: means Dianne Dougherty, King Koo and Ken Loo.

“Law”: any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree), and any Permit granted under any of the foregoing, or any requirement under the common Law, or any other pronouncement having the effect of Law of any Governmental Authority.

“Leased Real Property”: as set forth in Section 3.13.1.

“Liabilities” or, individually, “Liability”: with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien”: any mortgage, deed of trust, lien, pledge, charge, easement, security interest or other similar encumbrance, conditional sale agreement, retention agreement, hypothecation, right of first refusal or other similar restriction, adverse claim, restriction on transfer of title or voting or ownership, or any similar restriction.

Annex I - 6

“LLC Agreement”: the agreement in respect of the Purchaser Designee to be entered into by the Rollover Sellers and the Purchaser, in substantially the form agreed by the parties on the date of this Agreement.

“Mandate Agreements”: the agreements to be entered into by each of the Persons named therein as of the date hereof, providing for employment to become effective as of the Closing.

“Material Adverse Effect”: any change, effect, event, occurrence, or fact, individually or in the aggregate, that is or would reasonably be expected to be materially adverse to (a) the business of the Acquired Entities, or the assets, Liabilities, financial condition or results of operations of the Acquired Entities, taken as a whole, or (b) the ability of any of the Sellers and the Acquired Entities to timely perform their respective obligations under this Agreement or the Ancillary Agreements; except clause (a) set forth above shall not include any change, effect, event, occurrence, or fact, directly or indirectly, arising out of or attributable to: (i) the occurrence or worsening of any event of terrorism, act of war, event of natural disaster, or other calamity or crisis; (ii) changes in general economic, regulatory, financial, securities, or political conditions; (iii) changes affecting the Acquired Entities’ industry generally; (iv) changes or proposed changes in Law or GAAP or in the interpretation or enforcement thereof; (v) any failure by the Acquired Entities to meet any internal or external estimates, expectations, budgets, projections or forecasts (but not the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (vi) the public announcement of this Agreement or the transactions contemplated hereby, the identity of (or any actions taken by) Purchaser or its Affiliates, or the pendency or consummation of the transactions contemplated hereby, including any change, effect, event or occurrence arising out of actions of competitors, customers, suppliers, distributors, joint venture partners, employees (including losses of employees) or labor unions in connection therewith, and including any litigation arising in connection with this Agreement or the transactions contemplated hereby, except in each case to the extent arising from the Sellers’ breach of this Agreement (provided that this clause (vi) shall be disregarded in connection with any non-contravention or similar representation or warranty); (vii) any act or omission of the Sellers or the Acquired Entities expressly required by this Agreement (except with respect to general obligations to operate the business in the ordinary course) or the Ancillary Agreements or approved in writing (which, for the avoidance of doubt, includes email) by Purchaser; or (viii) the failure by any Seller or the Acquired Entities to take any action prohibited by this Agreement, except to the extent that any such change, effect, event, occurrence, or fact referred to in clause (i), (ii), (iii) or (iv) does not have a disproportionate effect on the Acquired Entities compared to other participants in the industry in which the Acquired Entities operate.

“Material Contracts”: as set forth in Section 3.8.1.

“Material Customers”: as set forth in Section 3.8.1(d).

“Material Suppliers”: as set forth in Section 3.8.1(e).

“Mr. Koo”: as set forth in Section 6.7.4.

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“Negotiation Period”: as set forth in Section 9.4.2.

“Net Recoveries”: as set forth in Section 9.5.5(b).

“Net Tax Benefit”: the actual reduction of Tax liabilities (calculated on the basis of the actual reduction in cash payments for Taxes) resulting from an increase in deductions, losses or tax credits or a decrease in the income, gain or recapture attributable directly to the Damages that an Indemnified Party or any Subsidiary or other affiliated entity thereof actually reported or took into account in or for the taxable year (or portions thereof) in which the Damages occurred or in any preceding period (other than the reduction of Tax Liabilities for which the Sellers are liable under this Agreement) or the following taxable year, minus the actual increase of Tax liabilities (calculated on the basis of the actual increase in cash payments for Taxes) resulting from the receipt of the indemnity payment (assuming that any such indemnity payment is taken into account for income tax purposes in the year in which the Damages are incurred even if it is actually taken into account in a subsequent year), in each case calculated on a “with” or “without basis.”

“New Breach”: as set forth in Section 6.6.

“Non-Competition Agreements”: the agreements to be entered into by each of the Key Seller Individuals, and each Seller identified therein as a party, the Acquired Entities and the Purchaser.

“Notice of Disagreement”: as set forth in Section 2.5.2.

“Option”: as set forth in the Recitals.

“Option Agreement”: as set forth in the Recitals.

“Optionholder”: as set forth in the Recitals.

“Order”: any writ, judgment, injunction, order, or decree (including any consent decree) that is issued, promulgated or entered into by or with a Governmental Authority, in each case, whether preliminary or final.

“Ordinary Course”: with respect to an action taken by any Person, an action that is in the ordinary course of business of such Person and generally consistent in nature, scope and magnitude with the past practices of such Person.

“Organizational Documents”: the articles or certificate of incorporation or formation, memorandum and articles, bylaws, operating agreement, certificate of partnership, and all other governing documents of an entity, as applicable, and any shareholders agreement, limited liability company agreement or similar Contract to which such entity is a party, in each case as amended.

“Parties”: as set forth in the introductory paragraph.

“Payoff Indebtedness”: as set forth in Section 2.3.3.

Annex I - 8

“Permit”: all approvals, agreements, authorizations, permits, licenses, easements, orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other forms of permission, consent, exemption or authority issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authority.

“Permitted Liens”: (a) Liens for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for on the Balance Sheets; (b) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the Ordinary Course in respect of obligations that are not overdue which are being performed in full by the Acquired Entities without default or that are fully and properly reserved for on the Balance Sheets; (c) Liens affecting real property arising from easements, easement agreements, rights-of-way, restrictions, or zoning ordinances that arise in the Ordinary Course, which are not violated by the use of or operation undertaken on the real property nor by any improvement thereon and that, taken as a whole, do not materially impair the use of the real property subject thereto or the conduct of the business of the Acquired Entities as currently conducted thereon; (d) Liens of a lessor or sublessor under any lease or other similar agreement encumbering Leased Real Property (other than Liens based on actions or inactions of the Acquired Entities); (e) nonexclusive licenses granted under Intellectual Property Rights in the Ordinary Course; and (f) Liens relating to equipment leases and entered into in the Ordinary Course.

“Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or any other entity or organization.

“Plans”: as set forth in Section 3.16.1.

“Policy” or “Policies”: as set forth in Section 3.10.

“Post-Closing Tax Period”: means any taxable period beginning after the Closing Date.

“Pre-Closing Periods”: as set forth in Section 7.1.1.

“Pre-Closing Tax Liabilities”: as set forth in Section 7.3.1.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Preliminary Adjustment Statement”: as set forth in Section 2.5.1.

“Preparing Party”: as set forth in Section 7.1.3.

“Purchase Price Allocation”: as set forth in Section 7.4.

“Purchaser”: as set forth in the introductory paragraph.

“Purchaser-driven Laws”: as set forth in Section 5.3.2.

“Purchaser Indemnified Parties”: as set forth in Section 9.2.1.

Annex I - 9

“Purchaser Related Parties”: as set forth in Section 10.1.3(b).

“Real Property Lease”: as set forth in Section 3.13.1.

“Regulatory Filings”: as set forth in Section 6.4.2.

“Related Party”: as set forth in Section 3.18.1.

“Related Party Contracts”: as set forth in Section 3.18.1.

“Release”: as set forth in Section 6.12.1.

“Released Claims”: as set forth in Section 6.12.1.

“Released Persons”: as set forth in Section 6.12.1.

“Released Portion”: as set forth in Section 9.7.2.

“Releasing Persons”: as set forth in Section 6.12.1.

“Representatives”: with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“Reserved Loss”: as set forth in Section 9.7.2.

“Restricted Benefits”: as set forth in Section 3.12.5.

“Retention Program”: as set forth in Section 6.7.4.

“Reviewing Party”: as set forth in Section 7.1.3.

“Rollover Amount”: with respect to each Rollover Seller, the aggregate amount of cash proceeds for which such Rollover Seller has irrevocably assigned his rights to receive at the Closing as a result of the transactions contemplated hereby in respect of the Rollover Equity held by such Rollover Seller to be contributed or credited on behalf of such Rollover Seller to Purchaser Designee in subscription for equity interests of Purchaser Designee calculated in a manner consistent with the methodology set forth on Schedule 1 and, at the Closing, as set forth therein under the applicable headings opposite such Rollover Seller’s name under the heading “Rollover Amount”.

“Rollover Sellers”: the Persons named as Rollover Sellers on Schedule 1.

“R&W Policy”: any such representation and warranty policy as is secured by Purchaser in connection with the transactions contemplated by this Agreement.

“Schedule Update”: as set forth in Section 6.6.

“Securities”: collectively, (i) the outstanding capital contributions of LTCO and (ii) the outstanding interests of LTLLC.

Annex I - 10

“Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers”: as set forth in the introductory paragraph.

“Seller Indemnified Parties”: as set forth in Section 9.3.1.

“Sellers Related Parties”: as set forth in Section 10.1.3(b).

“Sellers’ Representative”: as set forth in the introductory paragraph.

“Sellers’ Representative Holdback Amount”: $150,000.

“Selling Expenses”: all Transfer Taxes and the fees and expenses incurred by or on behalf of the Acquired Entities (or any other Person that any Acquired Entity pays or reimburses or is otherwise obligated to pay or reimburse) in connection with the transactions contemplated by this Agreement or relating to the negotiation, preparation or execution of this Agreement, the Ancillary Agreements or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated by this Agreement that will not be paid prior to the Closing Date, including (a) all brokers’ or finders’ fees (if any), (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, as well as one-half of any fees and expenses of the Escrow Agent, and (c) payments (including severance, termination, Tax gross-up, retention or transaction bonus payments or deferred compensation) and related expenses to directors, officers, employees, consultants, advisors and agents of and to the Acquired Entities as a result of the consummation of the transactions contemplated hereby, including any Taxes on the employer or benefit plan contributions relating to such payments (but excluding the Retention Program and the Cash Pool amounts), in each case, that are not paid prior to the Closing Date.

“Selling Expenses Payoff Instructions”: as set forth in Section 2.3.3.

“Specified Withholding Taxes”: shall mean amounts withheld (i) due to the failure or inability to deliver a Tax form as provided in this Agreement, or a properly completed IRS Form W-9 certifying that no backup withholding is applicable (or a properly completed IRS Form W-8), (ii) with respect to amounts that are treated as compensation for Tax purposes, or (iii) with respect to withholding under Section 1446(f) of the Code in respect of payments made to any holder of a security interest in LTLLC that is not a U.S. Person.

“Straddle Period”: as set forth in Section 7.1.4.

“Subsidiary”: with respect to any Person, (a) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person, one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person, one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be

Annex I - 11

deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person is, such Persons are, or such Person or Persons will be allocated more than 50% of the limited liability company, partnership, association, or other business entity interests, gains or losses, or such Person is, such Persons are, such Person controls, or such Persons control the managing member or general partner of such limited liability company, partnership, association, or other business entity.

“Survival Date”: as set forth in Section 9.2.2.

“Taiwan STT”: as set forth in Section 7.2.

“Tax”: all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, escheat, tariffs, imposts, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding tax returns and any liability for payment of the foregoing, whether as a result of transferee or successor liability, or being a member of an affiliated, consolidated, combined, unitary or similar group for any period, or otherwise through operation of Law, as a result of any Contract or otherwise.

“Tax Returns”: all returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, or any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority or Person in connection with the determination, assessment or collection of any Taxes of any party, or the administration, implementation, or enforcement of, or compliance with, any Laws relating to any Taxes.

“Tax Sharing Agreements”: all existing Tax sharing agreements or Tax sharing arrangements (whether oral or written) binding any of the Acquired Entities, or any of their Affiliates.

“Termination Date”: as set forth in Section 10.1.1(e).

“Termination Fee”: as set forth in Section 10.1.3(a).

“Third Party Claim”: any claim, demand, action, suit, or proceeding made or brought by any Person not a party to this Agreement.

“Third Party Claim Negotiation Period”: as set forth in Section 9.4.1(a).

“Trade Laws”: all applicable (i) U.S. and non-U.S. export control laws and regulations, including but not limited to the United States Export Administration Act, the International Emergency Economic Powers Act, and the Export Control Reform Act of 2018, and their implementing Export Administration Regulations, and the Arms Export Control Act and its implementing International Traffic in Arms Regulations; (ii) U.S. and non-U.S. laws, regulations or restrictive measures relating to economic or trade sanctions or embargoes, including those

Annex I - 12

administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, and the U.S. Department of Commerce, and the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Body; and (iii) anti-boycott regulations, including those administered by the U.S. Department of Commerce and the U.S. Department of the Treasury.

“Transaction Consideration”: an amount equal to (a) US$305,000,000 (three hundred and five million dollars) (the “Base Purchase Price”), minus (b) an amount equal to any Closing Indebtedness, plus (c) Closing Cash, plus (d) the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target, minus (e) the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital, minus (f) an amount equal to the aggregate Selling Expenses, and minus (g) Accrued Tax Liabilities.

“Transaction Tax Deductions” means, without duplication, all Tax deductions for income tax purposes resulting from (a) the Selling Expenses and (b) the capitalized financing costs and expenses that become deductible by any of the Acquired Entities for income tax purposes as a result of the Closing Indebtedness Payments; provided, that notwithstanding the foregoing, Transaction Tax Deductions shall only include Tax deductions resulting from payments to the extent (x) such payments were paid by the Acquired Entities prior to the Closing or (y) were included in Closing Indebtedness Payments or Selling Expenses and actually reduced the Transaction Consideration at Closing.

“Transfer Taxes”: as set forth in Section 7.2.

“Unaudited Financial Statements”: as set forth in Section 3.5.1.

“Unresolved Claim”: as set forth in Section 9.7.2.

“U.S. Person”: as set forth in Section 7.5.

“Working Capital”: an amount equal to Current Assets less Current Liabilities.

“Working Capital Escrow Account”: the separate account maintained by the Escrow Agent to hold the Working Capital Escrow Amount pursuant to the terms of the Escrow Agreement.

“Working Capital Escrow Amount”: $500,000.

“Working Capital Target”: TWD 107,132,000.

Annex I - 13

TABLE OF DISCLORURE SCHEDULES

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

LUNAR INVESTMENT, LLC

MEMBERSHIP INTERESTS IN LUNAR INVESTMENT, LLC, A DELAWARE LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE TRANSFERRED OR RESOLD WITHOUT (A) REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS IS THEN AVAILABLE, AND (B) COMPLIANCE WITH ALL OTHER RESTRICTIONS ON TRANSFER CONTAINED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT. PROSPECTIVE MEMBERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. IN MAKING AN INVESTMENT DECISION, PROSPECTIVE MEMBERS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

THE MEMBERSHIP INTERESTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-i-

-ii-

Exhibits and Schedules

Exhibit A: Form of Consent of Spouse

Schedule A: Members

Schedule B: Board of Directors

Schedule C: Exit Multiples

Schedule D: Tax Sharing Agreement

-iii-

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

LUNAR INVESTMENT, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Lunar Investment, LLC, a Delaware limited liability company (the “Company”), effective as of [●], 2019, is entered into by and among the Company and the Persons (each a “Member,” and collectively, the “Members”) who are listed in Schedule A hereto and who have executed a counterpart to this Agreement as Members of the Company pursuant to the provisions of the Act, on the following terms and conditions:

RECITALS

WHEREAS, pursuant to a Securities Purchase Agreement dated as of July [●], 2019 (as amended, supplemented, or modified from time to time, the “Securities Purchase Agreement”) by and among (i) EnPro Holdings, Inc., a North Carolina corporation (the “Purchaser” or “Parent”), (ii) TrendTek Global Inc. (“Koo Rollover Equityholder”), an International Business Company, R.S.A. cI20 incorporated in Anguilla beneficially owned and controlled by Mr. King Koo (“Mr. Koo”), (iii) S&K Technology Limited (“Loo Rollover Equityholder”, and together with Koo Rollover Equityholder, the “Rollover Equityholders” and each, a “Rollover Equityholder”), an International Business Company, R.S.A. cI20 incorporated in Anguilla controlled by Mr. Ken Loo (“Mr. Loo” and together with Mr. Koo, the “Key Sellers” and each, a “Key Seller”), and (iv) certain other parties thereto, upon the closing of the transactions contemplated by the Securities Purchase Agreement (the “Closing”), Purchaser acquired the entire outstanding equity or interests of LeanTeq Co., Ltd., a company limited by shares in Taiwan (“LTCO”), and LeanTeq LLC, a California limited liability company (collectively with LTCO, the “Acquired Entities”). In this Agreement, Mr. Loo may be referred to as Loo Rollover Equityholder’s corresponding Key Seller and vice versa, and Mr. Koo may be referred to as Koo Rollover Equityholder’s corresponding Key Seller and vice versa.

WHEREAS, the Company was formed as a Delaware limited liability company by Purchaser on July [●], 2019 (the “Effective Date”) to hold the equity interest in the Acquired Entities. As of immediately prior to the Closing, Purchaser held the entire outstanding equity interest in the Company comprising of [●] common units (the “Common Units”). Pursuant to Section 3.2, upon the execution of this Agreement, (a) the Company is issuing and selling, and Koo Rollover Equityholder purchasing, [●] Common Units, for an aggregate purchase price of $[●] (which is [contributed by the [Purchaser]][credited] to the Company on behalf of Koo Rollover Equityholder), and (b) the Company is issuing and selling, and Loo Rollover Equityholder purchasing, [●] Common Units for an aggregate purchase price of $[●] (which is [contributed by the [Purchaser]][credited] to the Company on behalf of Loo Rollover Equityholder).

WHEREAS, the original Member of the Company previously entered into that certain Limited Liability Company Operating Agreement of the Company, dated July [19], 2019 (the “Original LLC Agreement”), and the Members now desire to amend and restate the Original LLC Agreement in its entirety to provide for, among other matters, the relative rights and obligations of the Members and the Company on the terms set forth herein.

1

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Members agree as follows:

ARTICLE 1

DEFINITIONS

As used herein, the following terms have the meaning set forth below. Capitalized terms used in this Agreement but not defined herein shall have the meanings set forth in the Securities Purchase Agreement.

“Accounting Referee” has the meaning specified in Section 8.7(c).

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§ 18-101 et. seq., in effect on the date hereof and as it may be amended hereafter from time to time, and any successor statute thereto.

“Acquired Entities” has the meaning specified in the recitals hereto.

“Additional Member” means any Person admitted to the Company as a Member pursuant to Section 3.1(c).

“Adjusted EBITDA” has the meaning specified in Section 8.6(a).

“Affiliate” means, with respect to a specified Person, (a) any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, including, but not limited to, any Subsidiaries of such Person, (b) any Person that is an executive officer, general partner, managing member or trustee of, or serves in a similar capacity with respect to, such specified Person, or for which such specified Person is an executive officer, general partner, managing member or trustee, or serves in a similar capacity, or (c) any member of the immediate family of such specified Person. With respect to any natural Person, “Affiliate” will also include (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, and (e) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are controlled by such Person or any Person referred to in clauses (a), (b), (c) or (d) above. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be an Affiliate of any other Person, and no Person shall be an Affiliate of any other Person by virtue of the existence of the Company or any of its Subsidiaries.

“Affiliated Product/Service” has the meaning specified in Section 8.6(a).

2

“Agreement” has the meaning specified in the preamble hereto.

“Assignee” means any Person (a) to whom a Member (or assignee thereof) Transfers all or any part of its Membership Interests in the Company, and (b) which has not been admitted to the Company as a Substitute Member pursuant to Section 7.7.

“Attorney” has the meaning specified in Section 7.2(c)(vi).

“Available Cash” means, as of any date, the amount of cash which the Board of Directors determines is available for distribution to the Members taking into account current and anticipated needs, including, without limitation, operating expenses, debt service, and reserves for future operating costs.

“BAAP Process” means the consultation process involving Mr. Koo and other members of management of the Company and its Parent, which is subject to the “Technetics Approval Matrix” and/or “EnPro Holdings, Inc. Approval Matrix” then in effect for purposes of approvals, in order to adopt and align resources relating to strategic and investment initiatives of the Company and its Subsidiaries.

“Bankruptcy Case” has the meaning specified in Section 5.6(c).

“Board of Directors” has the meaning specified in Section 5.1(a).

“Bound Party” has the meaning specified in Section 5.6(c).

“Business” means the lawful business conducted by the Company and its Subsidiaries as determined by the Board of Directors from time to time, which as of the date of this Agreement is the research, development, manufacturing, offering, marketing and promotion, licensing, sale or provision of products and services relating to the cleaning, coating, kitting, testing and verification of semiconductor equipment and related applications.

“Business Day” means any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Breach Exercise Sale” has the meaning specified in Section 8.4.

“Breach Exercise Notice Date” has the meaning specified in Section 8.4.

“Breach Exercise Sale First Installment Price” has the meaning specified in Section 8.6(j)(i)(A).

“Breach Exercise Sale Second Installment Price” has the meaning specified in Section 8.6(j)(i)(B).

“Breach Notice” has the meaning specified in Section 5.6(d).

“Call” has the meaning specified in Section 8.1.

“Call Notice” has the meaning specified in Section 8.1.

3

“Capital Call” has the meaning specified in Section 3.4(b).

“Capital Contribution” means any cash, or cash equivalents, or the fair market value of other property which a Member contributes or is deemed to have contributed to the Company with respect to any Unit.

“Cause” has the meaning specified in Section 8.6(b).

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State pursuant to the Act, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

“Classes” means the Common Units, or any additional Classes of Membership Interests established by the Company in accordance with Section 3.1(c).

“Closing” has the meaning specified in the recitals hereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Assets” means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including cash).

“Company Product/Service” has the meaning specified in Section 8.6(a).

“Company Termination Event” has the meaning specified in Section 8.6(c).

“Company Termination Notice Date” has the meaning specified in Section 8.3.

“Company Termination Sale” has the meaning specified in Section 8.3.

“Company Termination Sale First Installment Price” has the meaning specified in Section 8.6(j)(iii)(A).

“Company Termination Sale Price” has the meaning specified in Section 8.5(b).

“Director” means any Person listed on Schedule B as a member of the Board of Directors or chosen in accordance with Section 5.1(a) who shall be a member of the Board of Directors, and who has not resigned, been removed, or otherwise been replaced as provided in Section 5.1(c).

“Disability” has the meaning specified in Section 8.6(b).

“EBITDA Margin” has the meaning specified in Section 8.6(f).

4

“Effective Date” has the meaning specified in the recitals hereto.

“Employee Termination Event” has the meaning specified in Section 8.6(i).

“Employee Termination Notice Date” has the meaning specified in Section 8.2.

“Employee Termination Sale” has the meaning specified in Section 8.2.

“Employee Termination Sale Price” has the meaning specified in Section 8.5(a).

“Encumbrance” means a pledge, charge, alienation, mortgage, hypothecation, encumbrance or similar collateral assignment by any other means.

“Equity Sale” has the meaning specified in Section 7.2(a).

“Exit Price” has the meaning specified in Section 8.6(j).

“Fair Market Value” means, with respect to any Membership Interests, the fair market value of such Membership Interests as determined by a reputable independent third party valuation firm reasonably selected by the Board of Directors in good faith.

“Final Exit Price Statement” has the meaning specified in Section 8.7(d).

“First Exit Multiple” has the meaning specified in Section 8.6(k).

“First Installment Price” has the meaning specified in Section 8.6(j)(ii)(A).

“First Measurement Date” has the meaning specified in Section 8.6(j)(ii)(A).

“First Measurement Date for Breach Exercise Sale” has the meaning specified in Section 8.6(j)(i)(A).

“First Measurement Date for Company Termination Sale” has the meaning specified in Section 8.6(j)(iii)(A).

“Fiscal Year” means (a) the period commencing on the Effective Date and ending on December 31, 2019, (b) any subsequent twelve-month period commencing on January 1 and ending on December 31, and (c) the period commencing on the immediately preceding December 31 and ending on the date on which all Company Assets are distributed to the Members pursuant to ARTICLE 9.

“Forfeiture Date” has the meaning specified in Section 8.5(c).

“Good Reason” has the meaning specified in Section 8.6(b).

“ICC Rules” has the meaning specified in Section 11.13.

“Incapacity” means, with respect to any Member that is a natural Person, the entry of an order of incompetence or of insanity, or the death of such Person.

5

“Indemnified Person” has the meaning specified in Section 5.7(b)(i).

“Indemnitee” has the meaning specified in Section 5.7(c).

“Indemnitor” has the meaning specified in Section 5.7(c).

“Key Sellers” or “Key Seller” has the meaning specified in the recitals hereto.

“Koo Threshold Interest” has the meaning specified in Section 3.4(b).

“Law” means any federal, state, county, city, municipal, foreign, or other governmental statute, law, rule, regulation, ordinance, order, code, treaty or requirement (including pursuant to any settlement agreement or consent decree) and any permit granted under any of the foregoing, or any requirement under the common Law, or any other pronouncement having the effect of Law of any governmental authority.

“Majority in Interest” means at any time Members whose combined Sharing Percentages are greater than 50%; provided, that where this Agreement requires the determination of a Majority in Interest with respect to holdings of a particular Class of Membership Interests, such term means Members whose combined Sharing Percentages attributable to such Class of Membership Interests are greater than 50%.

“Member” and “Members” have the meaning specified in the preamble hereto.

“Membership Interests” means the entire ownership interest of a Member in the Company at any particular time, and the rights to any and all benefits to which such Member is entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Minimum Consideration” has the meaning specified in Section 8.5(c).

“Mr. Koo” has the meaning specified in the recitals hereto.

“Mr. Loo” has the meaning specified in the recitals hereto.

“New Membership Interests” means any additional Membership Interests in any existing or subsequently established Classes of Membership Interests that may be issued by the Company.

“non-Company Affiliates” has the meaning specified in Section 8.6(a).

“Notice of Disagreement” has the meaning specified in Section 8.7(b).

“Offered Interests” has the meaning specified in Section 7.3(a).

“Original LLC Agreement” has the meaning specified in the Recitals.

“Other Business” has the meaning specified in Section 5.6(e)(iii).

6

“Parent” has the meaning specified in the Recitals.

“Partnering Initiative” has the meaning specified in Section 8.6(a).

“Permitted Transferees” has the meaning specified in Section 7.1.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, any Governmental Authority, or other entity or organization.

“Preliminary Exit Price Statement” has the meaning specified in Section 8.7(a).

“Pro Rata Portion” has the meaning specified in Section 8.6(l).

“Proposed Sale” has the meaning specified in Section 7.2(c).

“Purchaser” has the meaning specified in the recitals hereto.

“Purchaser Responsible Parties” has the meaning specified in Section 5.6(d).

“Put” has the meaning specified in Section 8.1.

“Put Notice” has the meaning specified in Section 8.1.

“Put/Call” has the meaning specified in Section 8.1.

“Put/Call Notice” has the meaning specified in Section 8.1.

“Put/Call Notice Date” has the meaning specified in Section 8.1.

“Put/Call Price” has the meaning specified in Section 8.5(a).

“Records” has the meaning specified in Section 6.1.

“Responsible Party” has the meaning specified in Section 5.6(c).

“Representative” has the meaning specified in Section 8.7(a).

“Restrictive Covenants” has the meaning specified in Section 8.6(m).

“Revenue Growth Rate” has the meaning specified in Section 8.6(n).

“Rollover Director” has the meaning specified in Section 5.1(b)(i)(A).

“Rollover Equityholder” or “Rollover Equityholders” has the meaning specified in the recitals hereto.

“Sale of the Company” has the meaning specified in Section 7.2(a).

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“Sale of the Purchaser” shall mean either: (i) a transaction in which a Person directly or indirectly acquires at least a majority of the outstanding equity interests in the Purchaser; (ii) any merger, consolidation, tender offer or other business combination in which the holders owning a majority of the outstanding equity interests in the Purchaser prior to such transaction do not beneficially own a majority of the outstanding equity interests in the surviving Person (or the parent entity of such surviving Person), or (iii) a sale, lease, conveyance or disposition of all or substantially all of the assets of the Purchaser on a consolidated basis to a third party (where “third party” means a Person a majority of whose outstanding equity interests are not held by Purchaser or persons that comprise a majority of Purchaser’s shareholders at the time of the transaction), and excluding in any event any spin off or sale transaction that comprises less than 60% of Purchaser’s consolidated assets at the time of spin off or sale.

“Second Exit Multiple” has the meaning specified in Section 8.6(o).

“Second Installment Price” has the meaning specified in Section 8.6(j)(ii)(B).

“Second Measurement Date” has the meaning specified in Section 8.6(j)(ii)(B).

“Second Measurement Date for Breach Exercise Sale” has the meaning specified in Section 8.6(j)(i)(B).

“Second Measurement Date for Company Termination Sale” has the meaning specified in Section 8.6(j)(iii)(B).

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” has the meaning specified in the recitals hereto.

“Sharing Percentage” has the meaning specified in Section 3.1(b). The aggregate Sharing Percentages of the Members shall at all times total to one hundred percent (100%). The Sharing Percentages of the Members as of the date hereof are listed on Schedule A hereto.

“Subsidiary” means, with respect to any Person, (a) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons is or will be allocated more than 50% of the limited liability company, partnership, association, or other business entity interests, gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.

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“Substitute Member” means any Person (a) to whom a Member (or Assignee thereof) Transfers all or any part of its Membership Interests, and (b) which has been admitted to the Company as a Substitute Member pursuant to Section 7.7.

“Tag-Along Notice” has the meaning specified in Section 7.3(a).

“Tag-Along Option Period” has the meaning specified in Section 7.3(a).

“Tag-Along Purchaser” has the meaning specified in Section 7.3(a).

“Tax Sharing Agreement” means an agreement between the Company and Purchaser in the form attached as Schedule D.

“Transfer” means, with respect to any Membership Interests in the Company, a sale, transfer, assignment, gift, bequest or disposition by any other means (including Encumbrance), whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings), whether accomplished directly or in a series of steps designed to achieve such result indirectly.

“Trigger Date” has the meaning specified in Section 8.6(p).

“Termination Date” has the meaning specified in Section 8.5(d).

“Units” means the Common Units and any other Class of Units created after the date hereof which represent Membership Interests.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1 Formation; Term. The Company was formed on the Effective Date by Purchaser pursuant to the filing the Certificate of Formation with the Secretary of State in accordance with and pursuant to the Act, at which time the Original LLC Agreement was effective, and shall continue indefinitely until the first to occur of any of the events enumerated in Section 9.2. Simultaneously with the execution of this Agreement, each of the Persons (other than Purchaser) set forth on Schedule A hereto shall be admitted as additional Members of the Company. The rights, interests, and liabilities of the Members in the Company shall be governed by this Agreement and, except as modified by this Agreement, by the Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

2.2 Name. The name of the Company is “Lunar Investment, LLC”. The Company may also conduct business at the same time under one or more fictitious names if the Board of Directors determines that it is in the best interests of the Company to do so. The Board of Directors may change the name of the Company from time to time, in accordance with Law.

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2.3 Principal Place of Business; Other Places of Business. The principal place of business of the Company is located at 5605 Carnegie Boulevard, Suite 500, Charlotte, NC 28209, or such other place as the Board of Directors may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Board of Directors deems advisable.

2.4 Business Purpose. The Company has been formed for the purpose of engaging in, and acting as a holding company for operating subsidiaries engaging in the Business.

2.5 Certificates; Filings. The Certificate of Formation was filed with the Secretary of State in accordance with the Act. The Board of Directors may approve and cause to be executed and filed any duly authorized amendments to the Certificate of Formation from time to time in a form prescribed by the Act. The Board of Directors shall also cause to be made, on behalf of the Company, such additional filings and recordings as the Board of Directors shall deem necessary or advisable.

2.6 Agent for Service of Process. The registered office and registered agent of the Company in the State of Delaware are set forth in the Certificate of Formation. The Company may have such other registered offices in the State of Delaware as the Board of Directors may designate from time to time.

2.7 Provisions of this Agreement and the Act. The Members hereby agree that, during the term of the Company, the rights, powers and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act, except where the Act provides that such rights, powers and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights, powers and obligations are set forth in this Agreement.

ARTICLE 3

CAPITAL STRUCTURE; CAPITAL CONTRIBUTIONS

3.1 Capital Structure.

(a) Classes of Interests. The Membership Interests shall only consist of the Common Units.

(b) Sharing Percentage. A Member owning Common Units shall have that “Sharing Percentage” with respect to such Common Units equal to (i) the total number of Common Units held by such Member, divided by (ii) the aggregate number of Common Units issued and outstanding.

(c) Additional Membership Interests; Options. Except as otherwise provided in this Agreement (including Section 5.3) and subject to any agreements with third parties, including any Members, the Company may (i) issue additional Membership Interests in Common Units, (ii) establish and issue any additional Classes of Membership Interests, or (iii) issue options, warrants or other rights to purchase or otherwise acquire any existing or subsequently established Classes of Membership Interests, in each case with such characteristics, at such

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times, on such terms, and to such Persons as the Board of Directors shall determine to be in the best interests of the Company, and any such additional issuance may result in a dilution of the Sharing Percentage (or other measure of participation) of any previously issued Membership Interests (or Membership Interests for which any previously issued options may be exercised). The Company shall admit the recipient(s) of any such Membership Interests, or any Person(s) exercising any such options or warrants, as additional Members of the Company (“Additional Members”). Without limiting the foregoing, upon an issuance by the Company of any options or warrants to acquire Membership Interests, the Company may bind itself to automatically admit any Person exercising such an option or warrant as an Additional Member of the Company.

3.2 Issuance of Common Units to Rollover Equityholders and Purchaser. Upon the execution of this Agreement:

(a) the Company hereby sells and issues to each Rollover Equityholder, and each Rollover Equityholder hereby purchases from the Company, such number of Common Units set forth opposite such Rollover Equityholder’s name on Schedule A hereto, in each case for an aggregate purchase price set forth opposite such Rollover Equityholder’s name on Schedule A hereto. The purchase price of each Rollover Equityholder has been (a) deducted from the proceeds otherwise payable to each Rollover Equityholder under the Securities Purchase Agreement, and (b) [contributed/credited] by the Purchaser1 to the Company, on behalf of such Rollover Equityholder, on the date hereof.

(b) [the Company hereby issues to Purchaser in respect of the assignment of its right to acquire the securities of the Acquired Entities for which the consideration was [paid][contributed] by Purchaser, such number of Common Units set forth opposite Purchaser’s name on Schedule A hereto, in each case for an aggregate [contribution] set forth opposite such Purchaser’s name on Schedule A hereto.]

3.3 Register Reflecting Units Owned and Sharing Percentages. The number of Units owned and Sharing Percentage of each Member as of the date of this Agreement following the issuance of Common Units pursuant to Section 3.2 shall be set forth on Schedule A hereto, and shall be reflected in a register maintained by the Company. The Company shall update such register to reflect (a) the admission of Additional Members pursuant to Section 3.1(c) and Substitute Members pursuant to Section 7.7, and (c) the issuance of New Membership Interests or any changes in the Members’ respective Membership Interests pursuant to the terms of this Agreement.

3.4 Additional Capital Contributions.

(a) Mandatory Capital Calls. No Member shall be required or permitted to make any Capital Contribution to the Company other than as set forth in this Section 3.4.

(b) Voluntary Capital Calls. At any time and from time to time, the Company may, with the consent of the Board of Directors and for so long as (i) Koo Rollover Equityholder holds all (or solely as a result of any Transfer in connection with (1) Koo Rollover Equityholder explicitly contemplated or permitted by this Agreement, less than all but no less than 50%, and

[1]	Note to Draft: mechanism for funding payment is under review by EnPro.

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(2) as a result of Transfers pursuant to Section 7.2 or 7.3, less than all but no less than 5%) of the Units held by it as of the date of this Agreement (the ownership in (i), collectively, the “Koo Threshold Interest”), and (ii) Mr. Koo remains employed by the Company or any of its Subsidiaries, the consent of Koo Rollover Equityholder (which consent may be conditioned, e.g., upon the Company’s grant of customary pre-emptive rights to, and/or absence of an impact on the Sharing Percentage of, any Rollover Equityholder or their Permitted Transferees), offer the Members the opportunity to make additional Capital Contributions in exchange for the issuance to such Members of New Membership Interests.

3.5 Member Capital. Except as otherwise provided in this Agreement: (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions, and (b) no Member shall withdraw any portion of its Capital Contributions or be entitled to receive any distributions from the Company as a return of capital on account of such Capital Contributions.

3.6 Member Loans. No Member shall be required to make any loans or otherwise lend any funds to the Company. Notwithstanding the foregoing, Purchaser shall be permitted (but not required) to make loans to, act as surety or endorser for, assume one or more specific obligations of, provide collateral for, or enter into other similar credit, guarantee, financing or refinancing arrangements with, the Company for any purpose. No loans made by any Member to the Company shall have any effect on such Member’s Sharing Percentage, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

3.7 Loans by Third Parties. Without limiting ARTICLE 5, the Company, and the Board of Directors on behalf of the Company, may borrow funds or enter into other similar credit, guarantee, financing or refinancing arrangements for any purpose.

3.8 Limited Liability of the Members. Notwithstanding anything herein to the contrary and except as otherwise required by law, no Member shall have any liability for any losses of the Company (beyond the potential loss of its share of undistributed assets of the Company, including the amount of its unreturned capital contributions).

ARTICLE 4

DISTRIBUTIONS

4.1 Distributions.

(a) The Board of Directors shall determine, in its sole and absolute discretion, (i) to what extent the Company has Available Cash available for distribution, and (ii) to the extent Available Cash is available, whether it is in the best interests of the Company and its Members to distribute any such Available Cash to the Members; provided, that in the event the Board of Directors decides to make any such distributions to the Members, such distributions shall be made to the Members pro rata in accordance with their respective Sharing Percentage.

(b) Notwithstanding Section 4.1(a), the Company shall make payments to Purchaser (or the parent of the consolidated group that includes Purchaser) pursuant to the Tax Sharing Agreement. Any payments made pursuant to the Tax Sharing Agreement shall not be treated as an advance on distributions to which the Purchaser is otherwise entitled under this Agreement.2

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Note to Draft: Under discussion between tax counsel. The parties to enter into the Tax Sharing Agreement prior to Closing. The payments made by the Company to the Purchaser (or the parent of the consolidated group that includes Purchaser) for any taxable year shall equal the hypothetical income tax liability of the Company determined on a pro forma basis as if the Company had filed its own separate income tax return for such year (rather than being included in the consolidated, combined, unitary tax return that includes Purchaser or the parent of the consolidated group that includes Purchaser). The Tax Sharing Agreement shall include review rights for the Rollover Equityholders and a dispute resolution mechanism, each to be negotiated in good faith between the parties.

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4.2 Distributions In Kind. In the event that the Company distributes property in kind, such property shall be reasonably valued by the Board of Directors. Valuations so determined will be binding on the Members for all purposes. The property shall be deemed to be an amount of cash equal to the determined value of such property and distributed in accordance with Section 4.1.

4.3 Limitations on Distributions. The Company shall make no distributions to the Members except as provided in this ARTICLE 4 or in ARTICLE 9. A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Members on account of their Capital Contributions, would exceed the fair value of the Company Assets.

4.4 Return of Distributions. Members and Assignees who receive distributions by the Company made in violation of the Act or this Agreement (or due to overpayment for any reason, such as accounting error) shall promptly return such distributions to the Company. The amount of any distribution returned to the Company by a Member or Assignee shall be added to the account or accounts from which it was subtracted when it was distributed to such Member or Assignee.

ARTICLE 5

MANAGEMENT

5.1 The Board of Directors.

(a) General. The management of the Company shall be vested in the board of directors (the “Board of Directors”) as provided in this ARTICLE 5, and each of the Directors shall be a “manager” of the Company for all purposes of the Act. The Board of Directors shall consist of not less than one Director, the exact number of which shall be fixed from time to time by the Board of Directors, at least 80% of which will at all times be designated by Purchaser, provided that at least one Director shall be the Rollover Director as further provided below. Directors need not be Members of the Company. Each Director shall hold office until his successor is duly elected and qualified, or until his earlier resignation, removal, disability or death. The number and identity of the Directors of the Company as of the date hereof shall be as set forth on Schedule B hereto.

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(b) Appointment of Directors.

(i) The Board of Directors shall initially consist of five (5) Directors to be appointed pursuant to this Section 5.1(b) as follows:

(A) Koo Rollover Equityholder shall be entitled to appoint one Director (the “Rollover Director”), provided, in the event that (1) Koo Rollover Equityholder ceases to hold at least 50% of the Units held by it as of the date of this Agreement or (2) Mr. Koo no longer remains employed by the Company or any of its Subsidiaries, Koo Rollover Equityholder shall no longer be entitled to appoint any Director and shall resign as a Director immediately upon the earlier of (1) or (2);

(B) Purchaser shall be entitled to appoint the remaining Directors;

(ii) In the event of any vacancies on, or additions to, the Board of Directors due to (A) an increase in the size of the Board of Directors, (B) Koo Rollover Equityholder losing its right to appoint a Director pursuant to Section 5.1(b)(i)(A) (in which case Koo Rollover Equityholder shall immediately cause such Director to resign), such vacancies on, or additions to, the Board of Directors shall be filled by Purchaser.

(c) Resignation, Removal and Replacement of Directors. Each Member(s) shall have the absolute right to remove or replace any Director appointed by it or them pursuant to Section 5.1(b) at any time at its or their sole discretion. If, as the result of death, resignation, removal (with or without cause) or other departure of any Director, there shall exist or occur any vacancy on the Board of Directors, then, subject to Section 5.1(b)(ii)(B), the Member(s) entitled to appoint the Director whose death, resignation, removal or other departure resulted in such vacancy shall have the right to appoint another individual to serve in place of such Director.

(d) Voting. Each Director shall have one vote, for purposes of voting at any meeting of the Board of Directors or any committee thereof or passing any written consent or resolution of the Board of Directors, provided that at any time that less than 80% of the Directors are appointed by Purchaser, then the Directors appointed by Purchaser shall at all times have the right to cast at least 80% of vote on all matters submitted to the Board of Directors. At all meetings of the Board of Directors or any committee thereof, the Directors holding a majority of the votes entitled to be voted (including the Rollover Director for so long as Koo Rollover Equityholder is entitled to appoint a Rollover Director pursuant to Section 5.1(b) and in fact appointed the Rollover Director) shall constitute a quorum for the transaction of business, and the act by a majority vote of the votes entitled to be voted by the Directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors, provided, that if a quorum is not present at the time designated for a duly convened meeting due to the absence of the Rollover Director, at the next duly convened meeting (upon at least five (5) Business Days’ notice following the initial meeting) to consider the same subject, the Directors holding a majority of the votes entitled to be voted shall constitute a quorum notwithstanding the absence of the Rollover Director at such meeting.

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(e) Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Regular meetings of the Board of Directors may be held at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by any Director. Notice of any regular or special meeting of the Board of Directors stating the place, date and hour of the meeting shall be given to each Director, by telephone, e-mail, facsimile or nationally recognized overnight courier service, not less than one day before the date of the meeting (subject to the five (5) Business Days’ notice requirement in the last sentence of Section 5.1(d)). If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(f) Action of the Board of Directors by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the minimum number of members of the Board (including the Rollover Director for so long as Koo Rollover Equityholder is entitled to appoint a Rollover Director pursuant to Section 5.1(b) and in fact appointed the Rollover Director) that would be necessary to authorize or take such action at a meeting.

(g) Appointment of Officers. The Board of Directors shall be entitled to appoint the officers of the Company, and such officers shall have the power and authority delegated to them by the Board of Directors from time to time.

(h) Delegation of Authority. The Board of Directors shall have the power to delegate authority to such officers, employees, agents and/or representatives of the Company as the Board of Directors may from time to time deem appropriate; provided, that, the Board of Directors may not delegate any authority over matters referred to in Section 5.3. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board of Directors to approve such action directly.

(i) Committees; Delegation of Authority. The Board of Directors shall have the power to delegate authority to such subcommittees of Directors, officers, employees, agents and representatives of the Company as it may from time to time deem appropriate; provided, that the Rollover Director (for so long as Koo Rollover Equityholder is entitled to appoint a Rollover Director pursuant to Section 5.1(b) and in fact appointed the Rollover Director) must be a member of each such subcommittee. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board of Directors to approve such action directly.

(j) Liability. A Director shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

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5.2 Powers of the Board of Directors. Except as otherwise provided in this Agreement, all powers to control and manage the Business and affairs of the Company shall be exclusively vested in the Board of Directors, and the Board of Directors may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Members, and in so doing shall have the right and authority to take all actions which the Board of Directors deems necessary, useful or appropriate for the management and conduct of the Business and affairs of the Company, including, but not limited to, consummating a Sale of the Company.

5.3 Actions Requiring the Approval of Purchaser and Certain Rollover Equityholder. Notwithstanding anything herein to the contrary, except as required by Law, neither the Company nor any of its Subsidiaries may take any of the following actions without the consent of Purchaser, and for so long as (i) Koo Rollover Equityholder holds the Koo Threshold Interest and (ii) Mr. Koo remains employed by the Company or any of its Subsidiaries, the consent of Koo Rollover Equityholder:

(a) any discontinuance of existing operations of the Company or any of its Subsidiaries;

(b) any sale or issuance of Membership Units, or take any other action under Section 3.1(c);

(c) any voluntary bankruptcy, assignment for the benefit of creditors, consent to the appointment of a custodian, receiver, trustee or liquidator with similar powers with respect to property, any voluntary filing or commencement of proceedings under bankruptcy or insolvency Laws, or any similar transaction (including any reorganization, wind-up or termination of legal existence);

(d) any integration (by merger, acquisition or other business combination) of any operation of any business acquired by the Purchaser or any of its Subsidiaries (other than the Company and its Subsidiaries) after the date of this Agreement into the Company or any of its Subsidiaries; and

(e) the entering into of any agreement or obligation or commitment otherwise to do any of the foregoing.

5.4 No Member Management. Except as otherwise provided in this Agreement, no Member, in its capacity as such, shall (a) participate in the management of the Company or have any control over the Business and affairs of the Company, or (b) have any right or authority to act for or to bind the Company or to vote on or consent to any other matter, act, decision or document involving the Company or the Business.

5.5 Members Limited Right to Act.

(a) General. For any situations in which the approval of any of the Members (rather than the approval of the Board of Directors on behalf of the Members) is required by this Agreement, the Act or other Law, the Members entitled to vote on such matters shall act through meetings and written consents as described in this Section 5.5.

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(b) Voting Rights. Each Member shall be entitled to vote based upon the number of outstanding Common Units then owned by it and entitled to vote on such matters, with each such Common Unit being entitled to one (1) vote. At all meetings of the Members, a Majority in Interest of the Members, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Except as otherwise expressly provided herein (including Section 5.3), any matter for which the Act or this Agreement requires the vote, approval or consent of the Members shall require the vote, approval or consent of a Majority in Interest of the Members.

(c) Meetings of Members. Meetings of Members, for any purpose, may be called by a Majority in Interest of the Members. Meetings of the Members shall be held at such time and place, either within or outside the State of Delaware as stated in the notice of the meeting or in a duly executed waiver of notice thereof. Written notice of a meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than two (2) Business Days before the date of the meeting to each Member entitled to vote at such meeting. If a quorum shall not be present at any meeting of the Members, the Members entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

(d) Actions of Members by Unanimous Written Consent. Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the Members.

5.6 Duties and Obligations.

(a) Continuation of Existence. The Board of Directors shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the Act and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the Business, and (ii) for the accomplishment of the Company’s purposes, including, without limitation, the conduct of the Business and the acquisition, development, maintenance, preservation, and operation of the Company Assets in accordance with the provisions of this Agreement and Laws and regulations.

(b) Limitation of Liability. (i) No Member, Director or officer of the Company, in such Member’s, Director’s or officer’s capacity as such, shall be personally liable under any judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company, and (ii) no Director or officer of the Company, in such Director’s or officer’s capacity as such, shall be personally liable to the Company or to any Member for monetary damages for breach of fiduciary duty as a Director or officer of the Company or for any other damages incurred by reason of any act or omission performed or omitted by such Director or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement (including approval of, or acting in furtherance of, any matter permitted by this Agreement); provided, however, that this Section 5.6(b)(ii) shall not eliminate or limit the liability of a Director or

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officer of the Company for (x) any breach of the Director’s duty of loyalty to the Company or its Members collectively as a whole (as distinguished from a duty of loyalty owed to any Member or by Members holding a controlling interest in the Company to Members holding a minority interest in the Company) other than by reason of any action or inaction expressly permitted or required by this Agreement, (y) acts or omissions not in good faith and which involve intentional misconduct or knowing violation of law, or (z) any transaction from which such Director or officer derived an improper personal benefit.

(c) This Agreement is not intended to, and does not, create or impose any implied duty (including any fiduciary duty) otherwise existing at law or in equity on any of the Directors, any officer, any Member (including Purchaser or any of its affiliates) or any affiliate, officer, director, employee or agent of any of the foregoing (each of the foregoing, a “Responsible Party”) to act or refrain from acting in the best interest of or to protect or promote the interest of the Rollover Equityholders, as distinguished from the interest of the Company and its Members as a whole. To the fullest extent permitted by Law, and notwithstanding any duty otherwise existing at law or in equity, each of the Company, the Directors, the Members, and any other person or entity that is a party to or is otherwise bound by this Agreement (including (a) the Company in its capacity as a debtor or debtor in possession in a bankruptcy case commenced under 11 U.S.C. (a “Bankruptcy Case”), (b) any successor to the Company in a Bankruptcy Case or otherwise, including, without limitation, a trustee, a litigation trust or estate representative, including, without limitation, a representative under 11 U.S.C. section 1123(a)(5), and (c) any creditor or committee of creditors or equity holders seeking or obtaining standing to assert claims of the estate in a Bankruptcy Case) (each of the foregoing, a “Bound Party”) hereby expressly waives all fiduciary duties of any Responsible Party that would be imposed in the absence of this waiver to act or refrain from acting in the best interest of or to protect or promote the interest of the Rollover Equityholders, as distinguished from the interest of the Company and all of its Members as a whole or that absent such waiver, may be implied at law or in equity or otherwise be owed to a Bound Party.

(d) No Rollover Equityholder or any of its Affiliates shall be entitled to initiate any action or proceeding against the Purchaser, any Director or officer of the Company appointed by the Purchaser or any affiliate, officer, director, employee or agent of any of the foregoing (collectively, the “Purchaser Responsible Parties”) pursuant to Section 11.13 (or otherwise) that is based on, in whole or in part, a claim of breach of fiduciary duty or any similar theory unless it gives the Purchaser at least fifteen (15) days prior written notice (the “Breach Notice”) setting forth, in reasonable detail, the basis of such claim. Notwithstanding anything contained in this Agreement to the contrary, in the event that the Purchaser validly exercises its right to purchase, and in fact purchases, 100% of a Rollover Equityholders’ Units pursuant to Section 8.4, such Rollover Equityholder and any of its Affiliates shall not be entitled to claim or recover any damages from the Purchaser Responsible Parties based on a claim of breach of fiduciary duty, lack of good faith or any similar theories (whether in law or equity), including any claim against any Director or officer of the Company appointed by the Purchaser for liabilities not eliminated by reason of Section 5.6(b) or any claim against any of the Purchaser Responsible Parties based on a breach of any duty not waived pursuant to Section 5.6(c).

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(e) Permitted Activities.

(i) To the maximum extent permitted by law, except as otherwise expressly agreed to in a written agreement by a Member, Director, or Affiliate thereof (including any employment-related agreement between the Company and such Person), a Member, Director, or Affiliate thereof, in its capacity as such, may engage in other business activities in which the Company has no interest for his or its own benefit or for the benefit of a third-party. None of the Company or any Member shall have any right to any income derived by a Member, Member, or Affiliate thereof from such business opportunities.

(ii) The Members acknowledge that the Purchaser or its Affiliates other than the Company may seek to acquire, develop and operate lines of business outside the Company that the Company may also operate or seek to operate without any liability to any Member under this Agreement and each Member hereby waives any right to assert any claim based on the corporate opportunity doctrine, provided that, so long as Koo Rollover Equityholder holds the Koo Threshold Interest, in connection with any intended acquisition, development, manufacturing or operation of the cleaning, or kitting, testing and verification relating to the cleaning, of semiconductor equipment (but excluding any business that offers such cleaning services as an ancillary service to any other primary product or service offering that is not semiconductor cleaning services), the Purchaser shall present to the Board of Directors any such opportunity to integrate the same into the Company. In the event that Board of Director rejects such opportunity (or the approval required pursuant to Section 5.3, if applicable, is not obtained), the Purchaser shall be entitled to pursue such opportunity outside of the Company and its Subsidiaries with no further action required of the Purchaser. In clarification of the foregoing, no line of business of Purchaser or its Affiliates (other than the Company) in existence as of the date of this Agreement shall be deemed a corporate opportunity of the Company.

(iii) Subject to Section 5.6(e)(ii), the Members expressly acknowledge and agree that, except as otherwise expressly agreed to in a written agreement by a Member or its Affiliates (including any employment-related or non-competition agreement between the Company and such Person), (A) each Member and its Affiliates are permitted to have, and may presently or in the future have (and shall have no duty (contractual, fiduciary or otherwise) to refrain from having), directly or indirectly, ownership of, investments in or other business relationships with (including serving on the board of directors or as managers of) entities and such entities may or may not be engaged in or competitive with the Business of the Company (an “Other Business”), (B) each Member and its Affiliates are permitted to, and may, own, operate, provide advice, services, guidance and other assistance to any Other Business, (C) each Member and its Affiliates have and may develop strategic relationships with businesses that are or may be competitive with or complementary to the Business, the Company or any of its Subsidiaries, (D) no Member or its Affiliates will, by virtue of their investment in and ownership of the Company or any of its Subsidiaries or (if applicable) service on the Board of Directors, or their employees’ or Affiliates’ service on any Subsidiary’s board of managers or board of directors, be prohibited from pursuing and engaging in any such activities, (E) no Member or its Affiliates will be obligated to inform the Board of Directors, the Company or any of its Subsidiaries or any of its Members of any such

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opportunity, relationship or investment, (F) none of the Members, the Company, or its Subsidiaries will acquire or be entitled to any interest or participation in any Other Business or any of the other matters referred to above as a result of the participation therein by any Member or its Affiliates, and (G) the involvement of a Member or any of its Affiliates in any Other Business or any of the other matters referred to above will not constitute a conflict of interest of a Member or any of its Affiliates with respect to the Company, its Subsidiaries, or the Members. The provisions of this Section 5.6(e)(iii), to the extent that they restrict, eliminate or otherwise modify duties or liabilities (including fiduciary duties) of the aforesaid Persons existing at law or in equity, are agreed by the Company, the Board of Directors, the Members, and any other Person who is a party to or who is otherwise bound by this Agreement to replace completely and absolutely such other duties and liabilities (including fiduciary duties) of such aforesaid Persons to the fullest extent permitted by law.

5.7 Indemnification.

(a) By the Members. Each Member shall indemnify, hold harmless and pay all judgments and claims against the Company and each other Member and its Affiliates relating to any liability or damage incurred from any third party claims as a result of such indemnifying Member’s willful misconduct, fraud, or breach of the terms of this Agreement.

(b) By the Company.

(i) The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Company’s property) shall indemnify, hold harmless and pay all judgments and claims against any Director or officer of the Company (each, an “Indemnified Person”) relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Indemnified Person in connection with the Business and affairs of the Company and shall advance reasonable expenses in connection therewith to the fullest extent that would be permitted by law.

(ii) The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of the Company’s property) shall indemnify, hold harmless and pay all judgments and claims against any Member and its Affiliates relating to any liability or damage incurred from third party claims by reason of being a Member, or an Affiliate of a Member, except to the extent such Member is liable for indemnity under Section 5.7(a), and shall advance reasonable expenses in connection therewith.

(iii) Notwithstanding anything herein to the contrary, no indemnity under Section 5.7(a) or Section 5.7(b) shall extend to any claim related to, or any losses or damages resulting from (A) a claim, action or demand between or among the Members or (B) an Indemnified Person’s or Member’s fraud, willful misconduct, gross negligence or breach of this Agreement.

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(c) Procedures. In each instance in which indemnity is claimed hereunder, the party claiming indemnity (the “Indemnitee”) shall give prompt written notice to the party against whom indemnity is sought (the “Indemnitor”) of any claim, action or proceeding in respect of which indemnity is claimed, together with photocopies of any and all letters, pleadings or other documents in the Indemnitee’s possession which are alleged to form the material basis of any such claim or action; provided, that the failure to provide such notice in a timely fashion shall not affect the Indemnitor’s obligations hereunder except to the extent that any delay in providing such notice results in actual prejudice to the Indemnitor. In any case, the Indemnitee shall cooperate with the Indemnitor in the defense of any such claim or action to the extent that the Indemnitor and Indemnitee are not adverse parties or have adverse interests therein. The Indemnitor shall have the right to control the defense of any such claim or action by counsel of the Indemnitor’s choice, at the Indemnitor’s sole cost and expense. The Indemnitee shall have the right to observe any legal proceedings relating to any such claim or action and to retain its own counsel, it being understood that the fees and expenses of the Indemnitee’s counsel shall be paid by the Indemnitee (unless (i) the defendants in any such claim or action include both the Indemnitor and the Indemnitee and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to such Indemnitee that are different from or additional to those available to the Indemnitor or (ii) the Indemnitor fails promptly to assume the defense and retain counsel reasonably satisfactory to the Indemnitee, in which cases such reasonable fees and expenses shall be paid by the Indemnitor). The Indemnitor shall not, without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened proceeding unless such settlement is solely monetary in nature.

(d) Non-Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.7 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, action of the Board of Directors or pursuant to the direction (however embodied) of any court of competent jurisdiction or otherwise. The provisions of this Section 5.7 shall not be deemed to preclude the indemnification of any Person who is not specified in this Section 5.7 but who the Company has the power or obligation to indemnify under the provisions of the Act or otherwise.

(e) Insurance. The Board of Directors will cause the Company or any of its Subsidiaries to purchase and maintain appropriate directors and officers liability insurance on behalf of any Person who is or was serving as a Director or officer of the Company or any of its Subsidiaries, which shall be deemed satisfied if Purchaser extends to all directors and officers of the Company the insurance coverage generally extended to other directors and officers of Subsidiaries of the Purchaser.

(f) Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.7 shall continue as to a Person who has ceased to be a Director, officer, employee or representative of the Company or Member and shall inure to the benefit of the heirs, executors and administrators of such Person. The provisions of this Section 5.7 shall survive any termination of this Agreement.

(g) Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees, agents and/or representatives of the Company similar to those conferred in this Section 5.7 to Directors, Officers and Members.

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ARTICLE 6

BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

6.1 Books and Records. The Company shall keep, at its principal place of business, or at such other location as the Board of Directors shall deem appropriate, ledgers, other books of account, and financial records of receipts and disbursements, other financial activities, and the internal affairs of the Company for at least the current and past three Fiscal Years (collectively, the “Records”). Except as otherwise expressly set forth herein, all decisions as to accounting matters shall be made by the Board of Directors.

6.2 Inspection. Each Member shall have the rights to information of the Company and its Subsidiaries set forth in Section 18-305 of the Act; provided such information shall be obtained by such Member at one of the primary operating locations of the Company and its Subsidiaries or through electronic means solely for the purposes expressly set out in Section 18-305 of the Act. For purpose of clarity, the foregoing provision of this Section 6.2 shall not apply to information of (a) the Parent and its Subsidiaries, taken together as a whole (including, solely for these purposes, the Company and its Subsidiaries), or (b) any of the Parent or its Subsidiaries individually (excluding the Company and its Subsidiaries).

6.3 Company Tax Election. The Company shall make an election under Treasury Regulation Section 301.7701-3 (and applicable provisions of state and local laws) to be treated as a corporation for federal and state income tax purposes. It is intended that the Company be a member of an “affiliated group” within the meaning of Section 1504(a) of the Code for federal income tax purposes that includes the Purchaser and the common parent of which for federal income tax purposes as of the date hereof is Parent. The Company shall be included on the consolidated federal income tax returns and, at Parent’s or Purchaser’s election, the Company shall be included on other consolidated combined, unitary income tax returns that includes the Purchaser or Parent to the extent permitted by applicable law. The Company shall file such consents, elections, and other documents and to take such other action as may be necessary or appropriate to carry out the purposes of this Section 6.3.

6.4 Information Rights. The Company shall deliver to Purchaser and, for so long as Koo Rollover Equityholder beneficially owns fifty percent (50%) of the Units held by it as of the date of this Agreement, each such Rollover Equityholder:

(a) within seventy-five (75) days after the end of each Fiscal Year, unaudited annual consolidated financial statements of the Company (including consolidated balance sheet and consolidated statements of income);

(b) commencing following the fourth quarter of 2019, within forty-five (45) days after the end of each quarter of each Fiscal Year, unaudited quarterly consolidated financial statements of the Company (including consolidated balance sheet and consolidated statements of income); and

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(c) concurrently with delivery to the Board of Directors, an annual budget and operating plan of the Company for such Fiscal Year.

6.5 Confidentiality of Information. Except as permitted by the Board of Directors or required by Law, each Member shall keep confidential from all Persons (except other Members or the Members’ directors, officers, employees, Affiliates, financial advisors, consultants, attorneys, accountants and agents, in each case on a need-to-know basis, which Persons shall be bound by this Section 6.5 as if they were a Member) all of the information, documents or reports described in this ARTICLE 6 and such other information designated by the Company as confidential.

6.6 Certain Tax Matters.

(a) The Members agree to furnish the Company with any information, representations and forms as shall reasonably be requested by the Company from time to time to assist it (or any entity in which it holds an interest) in complying with any applicable law or tax requirements (including under Section 1471 through 1474 of the Code, any current or future regulations or interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any intergovernmental agreements entered into or related legislation or official guidance adopted in connection therewith (collectively, “FATCA”)) or determining the extent of, and in fulfilling, its withholding obligations. The Members agree to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in obtaining any exemption, reduction or refund of any withholding or other taxes imposed by any taxing authority or other governmental agency upon the Company (or any entity in which it holds an interest) or amounts paid to the Company (or any entity in which it holds an interest). The Members represent that they have provided the Company with a completed and executed Form W-9 or an applicable Form W-8 (as appropriate) establishing that the Member is not subject to, and the Company (and any entity in which it holds an interest) is not subject as a result of Member’s interest in the Company to, any withholding under FATCA. The Member agrees to furnish the Company with any such Form upon expiration of any prior Form or upon request by the Company.

(b) Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to any Member such amounts as are required to be withheld or deducted under the Code, or any provision of applicable Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid over to the applicable governmental authority, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Member in respect of which such deduction and withholding were made.

ARTICLE 7

TRANSFERS OF INTERESTS

7.1 Member Transfers. No Rollover Equityholder may Transfer all or any portion of its Membership Interests without the prior written consent of the Board of Directors (provided that no Transfer may be made by any Rollover Equityholder without the prior written consent of

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Purchaser), which consent may be given or withheld, or made subject to such conditions in the Board of Directors’ (and Purchaser’s, in the case of a Transfer by the Rollover Equityholder) absolute discretion; provided, that a Rollover Equityholder may (a) make a Transfer of its Membership Interests by will or under the laws of descent and distribution or a Transfer to a trust, partnership, limited liability company, corporation, custodianship or other fiduciary account for bona fide estate planning purposes for the benefit of such Member and/or such Member’s ancestors, descendants, spouse, or immediate family members so long as such Member, during such Member’s lifetime, has full control over such entity or account, (b) Transfer its Membership Interests to its corresponding Key Seller (the transferees referenced in (a) and (b) above, the “Permitted Transferees”), (c) Transfer its Membership Interests to another Rollover Equityholder or Purchaser, and (d) pursuant to Section 7.2, 7.3 or ARTICLE 8. Any reference to a Rollover Equityholder (including to Koo Rollover Equityholder or Loo Rollover Equityholder) in this Agreement shall include its Permitted Transferees. Without limiting the foregoing, the securities of each Rollover Equityholder shall be subject to the restrictions on Transfer set forth in this Section 7.1 in the same manner as Membership Interests, and Transfer by the Rollover Equityholder or any transaction resulting in a change of control of such Rollover Equityholder without the prior written consent of Purchaser shall be deemed a material breach of this Agreement. Any purported Transfer which is not in accordance with, or subsequently violates, this Agreement shall be null and void.

7.2 Drag-Along Right of Purchaser.

(a) Definitions. A “Sale of the Company” shall mean either: (i) a transaction in which a Person acquires from Members at least a Majority in Interest of all Membership Interests (an “Equity Sale”); (ii) any merger, consolidation, tender offer or other business combination in which the holders owning a majority of the outstanding Membership Interests of the Company prior to such transaction do not beneficially own a majority of the outstanding Membership Interests of the surviving Person (or the parent entity of such surviving Person), (iii) a sale, lease, conveyance or disposition of all or substantially all of the assets of the Company on a consolidated basis, or (iv) an exclusive licensing of all or substantially all of the intellectual property of the Company and its Subsidiaries to any third party.

(b) Actions to be Taken. In the event that Purchaser intends to engage in a Sale of the Company, it may, prior to the proposed entry into definitive agreements relating to a Sale of the Company (or, if earlier, at least thirty (30) days prior to the proposed consummation of such Sale of the Company), notify each of the other Members in writing, specifying that this Section 7.2 shall apply to such transaction, then, subject to satisfaction of each of the conditions set forth in this Section 7.2 and a Member’s determination not to exercise its Put or Call pursuant to Section 8.1), each such Member and the Company hereby agree:

(i) if such transaction requires Members’ approval or consent, with respect to all Membership Interests that such Members owns or over which such Members otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Membership Interests in favor of, and adopt, such Sale of the Company and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

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(ii) if such transaction is an Equity Sale, to sell the same proportion of Membership Interests beneficially held by such Member as is being sold by Purchaser to the Person to whom Purchaser proposes to sell its Membership Interests, and, except as permitted in this Section 7.2(b), on the same terms and conditions as the other Members of the Company;

(iii) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or Purchaser to carry out the terms and provision of this Section 7.2, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, any associated indemnity agreement, or escrow agreement, any associated voting, support, or joinder agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(iv) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Membership Interests owned by such party or Affiliate in a voting trust or subject any Membership Interests to any arrangement or agreement with respect to the voting of such Membership Interests, unless specifically requested to do so by the acquirer in connection with the Sale of the Company; and

(v) to refrain from (i) exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Sale of the Company, or (ii); asserting any claim or commencing any suit (A) challenging the Sale of the Company or this Agreement, or (B) alleging a breach of any fiduciary duty of Purchaser or any Affiliate or associate thereof (including aiding and abetting breach of fiduciary duty) in connection with the evaluation, negotiation or entry into the Sale of the Company, or the consummation of the transactions contemplated thereby.

(c) Conditions. Notwithstanding anything to the contrary set forth herein, a Member will not be required to comply with Subsection (a) above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(i) any representations and warranties to be made by such Member in connection with the Proposed Sale are limited solely to customary representations and warranties related to authority, ownership, the ability to convey title to such Membership Interest, absence of litigation, no brokers, enforceability and non-contravention;

(ii) other than as set forth in any agreement entered into prior to the closing of the Proposed Sale, such Member is not required to covenant to restrict its ability to compete or engage in any line or type of business or in any geographic area greater in scope or duration than any such restrictive covenants entered into by Purchaser or any of its Affiliates;

(iii) such Member will not bear more than its pro rata share of transaction expenses, purchase price adjustments, escrows, indemnity obligations and other similar items with respect to breaches of representations, warranties, covenants or agreements other than customary representations and warranties described in (i) above;

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(iv) such Member will not incur aggregate liability for all indemnifiable losses in excess of the net sale proceeds received by such Member for the sale of its Membership Interests in the Proposed Sale;

(v) such Member shall not be required to take any action that is not required of all other Members, including Purchaser; and

(vi) upon the consummation of the Proposed Sale (A) each holder of each Class will receive the same form of consideration for their Membership Interests of such Class as is received by other holders in respect of their Membership Interests of such same Class, (ii) each holder of a Class will receive the same amount of consideration per Unit of such Class as is received by other holders in respect of their Units of such same Class.

7.3 Tag-Along Rights. Subject to compliance with Laws, Purchaser may Transfer any Membership Interests to any Person at any time, provided, however, that any Transfer by Purchaser that is not to an Affiliate of Purchaser, to any director, officer or employee of the Company or any of its Subsidiaries, or pursuant to an initial public offering of the Business (a “Triggering Sale”) shall be subject to the restrictions described in this Section 7.3:

(a) Subject to Section 7.2, if Purchaser enters into a transaction pursuant to which Purchaser would Transfer any of its Membership Interests to a purchaser (the “Tag-Along Purchaser”) in a Triggering Sale, Purchaser shall deliver a tag-along notice (the “Tag-Along Notice”) to each of the Rollover Equityholders. The Tag-Along Notice shall name the Tag-Along Purchaser, specify the amount of Purchaser’s Membership Interests to be sold to the Tag-Along Purchaser (the “Offered Interests”), the price and the terms of payment therefor, and any other material terms of such proposed Transfer. The Rollover Equityholders shall have the right to elect to participate in the proposed Transfer, upon the terms and conditions set forth in the Tag-Along Notice, by delivering written notice of such election to Purchaser within ten (10) Business Days after the Tag-Along Notice is delivered to such Rollover Equityholder (such period, the “Tag-Along Option Period”). Each Rollover Equityholder shall be entitled, but is not required, to sell to the Tag-Along Purchaser, on substantially the same terms and conditions as Purchaser, up to such Rollover Equityholder’s Sharing Percentage of the aggregate amount of the Offered Interests. Each Rollover Equityholder that exercises its right to sell any portion of its Membership Interests pursuant to this Section 7.3(a) agrees to timely take all such other actions as Purchaser reasonably requests in connection with such proposed Transfer, and to make representations and warranties and agree to covenants and indemnities that are substantially similar to those made by Purchaser in connection with such Transfer.

(b) Failure by a Rollover Equityholder to deliver to Purchaser a notice of its intent to participate in the proposed Transfer prior to the expiration of the Tag-Along Option Period shall be deemed an election of such Rollover Equityholder not to participate in the proposed Transfer.

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(c) To the extent any Rollover Equityholder validly exercised its tag-along right pursuant to, and otherwise complied with, Section 7.3(a), the Purchaser shall not Transfer any Offered Interests to the Tag-Along Purchaser unless and until, simultaneously with such Transfer, the Tag-Along Purchaser purchases such Rollover Equityholder’s Membership Interests it elected to include in the contemplated Transfer in accordance with Section 7.3(a).

7.4 Further Restrictions. Notwithstanding anything herein to the contrary, unless expressly waived in writing by the Company, which waiver may be given or withheld in the Board of Directors’ absolute discretion, any otherwise permitted Transfer shall be null and void if:

(a) such Transfer requires the registration of such Transferred Membership Interests pursuant to any applicable federal or state securities laws;

(b) such Transfer subjects the Company to regulation under the Investment Advisers Act of 1940, the Investment Company Act of 1940, or Title I of the Employee Retirement Income Security Act of 1974, each as amended;

(c) such Transfer results in a violation of Laws;

(d) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Membership Interests; or

(e) the Company does not receive written instruments (including, without limitation, copies of any instruments of Transfer accompanied by representations and warranties of the Assignee substantially identical to those contained in ARTICLE 10 and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Company.

7.5 Rights of Assignees. Subject to Section 7.6, the transferee of any permitted Transfer pursuant to this ARTICLE 7 shall be an Assignee only, and only shall receive, to the extent Transferred, the distributions to which the Member which Transferred its Membership Interests would be entitled, and such Assignee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such Membership Interests remaining with the transferring Member. The transferring Member shall remain a Member even if it has Transferred its entire Membership Interests in the Company to one or more Assignees until such time as the Assignee(s) is (are) admitted to the Company as (a) Member(s) pursuant to Section 7.6. In the event any Assignee desires to make a further assignment of any Membership Interests in the Company, such Assignee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as the Member who initially held such Membership Interests.

7.6 Admissions, Withdrawals and Removals. No Person shall be admitted to the Company as a Member, except in accordance with Section 3.1(c) (with respect to Persons receiving Membership Interests directly from the Company), and Section 7.7 (with respect to Persons receiving Membership Interests from a Member or Assignee). No Member shall be removed or entitled to withdraw from being a Member of the Company, except in accordance with Section 7.8 or Section 7.9 or pursuant to any separate agreement with the Company. Except as otherwise provided in this Agreement, no admission, withdrawal or removal of a Member shall cause the dissolution of the Company. Any purported admission, withdrawal or removal which is not in accordance with this Agreement shall be null and void.

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7.7 Admission of Assignees as Substitute Members. Upon the Transfer by a Member of a Membership Interests to an Assignee in accordance with this Agreement (other than a permitted Transfer by a Rollover Equityholder pursuant to Section 7.1 with respect to (b) and (c) below), such Assignee shall be admitted as a Substitute Member only if and when each of the following conditions in clauses (a) through (c) below are satisfied:

(a) the Company receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a Substitute Member) that are in a form satisfactory to the Board of Directors (as determined in the Board of Directors’ reasonable discretion);

(b) the Company receives an opinion of counsel, which opinion and counsel shall be reasonably acceptable to the Board of Directors, to the effect that such Transfer is in compliance with this Agreement and all Laws; and

(c) the parties to the Transfer, or any one of them, pays all of the Company’s reasonable expenses connected with such Transfer (including, without limitation, the reasonable legal and accounting fees of the Company).

7.8 Withdrawal of Certain Members. If a Member has Transferred all of its Membership Interests to one or more Assignees in accordance with this ARTICLE 7, then such Member shall withdraw from the Company when all such Assignees have been admitted as Members in accordance with Section 7.7.

7.9 Conversion of Membership Interests. Upon the Incapacity of a Member, such Incapacitated Member automatically shall be converted to an Assignee only, and such Incapacitated Member (or its executor, administrator, trustee or receiver, as applicable) shall thereafter be deemed an Assignee for all purposes hereunder, with the same rights to allocations of Net Income, Net Loss and similar items and to distributions as was held by such Incapacitated Member prior to its Incapacity, but without any other rights of a Member.

7.10 No Cessation of Membership Upon Bankruptcy, etc. A Person shall not cease to be a Member of the Company as a result of the bankruptcy of such Person or upon the happening, with respect to such Person, of any of the events specified in §18-304 of the Act. Upon the occurrence of any event specified in §18-304 of the Act, the business of the Company shall be continued pursuant to the terms hereof without dissolution.

ARTICLE 8

PUT AND CALL

8.1 Put/Call. At any time during the ninety (90) day period following the third (3rd) anniversary of the date of this Agreement, (a) each Rollover Equityholder shall have the right to put all (but not less than all) of its Units to Purchaser (or at Purchaser’s sole discretion, the Company) (the “Put”), by delivery of a written notice to Purchaser and the Company (the “Put

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Notice”), and (b) Purchaser (or at Purchaser’s sole discretion, the Company) shall have the right to purchase all (but not less than all) of the Units from any Rollover Equityholder (the “Call” and each of a Put and a Call, a “Put/Call”), by delivery of a written notice to the such Rollover Equityholder (a “Call Notice” and each the Call Notice and the Put Notice, a “Put/Call Notice”). The date of delivery of a Put/Call Notice is the “Put/Call Notice Date”.

8.2 Sale Upon Employee Termination Events. Within forty-five (45) days (with such period of time to be extended by the amount of time required to complete any notices or obtain any approvals, in each case required under applicable Law) following an Employee Termination Event, (i) the corresponding Rollover Equityholder shall have the right to sell all (but not less than all) of its Units to Purchaser (or at Purchaser’s sole discretion, the Company), by delivery of a written notice to Purchaser and the Company, and (ii) Purchaser (or at Purchaser’s sole discretion, the Company) shall have the right to purchase all (but not less than all) of the Units from the corresponding Rollover Equityholder, by delivery of a written notice to such Rollover Equityholder (the transactions referenced in (i) or (ii) above, an “Employee Termination Sale” and the date of delivery of such written notice, the “Employee Termination Notice Date”).

8.3 Sale Upon Company Termination Events. Within forty-five (45) days (with such period of time to be extended by the amount of time required to complete any notices or obtain any approvals, in each case required under applicable Law) following a Company Termination Event, (i) the corresponding Rollover Equityholder shall have the right to sell all (but not less than all) of its Units to Purchaser (or at Purchaser’s sole discretion, the Company), by delivery of a written notice to Purchaser and the Company, and (ii) Purchaser (or at Purchaser’s sole discretion, the Company) shall have the right to purchase all (but not less than all) of the Units from the corresponding Rollover Equityholder, by delivery of a written notice to such Rollover Equityholder (the transactions referenced in (i) or (ii) above, a “Company Termination Sale” and the date of delivery of such written notice, the “Company Termination Notice Date”).

8.4 Sale Upon Breach Exercise Notice. Within thirty (30) days (with such period of time to be extended by the amount of time required to complete any notices or obtain any approvals, in each case required under applicable Law) following Purchaser’s receipt of a Breach Notice from any Rollover Equityholder pursuant to Section 5.6(d), Purchaser (or at Purchaser’s sole discretion, the Company) shall have the right to purchase all (but not less than all) of the Units from such Rollover Equityholder, by delivery of a written notice to such Rollover Equityholder (a “Breach Exercise Sale” and the date of delivery of such written notice, the “Breach Exercise Notice Date”).

8.5 Price; Manner of Payment; Closing.

(a) The price of the Put/Call (the “Put/Call Price” of such Rollover Equityholder), the price of the Employee Termination Sale (the “Employee Termination Sale Price” of such Rollover Equityholder) or the price of the Breach Exercise Sale (the “Breach Exercise Sale Price” of such Rollover Equityholder) with respect to each Rollover Equityholder’s entire Units shall be such Rollover Equityholder’s Pro Rata Portion of the Exit Price. The Put/Call Price, the Employee Termination Sale Price or the Breach Exercise Sale Price of each Rollover Equityholder shall be payable in two installments in the manner provided in the definition of Exit Price in accordance with Section 8.7(e), each as finally determined in accordance with Section 8.7(d).

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(b) The price of the Company Termination Sale with respect to each Rollover Equityholder’s entire Units shall be eighty percent (80%) of such Rollover Equityholder’s Pro Rata Portion of the Exit Price (the “Company Termination Sale Price” of such Rollover Equityholder). The Company Termination Sale Price of each Rollover Equityholder shall be payable in two installments in the manner provided in the definition of Exit Price in accordance with Section 8.7(e), each as finally determined in accordance with Section 8.7(d).

(c) Notwithstanding anything contained herein to the contrary, neither the Company nor Purchaser shall be obligated to make any payment to any Rollover Equityholder under this ARTICLE 8 if it or its corresponding Key Seller is in material uncured breach of any of their Restrictive Covenants. In the event that such material breach is uncured within thirty (30) days of the applicable Rollover Equityholder’s receipt of a written notice of such breach by the Company to the applicable Rollover Equityholder, (i) all Units of such Rollover Equityholder shall be immediately forfeited for no consideration or such other minimum consideration (the “Minimum Consideration”) required by Law payable promptly following the date of such forfeiture (the “Forfeiture Date”), and (ii) the Purchaser and the Company shall be permanently relieved of their obligation (if any) to make any payment to such Rollover Equityholder under this ARTICLE 8.

(d) From and after the earliest of (the “Termination Date”) (i) Put/Call Notice Date, (ii) the Employee Termination Notice Date, (iii) the Company Termination Notice Date, (iv) the Breach Exercise Notice Date, and (v) the Forfeiture Date, the applicable Rollover Equityholder shall no longer have any rights or interests in any of its Units except for the right to receive the Put/Call Price, Employee Termination Sale Price, the Breach Exercise Sale Price or the Company Termination Sale Price, as the case may be, in accordance with this ARTICLE 8 (or in connection with any forfeiture pursuant to Section 8.5(c), the Minimum Consideration if required by Law promptly following the Forfeiture Date). All other rights of such applicable Rollover Equityholder under this Agreement, and all obligations of the Company and Purchaser to such Rollover Equityholder under this Agreement shall terminate, other than their obligation to make payments with respect to such Units in accordance with this ARTICLE 8. From and after the Termination Date, neither the applicable Rollover Equityholder nor any of its Affiliates shall have any further rights or claims (including those based on a breach of fiduciary duty or similar theories) against the Purchaser Responsible Parties, the Company or any of its Subsidiaries under or arising from this Agreement (whether at law or equity, in contract, in tort or otherwise), other than the right to receive all or a portion of the Exit Price due in accordance with ARTICLE 8, if any. From and after the Termination Date, other than any action or proceeding by the applicable Rollover Equityholder solely for purpose of recovering any portion of the Exit Price due from the Purchaser or the Company, if any (i) none of such Rollover Equityholder and its Affiliates shall be entitled to bring, maintain or support any actions or proceedings against any Purchaser Responsible Party, the Company or any of its Subsidiaries arising out of or in connection with this Agreement (whether at law or equity, in contract, in tort or otherwise), and (ii) such Rollover Equityholder shall cause any such actions or proceedings pending to be dismissed with prejudice promptly.

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(e) On the date of payment of the first installment or in connection with any forfeiture pursuant to Section 8.5(c), the Forfeiture Date, the applicable Rollover Equityholder shall Transfer all of its Units to Purchaser or the Company and execute all necessary documents and take all other actions in order to Transfer the title to such Units to Purchaser or the Company, which shall be free and clear of all Encumbrances.

8.6 Certain Definitions.

(a) “Adjusted EBITDA” means (1) the consolidated net income (loss) of the Company determined in accordance with U.S. GAAP for the applicable period, and (2) excluding the effects of the following items to the extent included in consolidated net income:

(i) interest expense (income)—any charges paid or payable for interest payable and similar charges (including any charges in respect of the incurrence of debt or with respect to the amortization of capitalized debt issuance costs, and the interest or fees paid or payable for guarantees, hedges, interest rate swaps, letters of credit or other financial instruments) shall be added back; any credits for interest receivable and similar income shall be deducted;

(ii) income tax expense (benefit)—any charges paid, due or accrued for income, franchise or corporation taxes and deferred tax shall be added back; any credits for income or corporation taxes and deferred tax shall be deducted;

(iii) depreciation—any charges for depreciation including charges for purchase accounting and accelerated depreciation expense shall be added back;

(iv) amortization—any charges for amortization or impairment of fixed assets and intangible assets shall be added back;

(v) any reserve or obligation to make payment to the Rollover Equityholders under ARTICLE 8 shall be added back;

(vi) the following non-recurring, out-of-period and extraordinary losses/expenses shall be added back (and, in the case of such gains/income, shall be deducted): (A) realized and unrealized gains/losses on foreign exchange, (B) gains/losses on the sale of assets, (C) transaction-related professional fees, (D) income/expense related to accrual/reserve reversals deemed in excess of normal levels, (E) litigation income/expense deemed in excess of normal levels, (F) restructuring expense and (G) other gains or losses that are unusual in nature and outside normal operating conditions of the Company; and

(vii) any allocations of general indirect corporate overhead expenses shall be added back (and costs incurred by non-Company Affiliates that are allocated to the Company or its Subsidiaries and that are for the direct benefit of, or in direct connection with, services/support to the Company shall not be added back; provided that the incurring of such costs, and/or the provision of such services/support, was approved by the Board of Directors), and the cost of any license to the Company for the use of the name or other identifying marks of Parent or any of its Affiliates or business units and the cost of any general management service fee (if any) shall be added back.

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Expenses or costs in connection with an investment by the Company as determined by the BAAP Process and approved by the Board of Directors (if any), which are not otherwise required to be added back pursuant to Section 8.6(a)(i) through (v) or 8.6(a)(vii) or are not agreed to be added back pursuant to Section 8.6(a)(vi) for such investment, shall not be added back to EBITDA.

To the extent it is proposed that any product or service of the Company’s Business (the “Company Product/Service”) is bundled with any other product or service (the “Affiliated Product/Service”) of the business of the Purchaser or any of its Affiliates (other than the Company and its Subsidiaries) (collectively, the “non-Company Affiliates”), such bundling shall first be presented to the Company for approval by the Board of Directors, and, if so approved, the total revenue derived from such product/service bundle shall be allocated between the Company and the non-Company Affiliates in proportion to the standalone price of the Company Product/Service relative to that of the Affiliated Product/Service, in each case using the average stand-alone price that would otherwise be charged by the Company and the non-Company Affiliates for such product or service if such product or service were not bundled and were sold to similarly situated unaffiliated third parties by the Company and the non-Company Affiliates, respectively. The Company’s share of such revenue shall be included in the calculation of Adjusted EBITDA, Revenue Growth Rate and EBITDA Margin.

To the extent it is proposed that any material new business opportunity be pursued by the Company together with the non-Company Affiliates, and such new business opportunity is likely to involve a material commitment of Company management time or resources (a “Partnering Initiative”), such Partnering Initiative shall first be subject to a BAAP Process and if, as a result of such process, it is proposed for the Company and the non-Company Affiliates to carry out such Partnering Initiative, then such Partnering Initiative shall be presented to the Company for approval by the Board of Directors and the Members shall in good faith discuss whether and to what extent the calculation of Adjusted EBITDA should be fairly adjusted by reason of such Partnering Initiative, taking into account the Company’s and relevant non-Company Affiliates’ respective contributions to such Partnering Initiative and the benefits received by the Company and non-Company Affiliates therefrom, in each case on both an absolute and relative basis to the benefits and costs to the non-Company Affiliates.

(b) The terms “Cause”, “Disability” and “Good Reason” shall have the meaning ascribed to such term in such Key Seller’s mandate agreement with the Company or any Subsidiary thereof.

(c) “Breach Exercise Sale First Exit Multiple” means the number set forth in the grid set forth in Schedule C hereto by reference to (i) the Revenue Growth Rate as of the First Measurement Date for Breach Exercise Sale on the horizontal line, and (ii) the EBITDA Margin as of the First Measurement Date for Breach Exercise Sale on the vertical line.

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(d) “Breach Exercise Sale Second Exit Multiple” means the number set forth in the grid set forth in Schedule C hereto by reference to (i) the Revenue Growth Rate as of the Second Measurement Date for Breach Exercise Sale on the horizontal line, and (ii) the EBITDA Margin as of the Second Measurement Date for Breach Exercise Sale on the vertical line.

(e) “Company Termination Event” means the termination of a Key Seller’s employment with the Company and its Subsidiaries (i) by the Company or any of its Subsidiaries for Cause, or (ii) by such Key Seller voluntarily other than for Good Reason.

(f) “Company Termination Sale First Exit Multiple” means the number set forth in the grid set forth in Schedule C hereto by reference to (i) the Revenue Growth Rate as of the First Measurement Date for Company Termination Sale on the horizontal line, and (ii) the EBITDA Margin as of the First Measurement Date for Company Termination Sale on the vertical line.

(g) “Company Termination Sale Second Exit Multiple” means the number set forth in the grid set forth in Schedule C hereto by reference to (i) the Revenue Growth Rate as of the Second Measurement Date for Company Termination Sale on the horizontal line, and (ii) the EBITDA Margin as of the Second Measurement Date for Company Termination Sale on the vertical line.

(h) “EBITDA Margin” as of a particular date means, a ratio expressed as a percentage, (i) the numerator of which is Adjusted EBITDA for the applicable measurement period, and (ii) the denominator of which is the Company’s consolidated revenue for the applicable measurement period, and rounded to the nearest whole percent, provided that if the EBITDA Margin is over 60%, it shall be deemed to be 60% and if the EBITDA Margin is below 50%, it shall be deemed to be 50%.

(i) “Employee Termination Event” means (A) the closing of a Sale of the Company, (B) immediately upon the occurrence of any of the events in Section 9.2, (C) the termination of a Key Seller’s employment with the Company and its Subsidiaries (i) by the Company or any of its Subsidiaries other than for Cause, (ii) by such Key Seller voluntarily for Good Reason, or (iii) due to death or Disability of such Key Seller, or (D) the closing of a Sale of the Purchaser.

(j) “Exit Price” means:

(i) with respect to a Breach Exercise Sale:

(A) for the first installment (the “Breach Exercise Sale First Installment Price”), one-half of: (1) the Breach Exercise Sale First Exit Multiple times the Adjusted EBITDA for the twelve (12)-month period ended on the thirtieth (30th) day (which shall be the closest month end) prior to the last month-end (the “First Measurement Date for Breach Exercise Sale”) immediately prior to the Trigger Date, plus (2) consolidated Cash of the Company as of the First Measurement Date for Breach Exercise Sale, and minus (3) consolidated Indebtedness of the Company as of the First Measurement Date for Breach Exercise Sale; and

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(B) for the second installment, an amount (the “Breach Exercise Sale Second Installment Price”) equal to the greater of (1) the Breach Exercise Sale First Installment Price, and (2) one-half of (a) Breach Exercise Sale Second Exit Multiple times the Adjusted EBITDA for the twelve (12)-month period ended on the first anniversary of the First Measurement Date for Breach Exercise Sale (the “Second Measurement Date for Breach Exercise Sale”), plus (b) consolidated Cash of the Company as of the Second Measurement Date for Breach Exercise Sale, and minus (c) consolidated Indebtedness of the Company as of the Second Measurement Date for Breach Exercise Sale;

provided, that in the event the Breach Exercise Notice Date takes place on or prior to the first anniversary of the Closing, the first installment of the Exit Price shall be the higher of the Breach Exercise Sale First Installment Price and one half of the applicable Rollover Equityholder’s Pro Rata Portion of the Transaction Consideration as of the Closing, and the second installment of the Exit Price shall be the higher of the Breach Exercise Sale Second Installment Price and one half of the applicable Rollover Equityholder’s Pro Rata Portion of the Transaction Consideration as of the Closing.

(ii) with respect to a Put/Call or Employee Termination Sale:

(A) for the first installment (the “First Installment Price”), one-half of: (1) First Exit Multiple times the Adjusted EBITDA for the twelve (12)-month period ended on the last month-end (the “First Measurement Date”) prior to the Trigger Date, plus (2) consolidated Cash of the Company as of the First Measurement Date, and minus (3) consolidated Indebtedness of the Company as of the First Measurement Date; and

(B) for the second installment, an amount (the “Second Installment Price”) equal to the greater of (1) the First Installment Price, and (2) one-half of: (a) Second Exit Multiple times the Adjusted EBITDA for the twelve (12)-month period ended on the first anniversary of the First Measurement Date (the “Second Measurement Date”), plus (b) consolidated Cash of the Company as of the Second Measurement Date, and minus (c) consolidated Indebtedness of the Company as of the Second Measurement Date;

provided, that with respect to an Employee Termination Sale only, in the event the Employee Termination Notice Date takes place on or prior to the first anniversary of the Closing, the first installment of the Exit Price shall be the higher of the First Installment Price and one half of the applicable Rollover Equityholder’s Pro Rata Portion of the Transaction Consideration as of the Closing, and the second installment of the Exit Price shall be the higher of the Second Installment Price and one half of the applicable Rollover Equityholder’s Pro Rata Portion of the Transaction Consideration as of the Closing.

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(iii) with respect to a Company Termination Sale:

(A) for the first installment (the “Company Termination Sale First Installment Price”), one-half of: (1) the Company Termination Sale First Exit Multiple times the Adjusted EBITDA for the twelve (12)-month period ended on the last month-end (the “First Measurement Date for Company Termination Sale”) prior to the Trigger Date, plus (2) consolidated Cash of the Company as of the First Measurement Date for Company Termination Sale, and minus (3) consolidated Indebtedness of the Company as of the First Measurement Date for Company Termination Sale; and

(B) for the second installment, an amount equal to the greater of (1) the Company Termination Sale First Installment Price, and (2) one-half of: (a) Company Termination Sale Second Exit Multiple times the Adjusted EBITDA for the twelve (12)-month period ended on the second anniversary of the First Measurement Date for Company Termination Sale (the “Second Measurement Date for Company Termination Sale”), plus (b) consolidated Cash of the Company as of the Second Measurement Date for Company Termination Sale, and minus (c) consolidated Indebtedness of the Company as of the Second Measurement Date for Company Termination Sale.

The Parties acknowledge that the Purchaser and its Subsidiaries (including the Company and its Subsidiaries) may freely engage in activities related to cash management, cash pooling and intercompany lending as directed by the Purchaser. To the extent the foregoing activities result in an intercompany receivable of the Company or any of its Subsidiaries due from the Purchaser or any of its Subsidiaries (excluding the Company and its Subsidiaries) for cash withdrawn from the Company or its Subsidiaries, consolidated Indebtedness of the Company shall be reduced by the amount of such receivable. In the event that the aggregate amount of such receivables exceeds the consolidated Indebtedness of the Company, consolidated Cash of the Company shall be increased by such excess.

(k) “First Exit Multiple” means the number set forth in the grid set forth in Schedule C hereto by reference to (i) the Revenue Growth Rate as of the First Measurement Date on the horizontal line, and (ii) the EBITDA Margin as of the First Measurement Date on the vertical line.

(l) “Pro Rata Portion” with respect to any Rollover Equityholder means a ratio, the numerator of which is the number of Units owned by such Rollover Equityholder and the denominator of which is the total number of outstanding Units, in each case as of the Trigger Date.

(m) “Restrictive Covenants” means Sections 1 through 4 of the applicable Non-Competition Agreement of a Key Seller and Section 8 of the applicable mandate agreement of a Key Seller.

(n) “Revenue Growth Rate” as of a particular date means, (i) a ratio expressed as a percentage, (A) the numerator of which is the consolidated revenue of the Company for the 12-month period ended on such date, and (B) the denominator of which is the consolidated revenue of the Company for the 12-month period ended on the day immediately preceding the period referenced in (A) above, minus (ii) 100%, and rounded to the nearest whole percent, provided that if Revenue Growth Rate is above 30%, it shall be deemed to be 30% and if such Revenue Growth Rate is below 20%, it shall be deemed to be 20%.

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(o) “Second Exit Multiple” means the number set forth in the grid set forth in Schedule C hereto by reference to (i) the Revenue Growth Rate as of the Second Measurement Date on the horizontal line, and (ii) the EBITDA Margin as of the Second Measurement Date on the vertical line.

(p) “Trigger Date” means, with respect to the applicable Rollover Equityholder, the earliest to occur of the Put/Call Notice Date, the Employee Termination Notice Date, the Company Termination Notice Date or the Breach Exercise Notice Date.

8.7 Delivery of Exit Price Statement; Dispute Resolution.

(a) Exit Price Statement Preparation. Not more than seventy-five (75) days after (i) the Trigger Date with respect to any Rollover Equityholder, and (ii)(A) in the case of a Put/Call, Employee Termination Sale or Breach Exercise Sale, the first anniversary of such Trigger Date, and (B) in the case of a Company Termination Sale, the second anniversary of such Trigger Date, Purchaser and the Company shall prepare and deliver to such Rollover Equityholder a statement setting forth their calculation of the applicable installment of the Exit Price, including their calculation of the Adjusted EBITDA, Revenue Growth Rate, and EBIDTA Margin for the applicable period (each, a “Preliminary Exit Price Statement”). If more than one Rollover Equityholder is entitled to receive the Preliminary Exit Price Statement with respect to the same twelve (12)-month period for purposes hereof, (1) Purchaser shall so notify each such Rollover Equityholder, (2) such Rollover Equityholders shall appoint one of themselves (the “Representative”) as the agent and attorney-in-fact of each such Rollover Equityholder for purposes of acting in the name and stead of all of such Rollover Equityholders for purpose of this Section 8.7, and promptly notify Purchaser and the Company of such appointment, (3) Purchaser and the Company shall be entitled to conclusively rely on the actions or inaction of and instructions and communications from the Representative, which shall have binding effect on all of such Rollover Equityholders, and neither Purchaser nor the Company shall have any liability to any Rollover Equityholder under this Agreement arising out of or related to such actions, inaction, instructions or communications, and (4) each reference to any Rollover Equityholder in this Section 8.7 (other than those in this sentence and Section 8.7(e)) shall be deemed to be a reference to the Representative.

(b) Exit Price Statement Review. If the Rollover Equityholder reasonably believe in good faith that the Preliminary Exit Price Statement is inaccurate or was not properly prepared in accordance with Section 8.7(a), the Rollover Equityholder shall so notify Purchaser and the Company no later than thirty (30) days after the delivery of the Preliminary Exit Price Statement, setting forth in a Notice of Disagreement its objections to the Preliminary Exit Price Statement with particularity and the specific changes which the Rollover Equityholder proposes to be made in order to conform the Preliminary Exit Price Statement to the terms of Section 8.7(a).

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(c) Preliminary Exit Price Statement Dispute Resolution. If the Rollover Equityholder timely notifies Purchaser and the Company of its objection to the Preliminary Exit Price Statement in accordance with Section 8.7(b), and if such Rollover Equityholder and Purchaser are unable to resolve such dispute through good faith negotiations within thirty (30) days after the delivery of such Notice of Disagreement, then either the Rollover Equityholder or Purchaser may require that the Rollover Equityholder and Purchaser mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by Ernst & Young LP, or, if such firm declines the representation, an internationally recognized accounting firm mutually agreed to by the Rollover Equityholder and Purchaser (the accounting firm ultimately chosen, the “Accounting Referee”). The Rollover Equityholder, the Company and Purchaser will cooperate with the Accounting Referee in good faith and in all reasonable respects as may be requested by the Accounting Referee, including providing the Accounting Referee reasonable access during normal business hours and on reasonable advance notice to any relevant personnel, properties, and books and records of the Company and its Subsidiaries, subject to confidentiality obligations. The Rollover Equityholder and Purchaser will cause the Accounting Referee to limit its review and determination to those items set forth on the Notice of Disagreement that remain in dispute and that relate to accounting matters, and to deliver a written report containing its calculations of each such disputed item. The final determination of the Accounting Referee will be made in strict accordance with the terms of this Agreement (including the definitions of Exit Price). The Accounting Referee will determine the items in dispute solely based on written submissions made by the Rollover Equityholder and Purchaser (and their respective representatives) consistent with the terms hereof (and not by independent review). The Accounting Referee shall determine and report in writing to the Rollover Equityholder and Purchaser as to the resolution of all disputed matters and the effect of such determinations on the Exit Price Statement within thirty (30) days after such submission or such longer period as the Accounting Referee may reasonably require, and such determinations shall be final, binding and conclusive on all parties hereto, absent manifest error, and upon which a judgment may be entered by a court of competent jurisdiction. None of the Rollover Equityholder, Purchaser, the Company or their respective representatives will have any ex parte communications or meetings with the Accounting Referee concerning the subject matter hereof without the prior written consent of the other party. The Accounting Referee will not assign a value to any disputed item that is greater than the greater value for such disputed item claimed by either party in its written submission or less than the lesser value for such item claimed by either party in its written submission. The fees and disbursements of the Accounting Referee shall be borne by the parties (i.e., the Rollover Equityholder, on the one hand, or Purchaser, on the other hand) proportionately, based on the amount assigned by each party to items in dispute, on a net basis, relative to the amount finally determined by the Accounting Referee (or equally in the event the parties’ assigned amounts were, on a net basis, equally far from the amount finally determined by the Accounting Referee).

(d) Final Exit Price Statement. The Preliminary Exit Price Statement shall become the “Final Exit Price Statement” and as such shall become final, binding and conclusive on the Parties pursuant to this Section 8.7 for all purposes of this Agreement and upon which a judgment may be entered by a court of competent jurisdiction, upon the earliest to occur of the following:

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(i) the mutual acceptance by the Rollover Equityholder and Purchaser of the Preliminary Exit Price Statement, with such changes thereto, if any, as may be proposed by the Rollover Equityholder and consented to by Purchaser;

(ii) the expiration of the time period ending thirty (30) days after delivery to the Rollover Equityholder of the Preliminary Exit Price Statement, without timely written objection by the Rollover Equityholder in accordance with Section 8.7(b); or

(iii) the delivery to the Rollover Equityholder and Purchaser by the Accounting Referee of the final report of its determination of all disputed matters submitted to the Accounting Referee pursuant to Section 8.7(c).

(e) Payment of Exit Price. The payment by Purchaser or the Company of the applicable installment of the Exit Price (or, solely in the case of a Company Termination Sale, a portion thereof pursuant to Section 8.5(b)) to any Rollover Equityholder shall be made within ten (10) Business Days following the date on which the Preliminary Exit Price Statement becomes the Final Exit Price Statement.

ARTICLE 9

DISSOLUTION, LIMITATION, AND TERMINATION OF THE COMPANY

9.1 Limitations. The Company may be dissolved, liquidated, and terminated and have its affairs wound up only pursuant to the provisions of this ARTICLE 9, and the Members hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company Assets.

9.2 Exclusive Causes. The following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

(a) an election by all of the Members to dissolve the Company;

(b) a determination by the Board of Directors to dissolve the Company;

(c) the Incapacity of the sole remaining Member; or

(d) a judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Business and affairs of the Company.

Any dissolution of the Company other than as provided in this Section 9.2 shall be a dissolution in contravention of this Agreement.

9.3 Effect of Dissolution. The dissolution of the Company shall be effective on the date on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up, the Company Assets have been liquidated and/or distributed as provided in Section 9.4, and its certificate of dissolution and/or certificate of cancellation, as applicable, has been filed with the Secretary of State. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the Business and the affairs of the Company and the Members, as such, shall continue to be governed by this Agreement. Nothing in this ARTICLE 9 is intended to limit the survival of provisions of this Agreement that expressly survive the dissolution and termination of the Company.

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9.4 Liquidation and Final Distribution Proceeds.

(a) Upon the dissolution of the Company pursuant to Section 9.2, the Company shall thereafter engage in no further business other than that which is necessary to wind up the Business and affairs of the Company, and the Board of Directors, after the establishment of appropriate reserves, shall liquidate all Company Assets and distribute the cash proceeds therefrom. The cash proceeds from the liquidation of Company Assets shall be applied or distributed by the Company in the following order:

(i) First, to the payment and discharge of all of the Company’s debts and other liabilities to creditors (including Members that are creditors); and

(ii) The balance, if any, to the Members in accordance with Section 4.1.

(iii) Notwithstanding the foregoing, in the event that the Board of Directors determines that an immediate sale of all or any portion of the Company Assets would cause undue loss to the Members, the Board of Directors, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company Assets except those necessary to satisfy the Company’s debts and obligations, or distribute such Company Assets to the Members in kind; provided, that with respect to distributions in kind of Company Assets, the Board of Directors shall give advance written notice of any such in-kind distribution and, if, after receiving such notice a Member shall determine that there is a reasonable likelihood that any such distribution in kind would cause such Member to be in violation of any Law, regulation or order, such Member shall give written notice thereof to the Board of Directors within five (5) Business Days following its receipt of the notice of distribution, and the Member and the Board of Directors shall each use its best efforts to make alternative arrangements.

(b) The Board of Directors, in its reasonable discretion, shall determine whether any Member or Director shall receive additional compensation for any services performed pursuant to this ARTICLE 9.

ARTICLE 10

REPRESENTATIONS AND WARRANTEES

10.1 Representations and Warranties of the Members. Each Member hereby makes the following representations and warranties to the Company and each other Member:

(a) If such Member is not a natural person, such Member has been duly formed or organized and is validly existing in good standing, with all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

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(b) The execution and delivery of this Agreement have been authorized by all necessary action on behalf of such Member, and this Agreement constitutes a valid and binding obligation of such Member, and is enforceable against such Member in accordance with its terms.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in any violation of or default under any provision of any charter, bylaws, trust agreement, operating agreement or other governing instrument applicable to such Member or under any material agreement or other instrument to which such Member is a party or by which such Member, or any of its property is bound, or any permit, franchise, judgment, decree, or Law applicable to such Member or its business or property.

10.2 Additional Representations and Warranties of the Certain Members. In addition to the representations and warranties set forth in Section 10.1, each Member acquiring Membership Interests on the date hereof hereby makes the following representations and warranties to the Company and the Purchaser:

(a) Such Rollover Equityholder is acquiring its Membership Interests solely for investment, for its account and not with a view to, or for resale in connection with, the distribution or other disposition thereof.

(b) Such Member understands that the purchase of Membership Interests is a speculative investment which involves a high degree of risk of loss of its entire investment therein, there are substantial restrictions on the transferability of the Membership Interests under the provisions of this Agreement and the Securities Act, and there will never be a public market for the Membership Interests and, accordingly, it may not be possible to liquidate its investment in the Company prior to the dissolution and liquidation of the Company. Such Member acknowledges that the Membership Interests have not been registered under the Securities Act or any other applicable blue sky laws in reliance in part on such Member’s representations, warranties and agreements herein.

(c) Such Member’s financial situation is such that it can afford to bear the economic risk of holding the Membership Interests for an indefinite period of time and can afford to suffer a complete loss of its investment in the Company.

(d) Such Member’s knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its acquisition of its Membership Interests.

(e) No representations or warranties have been made to such Member or its representatives concerning the Membership Interests or the Company, their prospects or other matters except as expressly set forth in this Agreement. In acquiring its Membership Interests, such Member is relying in any way upon any business plans, projections, representations, warranties, covenants, agreements or promises made by or on behalf of the Company.

(f) Such Member is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

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(g) Such Member has been advised to discuss this Agreement with its own attorney, and has carefully read and fully understands all of the provisions of this Agreement.

(h) Without limiting the representations and warranties set forth above, such Member will not make any disposition of all or part of its Membership Interests which will result in the violation by it or the Company of the Securities Act or any other applicable securities laws.

10.3 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Member acquiring Membership Interests on the date hereof:

(a) The Company has been duly formed and is validly existing in good standing, with all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement have been authorized by all necessary action on behalf of the Company, and this Agreement constitutes a valid and binding obligation of the Company, and is enforceable against the Company in accordance with its terms.

(c) The Membership Interests issued to such Member pursuant to Section 3.2 have been duly authorized and validly issued, free and clear of any liens, except for restrictions provided for herein or under the Securities Act and other applicable securities laws.

(d) The Company owns of record and beneficially owns 100% of the outstanding interest of each of the Acquired Entities.

The representations and warranties set forth in this ARTICLE 10 shall survive the expiration or termination of this Agreement. The Company, on the one hand, and the Members, on the other hand, agree to indemnify, defend, protect, and hold harmless the other Parties against any and all loss, liability, claim, damage and expense whatsoever (including, without limitation, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty made by the Company or Members, as applicable, herein.

ARTICLE 11

MISCELLANEOUS

11.1 Spousal Consent. If a Member who is a natural Person is married, then such Member shall obtain from his or her spouse an executed spousal consent, , in the form attached as Exhibit A hereto (“Consent of Spouse”), evidencing the spouse’s acknowledgment of and consent to the existence and binding effect of all provisions and restrictions contained in this Agreement. If a Member should marry or remarry subsequent to the date of this Agreement, such Member shall within thirty (30) days thereafter obtain a Consent of Spouse from his or her new spouse.

11.2 Amendments. Amendments to this Agreement and to the Certificate of Formation shall be effective only if approved in writing by the all of the Members. An amendment shall become effective as of the date specified in the approval of all of the Members or if none is specified as of the date of such approval.

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11.3 Accounting. Subject to Code Section 448, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Board of Directors.

11.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Members or any of their respective Affiliates relating to the transactions contemplated hereby. The Members have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement, and transactions contemplated hereby, exclusively in contract pursuant to the express terms and provisions of this Agreement, and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Members each hereby acknowledge that this Agreement embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all Members specifically acknowledge that no Member has any special relationship with another Member that would justify any expectation beyond that of contract parties in an arm’s length transaction.

11.5 Further Assurances. Each of the Members does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action, as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

11.6 Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement by any party to another party will be in writing and will be given to such party at its address set forth below or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice. Each such notice, request, or other communication will be effective (a) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (b) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (c) on the date sent if sent by electronic mail, receipt confirmed in each case, with a copy contemporaneously being sent pursuant to clauses (a) or (b) above:

To Purchaser:

EnPro Holdings, Inc.

c/o EnPro Industries, Inc.

5605 Carnegie Blvd., Suite 500

Charlotte, NC 28209

Attn: General Counsel

Facsimile: (704) 731-1511

Email: robert.mclean@enproindustries.com

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with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1881 Page Mill Road

Palo Alto, California 94304-1211

United States

Attention: Lisa A. Fontenot

Email: Fontenot@gibsondunn.com

To the Company:

[●]

with a copy (which shall not constitute notice) to:

[●]

To Koo Rollover Equityholder:

[●]

with a copy (which shall not constitute notice) to:

[●]

To Loo Rollover Equityholder:

[●]

with a copy (which shall not constitute notice) to:

[●]

11.7 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Assignees, Substitute Members or otherwise.

11.8 Confidentiality. Without limiting the provisions of Section 6.5, each Member agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the Members, and all other non-public information received from, or otherwise relating to, the Company or any Member, shall be confidential, and that such Member shall not disclose or otherwise release to any other Person (other than another Member) such matters, without the written consent of the Company, as determined by the Board of Directors.

11.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement, and the execution of a counterpart of the signature page to this Agreement shall be deemed the execution of a counterpart of this Agreement. The delivery of this Agreement may be made by facsimile, email or other means of electronic submission in portable document format (pdf), and such signatures shall be treated as original signatures for all applicable purposes.

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11.10 Waivers. No failure or delay by any Member in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. Any provision of this Agreement may waived if, but only if, such waiver is in writing and is signed by the party against whom the waiver is to be effective.

11.11 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision and such invalid, illegal or unenforceable provision will be reformed, construed and enforced as if such provision had never been contained herein and there had been contained in this Agreement instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

11.12 Certain Rules of Construction; Interpretation. Unless the context requires otherwise:

(a) all references to this Agreement include all Annexes, Exhibits and Schedules to this Agreement and all references herein to Sections, Articles, Annexes, Exhibits, or Schedules are to Sections, Articles, Annexes, Exhibits, or Schedules of or to this Agreement;

(b) the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement;

(c) each term defined in this Agreement has the meaning assigned to it;

(d) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with U.S. GAAP;

(e) words in the singular include the plural and vice versa;

(f) all references to “$” or “dollar” amounts will be to lawful currency of the United States,;

(g) unless the context implies otherwise to the extent the term “day” or “days” is used, it will mean calendar days in New York City;

(h) references to the masculine, feminine or neuter gender include each other gender;

(i) the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article, Annex, Exhibit, Schedule or other subdivision;

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(j) the terms “including” and “includes” mean “including or includes without limitation;”;

(k) reference to any Law shall be construed as a reference to such Law as re-enacted, re-designated, amended or extended from time to time prior to the relevant time; and

(l) any reference to an agreement or other document means the agreement or other document as amended, supplemented and modified from time to time. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

11.13 Applicable Law; Dispute Resolution. This Agreement will be governed by, and construed in accordance with, the Law of the State of Delaware without regard to the conflict of Laws rules of such state. Any suit, action, proceeding, dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof, or any dispute regarding non- contractual obligations arising out of or relating to this Agreement, shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally and exclusively resolved and settled by confidential arbitration under the Rules of Arbitration of the ICC (the “ICC Rules”), which rules are deemed to be incorporated by reference into this Section 11.13, by three (3) arbitrators appointed in accordance with the ICC Rules. The place of arbitration shall be San Francisco, California. The language of the arbitration shall be English. The award shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction. The parties agree, for the purposes of enforcement of any arbitral award issued in accordance with this Agreement, to submit to the jurisdiction of any court in any jurisdiction in which such party has assets, and for the such purposes waive any defense of absence of jurisdiction in any such court.

11.14 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties thereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Member shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions of this Agreement and to thereafter cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. The foregoing rights are in addition to and without limitation of any other remedy to which the parties may be entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

[The Signatures of the Parties are Set Forth on the Attached Counterpart Signature Pages]

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

LUNAR INVESTMENT, LLC

IN WITNESS WHEREOF, the undersigned has caused this counterpart signature page to the Amended and Restated Limited Liability Company Operating Agreement of Lunar Investment, LLC to be duly executed on the date set forth below, to be effective as of the date first above written.

LUNAR INVESTMENT, LLC

By:
Name:
Title:

Date: [●]

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

LUNAR INVESTMENT, LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Amended and Restated Limited Liability Company Operating Agreement of Lunar Investment, LLC to be duly executed on the date set forth below, to be effective as of the date first above written.

ENPRO HOLDINGS, INC.

By:
Name:
Title:

Date: [●]

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

LUNAR INVESTMENT, LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Amended and Restated Limited Liability Company Operating Agreement of Lunar Investment, LLC to be duly executed on the date set forth below, to be effective as of the date first above written.

[ROLLOVER EQUITYHOLDER]

By:
Name:
Title:

Date: [●]

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

LUNAR INVESTMENT, LLC

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Amended and Restated Limited Liability Company Operating Agreement of Lunar Investment, LLC to be duly executed on the date set forth below, to be effective as of the date first above written.

[ROLLOVER EQUITYHOLDER]

By:
Name:
Title:

Date: [●]

EXHIBIT A

CONSENT OF SPOUSE

IN WITNESS WHEREOF, the undersigned spouse of (i) the beneficial owner of a member of Lunar Investment, LLC (the “Company”) and (ii) a party to the foregoing Amended and Restated Limited Liability Company Operating Agreement of Lunar Investment, LLC (the “Agreement”) acknowledges on his or her own behalf that: I have read the Agreement and I know its contents. I am aware that by its provisions the Membership Interests in the Company held by my spouse, including my community interest in them, are subject to certain restrictions on transfer.

I hereby consent to the provisions, terms and conditions of the Agreement, and agree to be bound thereby. I also hereby agree that the Membership Interests in the Company held by my spouse, including my community interest in them, are subject to the provisions of the Agreement. I also hereby agree that I shall not take any action at any time to hinder operation of the Agreement on those shares or my interest in them.

I hereby irrevocably appoint my spouse as attorney-in-fact with an irrevocable proxy coupled with an interest to vote on any matter to come before the Members of the Company, and to agree to and execute any amendments of the Agreement without my further consent or acknowledgment, and to execute proxies, instruments, or documents in my name as may be required to effect the same. This power of attorney is intended to be durable and shall not be affected by my disability.

Name:

Date: